UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No.     )

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VERIZON COMMUNICATIONS INC.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting of Shareholders

How to vote

Online	Phone	Mail	At the virtual meeting

Shareholders as of the close of business on March 11, 2024, the record date, may vote at the meeting.

If you are a registered shareholder or Verizon savings plan participant, you may vote online at www.envisionreports.com/vz, by telephone or by mailing a proxy card. If you hold your shares through a bank, broker or other institution, you will receive a voting instruction form that explains the various ways you can vote. We encourage you to vote your shares as soon as possible.

March 25, 2024

By Order of the Board of Directors,
William L. Horton, Jr.
Senior Vice President, Deputy General Counsel and Corporate Secretary

Verizon Communications Inc.
1095 Avenue of the Americas
New York, New York 10036

Important Notice Regarding Availability of Proxy Materials for Verizon’s Shareholder Meeting to be Held on May 9, 2024

The 2024 Proxy Statement and 2023 Annual Report on Form 10-K are available at www.edocumentview.com/vz.

We are making the proxy materials first available on or about March 25, 2024.

Date and time

Thursday, May 9, 2024
10:00 AM, Eastern Daylight Time

Online virtual meeting site

meetnow.global/VZ2024

Information on how to access the meeting, vote and ask questions at the meeting, can be found beginning on page 79 of the proxy statement. You will not be able to attend the meeting at a physical location.

Items of business

•	Elect the 10 Directors identified in the accompanying proxy statement
•	Approve, on an advisory basis, Verizon’s executive compensation
•	Ratify the appointment of the independent registered public accounting firm
•	Act on the shareholder proposals described in the proxy statement that are properly presented at the meeting
•	Consider any other business that is properly brought before the meeting

The Verizon Board

From left to right:
Clarence Otis, Jr.	Daniel Schulman	Hans Vestberg	Rodney Slater
Carol Tomé	Shellye Archambeau	Vittorio Colao	Melanie Healey
Gregory Weaver	Laxman Narasimhan	Mark Bertolini	Roxanne Austin

To our shareholders:

A message from Hans Vestberg, our Chairman and CEO,  and Clarence Otis, Jr., our Independent Lead Director

2023 was a critical year for Verizon, as we took several important steps to position ourselves for renewed growth and profitability, as well as continued leadership into the future.

Most significantly, at the beginning of 2023 we appointed the leadership team that will drive the next phase of Verizon’s growth. In the first quarter, we announced that four well-respected industry veterans would assume these new roles in the company:

•	Tony Skiadas, Chief Financial Officer
•	Sowmyanarayan Sampath, CEO of Verizon Consumer
•	Kyle Malady, CEO of Verizon Business
•	Joe Russo, President of Global Networks and Technology

That team hit the ground running, making significant changes to how we operate. Both the Consumer and Global Network organizations were restructured to enable a more regional, targeted market approach. The Consumer and Business teams also evolved their commercial models and employee incentives to increase their focus on providing the services and products that customers need and want while maintaining the profitability of the company.

The Finance team supported these efforts while simultaneously strengthening our balance sheet to allow us financial flexibility in the future. At the same time, the Global Network team continued to lay the foundation of our future mobility and broadband growth by expanding the coverage of our C-Band wireless spectrum throughout the country.

This leadership team’s work has already yielded strong results. In 2023:

•	We increased our wireless subscriber base by appproximately 1.5 million connections, expanding our wireless business that was already the largest in the country
•	We grew our fixed wireless access subscriber base to more than 3 million – representing a significant business that did not exist a few years ago
•	We grew our wireless service revenue, which reflects the recurring revenue from our wireless operations, by a healthy 3.2%

These results are indicative of the momentum we have in the business as we enter 2024. This year we expect to continue to see the benefits of our strategic decision to invest in C-Band spectrum. C-Band gives us a competitive advantage in the areas where it is deployed and will be the basis for our wireless mobility and fixed wireless access growth for years to come.

While our strong operational and financial results were important, equally important was that we achieved them in the right way. From logging over 530,000 volunteer hours, to recycling or reusing nearly 47 million pounds of e-waste, to enabling our customers to avoid over 20 million metric tons of CO₂e, our V Team employees supported our communities throughout the year at the same time they were providing excellent service to our customers.

We look forward to building on our success in 2024.

Sincerely,

Hans Vestberg Chairman and Chief Executive Officer	Clarence Otis, Jr. Independent Lead Director

Back to Contents
Proxy summary	Governance	Executive compensation	Audit matters	Stock ownership	Shareholder proposals	Additional information

Proxy summary

This summary highlights information contained in the proxy statement and does not contain all of the information you should consider. We encourage you to read the entire proxy statement before voting. For information regarding Verizon’s 2023 performance, please read Verizon’s 2023 Annual Report on Form 10-K.

2023 highlights

Wireless Service Revenue up 3.2% Raised dividend for 17th consecutive year

MyPlan Launch Netflix + MAX bundle Most awarded for Wireless Network Quality - JD Power

Consumer - Postpaid phone net adds improved compared to 2022 every quarter Business - 10 consecutive quarters with at least 125,000 postpaid phone net adds Broadband - >400,000 net adds per quarter

Meeting information

Date and time May 9, 2024 at 10:00 AM, Eastern Daylight Time

Online virtual meeting The meeting will be held virtually via the Internet at  meetnow.global/VZ2024, where you will be able to vote electronically and submit questions during the meeting.

Record date March 11, 2024

Meeting access, submission of questions and voting information can be found beginning on page 79.

i

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Proxy summary	Governance	Executive compensation	Audit matters	Stock ownership	Shareholder proposals	Additional information

Agenda and voting recommendations

Item 1: Election of Directors

The Board of Directors recommends that you vote FOR the election of the Board’s nominees.
The Director candidates nominated by our Board of Directors are all proven leaders with a strong sense of integrity and respect for differing viewpoints. As a group, they bring a mix of backgrounds, perspectives, skills, experiences and expertise that contributes to a well-rounded Board that is uniquely positioned to effectively oversee Verizon’s strategy and businesses. For additional information about the Director candidates and their respective qualifications, please see the “Governance” section beginning on page 1.

Our nominees’ skills and experience

9	Consumer/B2B/retail

3	Cybersecurity

9	Financial expertise

2	Marketing and brand management

5	Regulatory/public policy

10	Risk management

10	Strategic planning

5	Technology

4	Telecommunications

Board diversity*

40%

ethnic/racial diversity

30%

women

Board tenure and age*

7.3

years
average
tenure

64

years old
average
age

*	Based on our 10 nominees as of March 25, 2024. See Appendix A for the Board diversity disclosure required by Rule 5606 of the Nasdaq Stock Market (Nasdaq), which reflects the diversity of all 12 Directors serving as of March 25, 2024.

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Proxy summary	Governance	Executive compensation	Audit matters	Stock ownership	Shareholder proposals	Additional information

Our nominees at a glance

Shellye Archambeau	Roxanne Austin	Mark Bertolini	Vittorio Colao	Laxman Narasimhan

Clarence Otis, Jr.	Daniel Schulman	Rodney Slater	Carol Tomé	Hans Vestberg

Name	Committee membership*				Key skills and experience
	Audit	Corporate Governance and Policy	Finance	Human Resources
Shellye Archambeau Former Chief Executive Officer, MetricStream, Inc.					Marketing and brand management Risk management Technology
Roxanne Austin President and CEO, Austin Investment Advisors					Cybersecurity Financial expertise Strategic planning
Mark Bertolini Chief Executive Officer, Oscar Health, Inc.					Financial expertise Regulatory/public policy Strategic planning
Vittorio Colao Former Chief Executive, Vodafone Group Plc					Consumer/B2B/retail Technology Telecommunications
Laxman Narasimhan Chief Executive Officer, Starbucks Corporation					Consumer/B2B/retail Risk management Strategic planning
Clarence Otis, Jr. Former Chairman and CEO, Darden Restaurants, Inc. Lead Director					Consumer/B2B/retail Financial expertise Risk management
Daniel Schulman Former President and CEO, PayPal Holdings, Inc.					Cybersecurity Strategic planning Technology
Rodney Slater Senior Partner, Squire Patton Boggs LLP					Regulatory/public policy Risk management Strategic planning
Carol Tomé Chief Executive Officer, United Parcel Service, Inc.					Consumer/B2B/retail Financial expertise Strategic planning
Hans Vestberg Chairman and CEO, Verizon Communications Inc.					Strategic planning Technology Telecommunications

*	Committee memberships are as of March 25, 2024.

Independent	Committee Chair	Audit Committee Financial Expert

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Proxy summary	Governance	Executive compensation	Audit matters	Stock ownership	Shareholder proposals	Additional information

Governance highlights

Our Board has adopted robust governance structures and practices to enhance our independent oversight, effectiveness and accountability to shareholders.

Independent oversight	• 11 of our 12 current Directors are independent • Strong independent Lead Director with clearly delineated duties • Regular executive sessions of independent Directors
Board effectiveness

•  Active Board refreshment plan with a focus on diversity, with six new Directors added since 2017, half of whom are women or diverse with respect to race or ethnicity

•  Orientation program for new Directors and continuing education for all Directors

•  Limits on other public board service

•  Annual Board and committee assessments

•  Average tenure goal for independent Directors

Accountability to shareholders

•  Annual election of all Directors by majority voting

•  Shareholder right to call special meetings

•  Proxy access right with market terms

•  No poison pill, and shareholder ratification required for any future poison pill

•  No dual-class shares or voting right restrictions

•  Robust stock ownership requirements for executive officers and Directors

•  Proactive year-round shareholder engagement program

2023 Environmental, Social and Governance (ESG) highlights

•  Issued fifth US$1 billion green bond, with final allocation completed and a sixth US$1 billion green bond issued in February 2024

•  Set a new interim target to source renewable energy equivalent to 100% of our total annual electricity consumption by 2030

•  Top 10 ranking and Telecom Industry Leader in Just Capital’s 2023 America’s Most JUST companies

•  Published third TCFD-aligned report

Item 2: Advisory vote to approve executive compensation

The Board of Directors recommends that you vote FOR this proposal.
We are asking shareholders to approve, on an advisory basis, the compensation of our named executive officers, as described in the Compensation Discussion and Analysis and Compensation Tables beginning on pages 23 and 40, respectively.

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Proxy summary	Governance	Executive compensation	Audit matters	Stock ownership	Shareholder proposals	Additional information

Executive compensation program highlights

Our executive compensation program reflects Verizon’s commitment to industry-leading compensation and governance practices. For a detailed discussion of the executive compensation program, please see the Compensation Discussion and Analysis beginning on page 23.

Compensation strategy	• Align executives’ and shareholders’ interests • Attract, retain and motivate high-performing executives
Pay-for- performance essentials

•  Approximately 90% of named executive officers’ total compensation opportunity is variable, incentive-based pay

•  Defined benefit pension and supplemental executive retirement benefits frozen over 15 years ago

•  Quantitative ESG metric in Short-Term Incentive Plan (Short-Term Plan)

Best practice highlights

•  Shareholder approval policy for severance benefits

•  No cash severance benefits for the Chief Executive Officer (CEO)

•  Significant executive share ownership requirements

•  Clawback policies

•  Anti-hedging policy

•  No tax gross-ups

•  No executive employment agreements

The summary below shows the 2023 compensation for each of our named executive officers, as required to be reported in the Summary Compensation table pursuant to U.S. Securities and Exchange Commission (SEC) rules. For more information, please see the notes accompanying the Summary Compensation table beginning on page 40.

Name and principal position	Salary ($)	Bonus ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Hans Vestberg Chairman and Chief Executive Officer	1,500,000	0	18,000,042	0	4,087,500	0	541,775	24,129,317
Anthony Skiadas* Executive Vice President and Chief Financial Officer	741,667	0	7,000,069	0	1,076,375	0	113,202	8,931,313
Sowmyanarayan Sampath** Executive Vice President and Group CEO – Verizon Consumer	1,016,667	0	8,500,049	0	1,716,750	0	146,496	11,379,962
Kyle Malady** Executive Vice President and Group CEO – Verizon Business	983,333	0	8,000,027	0	1,635,000	2,959	188,884	10,810,203
Craig Silliman Executive Vice President and President – Verizon Global Services	900,000	0	7,500,021	0	1,471,500	633	172,028	10,044,182
Matthew Ellis* Former Executive Vice President and Chief Financial Officer	444,551	0	7,000,052	0	517,750	0	4,990,096	12,952,449
*	Mr. Skiadas succeeded Mr. Ellis as Executive Vice President and Chief Financial Officer effective April 29, 2023. Prior to that appointment, Mr. Skiadas served as Verizon’s Senior Vice President and Controller. Mr. Ellis separated from Verizon on April 29, 2023.
**	Mr. Sampath served as Executive Vice President and Group CEO – Verizon Business until March 2, 2023, and Mr. Malady succeeded Mr. Sampath in that role on that date. Prior to that appointment, Mr. Malady served as Executive Vice President and President – Global Networks and Technology.

v

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Proxy summary	Governance	Executive compensation	Audit matters	Stock ownership	Shareholder proposals	Additional information

Item 3: Ratification of auditors

The Board of Directors recommends that you vote FOR ratification.
We are asking shareholders to ratify the Audit Committee’s appointment of Ernst & Young LLP (Ernst & Young) as Verizon’s independent registered public accounting firm for 2024. For information on fees paid to Ernst & Young in 2023 and 2022, please see page 59.

Item 4-10: Shareholder proposals

The Board of Directors recommends that you vote AGAINST each of the shareholder proposals.
In accordance with SEC rules, we have included in this proxy statement proposals submitted by shareholders for consideration, if presented at the meeting. The proposals can be found beginning on page 64.

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Proxy summary	Governance	Executive compensation	Audit matters	Stock ownership	Shareholder proposals	Additional information

Governance

Item 1: Election of Directors

Our approach to Board composition

We believe that good governance starts with an independent, effective and diverse Board. Our Board is one of Verizon’s most critical strategic assets. As such, the composition of the Board evolves along with our strategic needs for the future. We believe we are more likely to achieve sustainable growth in shareholder value when our Board has the right mix of skills, expertise and tenure, and can devote sufficient time to their duties as active and engaged members of our Board.

The Corporate Governance and Policy Committee is strategic and purposeful in its approach to refreshment and succession planning. The Committee considers the following key factors when nominating Directors:

•	Skills and experience. Verizon’s strategy is to extend our network leadership through continued innovation, grow our core business and provide our customers with best-in-class experiences, while maintaining the balanced capital allocation approach and financial discipline that our investors expect of us. In light of the Company’s strategy and expected future business needs, the Committee has identified the skills and experience listed below as important to be represented on the Board as a whole.

•	Consumer/B2B/retail
•	Cybersecurity
•	Financial expertise
•	Marketing and brand management
•	Regulatory/public policy
•	Risk management
•	Strategic planning
•	Technology
•	Telecommunications

•	Diversity. The Committee recognizes that a diverse set of viewpoints and practical experiences enhances the effectiveness of our Board in assessing the challenges and opportunities impacting our business and helping management achieve better outcomes. In evaluating Director candidates, the Committee considers how a candidate’s particular background, experience, qualifications, attributes and skills may complement, supplement or duplicate those of other prospective candidates. The Committee seeks a diverse group of candidates who possess the requisite judgment, background, skill, expertise and time, as well as diversity with respect to race, ethnicity and gender, to strengthen and increase the diversity, breadth of skills and qualifications of the Board. See Appendix A for the Board diversity disclosure required by Nasdaq Rule 5606.
•	Age and tenure. The Committee believes it is important to bring new perspectives and talents to the Board on a regular basis. Verizon does not have term limits for Directors because the Board recognizes that Directors who have served on the Board for an extended period can provide valuable insight into Verizon’s operations and future based on their experience with, and understanding of, Verizon’s history, policies and objectives. As an alternative to term limits, the Board seeks to maintain an average tenure of nine years or less for its independent Directors. In addition, to encourage new viewpoints on the Board, the Board seeks to add at least one new Director every two years on average. We have exceeded this goal by adding six new Directors since 2017, half of whom are women or diverse with respect to race or ethnicity. Under Verizon’s Corporate Governance Guidelines, a Director must retire from the Board the day before the annual meeting of shareholders that follows his or her 72nd birthday.
•	Board size. The Committee periodically evaluates whether to change the size of the Board based on the Board’s needs and the availability of qualified candidates.
•	Board dynamics. The Committee considers each Director candidate’s individual contribution or potential contribution to the Board as a whole and strives to maintain one hundred percent active and collaborative participation.

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Our Board’s independence

Verizon’s Corporate Governance Guidelines establish standards for evaluating Director independence and require that a substantial majority of the Directors be independent. The Board determines the independence of each Director under New York Stock Exchange (NYSE) and Nasdaq governance standards, as well as the more stringent standards included in the Corporate Governance Guidelines. These standards identify the types of relationships that, if material, could impair independence, and fix monetary thresholds at which the relationships are considered to be material. The Corporate Governance Guidelines are available on the Corporate Governance section of our website at www.verizon.com/about/investors/corporate-governance. The Corporate Governance and Policy Committee conducts an annual review of any relevant business relationships that each Director may have with Verizon and reports its findings to the full Board.

Based on the Committee’s recommendation, the Board has determined that all of the non-employee Director candidates meet the independence requirements of applicable law, the NYSE, Nasdaq and Verizon’s Corporate Governance Guidelines: Ms. Archambeau, Ms. Austin, Mr. Bertolini, Mr. Colao, Mr. Narasimhan, Mr. Otis, Mr. Schulman, Mr. Slater and Ms. Tomé. The Board also determined that Ms. Healey, who is not standing for re-election, and Mr. Weaver, who is not standing for re-election as a result of the retirement standard in our Guidelines, were independent.

Additionally, the Board has determined that each member of the Audit Committee and the Human Resources Committee meets the additional, heightened independence criteria applicable to such committee members under the applicable NYSE and Nasdaq rules.

The employers or former employers of Mr. Bertolini, Mr. Narasimhan, Mr. Schulman, and Ms. Tomé each made payments to Verizon for telecommunications services during 2023. In addition, during 2023 Verizon made payments to Mr. Bertolini’s former employer for fees relating to investment of pension plan assets, to Mr. Narasimhan’s employer for Starbucks gift cards purchased by Verizon customers, to Mr. Schulman’s former employer for processing fees relating to payments to and from our customers in connection with Verizon services and wireless devices, and to Ms. Tomé’s employer for shipping services. Applying the independence standards above, the Board considered the foregoing payments and determined that these general business transactions and relationships are not material and did not impair the ability of the Director to act independently.

What ESG skills and experience do our Directors bring to the boardroom?

ESG is incorporated into strategic and operational decision-making at Verizon. Each of our Directors has skills and experience in one or more aspects of ESG, including:

•  business ethics and compliance

•  cybersecurity and data privacy

•  diversity, equity and inclusion

•  environmental sustainability, including renewable energy

•  governance

•  network reliability and resilience

•  regulatory and public policy trends

•  responsible business and corporate social responsibility

•  risk management

•  talent attraction, retention and development

Director nominations

The Corporate Governance and Policy Committee considers and recommends candidates for our Board. The Committee reviews all nominations submitted to Verizon, including individuals recommended by shareholders, Directors or members of management. The Committee also retains executive search firms from time to time to help identify and evaluate potential candidates.

Any shareholder who wishes to recommend a Director candidate to the Committee for its consideration should write to the Assistant Corporate Secretary at the address provided under “Contacting us.” A recommendation for a Director candidate should include the candidate’s name, biographical data and a description of the candidate’s qualifications in light of the requirements described below. If we make any material changes to the Committee’s procedure for considering and nominating candidates, we will file a report with the SEC and post the information on the Corporate Governance section of our website at www.verizon.com/about/investors/corporate-governance.

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The Committee reviews the qualifications of each candidate for election or re-election to the Board. For incumbent Directors, this review includes the Director’s participation in and contributions to the activities of the Board, the Director’s independence and past meeting attendance, and whether the Director’s skills and expertise continue to align with Verizon’s long-term business strategy. After the Committee evaluates all candidates for Director, it presents its recommendation to the Board. The Committee also discusses with the Board any candidates who the Committee considered but did not recommend for election or re-election.

Before being nominated, each candidate for election and each incumbent Director standing for re-election must consent to stand for election or re-election and provide certain representations required under Verizon’s bylaws. Each candidate who is standing for election must also submit an irrevocable resignation, which will only become effective if (i) our Board or any Committee determines that any of the required representations were untrue in any material respect, or that the candidate breached any obligation under Verizon’s bylaws, or (ii) the candidate does not receive a majority of the votes cast at the annual meeting of shareholders, and the independent members of our Board decide to accept the resignation. Any decision about a resignation following an incumbent Director’s failure to obtain a majority of the votes cast will be disclosed within 90 days after the election results are certified.

Director criteria, qualifications and experience

To be eligible for consideration, any proposed Director candidate must:

•	Possess exemplary ethics and integrity
•	Have proven judgment and competence
•	Have professional skills and experience that align with the needs of Verizon’s long-term business strategy and complement the experience represented on the Board
•	Have demonstrated the ability to act independently and be willing to represent the long-term interests of all shareholders and not just those of a particular constituency or perspective
•	Be willing and able to devote sufficient time to fulfill responsibilities to Verizon and our shareholders

Election process

Verizon’s Directors are elected annually for a term of one year. We believe annual elections are consistent with good corporate governance because they foster Director accountability and increase shareholder confidence. Verizon’s bylaws require Directors to be elected by a majority of the votes cast in an uncontested election.

Nominees for election

Our Board has nominated the 10 candidates below, all of whom currently serve as Directors of Verizon, for election as Directors.

Each candidate has consented to stand for election, and we do not anticipate that any candidate will be unavailable to serve. If any candidate were to become unavailable before the election, the proxy committee could vote the shares it represents for a substitute named by the Board. Each candidate has submitted an irrevocable, conditional letter of resignation that our Board will consider if that candidate fails to receive a majority of the votes cast.

Biographical information for each Director nominee follows, including career highlights, the key skills and experience that we believe each Director nominee brings to our Board, and other public board directorships. All of our nominees bring more qualifications to the Board than those highlighted in their biographies, and these are reflected in the aggregate Board composition statistics provided in the Proxy Summary.

When deciding to re-nominate these Directors, the Corporate Governance and Policy Committee and the Board considered each Director’s individual qualifications, as well as the aggregate of skills and experience represented on the Board, in light of the Company’s strategy and expected future business needs.

The Board of Directors recommends that you vote FOR the election of the following Director candidates.

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Proxy summary	Governance	Executive compensation	Audit matters	Stock ownership	Shareholder proposals	Additional information

Shellye Archambeau
Independent Director since: 2013 Age: 61 Committees: Audit Corporate Governance and Policy (Chair)

Key skills and experience:

•	Leadership: Highly regarded and accomplished executive with over 30 years of experience building and scaling consumer and B2B businesses in the technology industry. As CEO of MetricStream, led the company’s transformation into a leader in Governance, Risk and Compliance solutions.
•	Marketing and brand management: Served as Chief Marketing Officer at two public companies (Loudcloud and NorthPoint Communications), leading the design and implementation of all sales and marketing strategies and driving revenue growth. As President of Blockbuster.com, launched the entertainment retailer’s first online presence.
•	Risk management: Acquired significant expertise with integrated enterprise risk management, regulatory compliance functions and quality, vendor and audit management software solutions across a wide array of industries during her tenure at MetricStream, as well as through service on the audit committees of Verizon, Okta and Arbitron.
•	Technology: Gained valuable experience developing and marketing emerging technology applications and solutions, including internet infrastructure, cloud-based and identity security services, business software platforms, e-commerce and digital media.

Career highlights:

•	MetricStream, Inc., a leading provider of governance, risk, compliance and quality management
°	Chief Executive Officer (2002-2018)
•	Executive positions at Loudcloud, Inc., NorthPoint Communications, Blockbuster Inc. and IBM (domestic and international) (1984-2002)

Other public company boards:

Okta, Inc. (since 2018)
Roper Technologies, Inc. (since 2018)
Nordstrom, Inc. (2015-2022)

Roxanne Austin
Independent Director since: 2020 Age: 63 Committees: Audit (Chair) Finance

Key skills and experience:

•	Leadership: Seasoned leader who served as CEO of Move Networks, President and COO of DIRECTV, and CFO of Hughes Electronics. Named 2018 Director of the Year – Corporate Leadership and Service by the Forum for Corporate Directors and one of the most influential directors in the board room by the National Association of Corporate Directors in 2022 and 2013. Serves as co-chair of the annual Corporate Governance Conference at Northwestern’s Kellogg School of Management.
•	Cybersecurity: Acquired significant cybersecurity experience through her extensive management and operating roles in a range of technology industries, including service as a director of CrowdStrike, a leader in cloud-delivered endpoint protection.
•	Financial expertise: Developed a comprehensive background in finance and accounting as a public company audit committee member, CFO of Hughes Electronics and a partner at Deloitte & Touche LLP. Chaired the Mid Market Investment Advisory Committee of EQT Partners from 2017 to 2023.
•	Strategic planning: Oversaw a dramatic turnaround of the business within one year of her arrival at DIRECTV, with cash flow increasing from negative $400 million annually to cash flow positive by $400 million, and revenue increasing by 40%. Overhauled customer service at DIRECTV, resulting in the company winning J.D. Power’s award ranking #1 in customer satisfaction.

Career highlights:

•	President and Chief Executive Officer of Austin Investment Advisors, a private investment and consulting firm (2003-present)
•	President and Chief Executive Officer of Move Networks, Inc., an IP-based television delivery service (2009-2010)
•	President and Chief Operating Officer of DIRECTV, Inc., a digital television entertainment service (2001-2003)
•	Chief Financial Officer and various executive positions at Hughes Electronics Corporation (1993-2001)
•	Audit Partner and various audit positions at Deloitte & Touche LLP (1983-1993)

Other public company boards:

AbbVie, Inc. (since 2013)
CrowdStrike Holdings, Inc. (since 2018)
Freshworks Inc. (since 2021)
Abbott Laboratories Inc. (2000-2022)
Teledyne Technologies Incorporated (2006-2021)
Target Corporation (2002-2020)
Ericsson (2008-2016)

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Proxy summary	Governance	Executive compensation	Audit matters	Stock ownership	Shareholder proposals	Additional information

Mark Bertolini
Independent Director since: 2015 Age: 67 Committees: Finance (Chair) Human Resources

Key skills and experience:

•	Leadership: Recognized as an accessible, forward-thinking and solutions-oriented leader. Transformed Aetna from a traditional health insurance company to a consumer-oriented health care company focused on delivering holistic integrated care to local communities and serving over 46 million people.
•	Financial expertise: Developed deep financial and risk management expertise in his executive roles at Aetna and as a board member of MassMutual Life Insurance Company, a leading life insurance mutual company. Served as Co-Chief Executive Officer of Bridgewater Associates, the world’s largest hedge fund, from 2022 to 2023, and continues to serve on the board of Bridgewater.
•	Regulatory/public policy: A national health care thought leader with extensive regulatory and public policy experience. Successfully navigated changes in the health insurance marketplace resulting from the Affordable Care Act and led Aetna through antitrust reviews of various acquisitions and proposed acquisitions.
•	Strategic planning: Led Aetna through a period of strategic and regulatory transformation and domestic and international growth through strategic acquisitions and dispositions, culminating in the $78 billion acquisition of Aetna by CVS completed in 2018.

Career highlights:

•	Chief Executive Officer of Oscar Health, Inc., a health insurance company built around a full stack technology platform (April 2023-present)
•	Co-Chief Executive Officer of Bridgewater Associates, LP, a global investment management firm (2022-March 2023)
•	Aetna Inc., a multi-national, Fortune 100 diversified healthcare benefits company
°	Chairman (2011-2018)
°	Chief Executive Officer (2010-2018)
°	President (2007-2010)
°	Other executive positions (2003-2007)
•	Executive positions at Cigna, NYLCare Health Plans and SelectCare, Inc. (1985-2003)

Other public company boards:

Oscar Health, Inc. (since April 2023)
CVS Health Corporation (2018-2020)

Vittorio Colao
Independent Director since: 2022 Age: 62 Committees: Corporate Governance and Policy Finance

Key skills and experience:

•	Leadership: Built and transformed Vodafone Group Plc through organic growth, acquisitions and sales into one of the world’s largest communications companies with mobile operations in 24 countries and partnerships in over 40 more countries.
•	Consumer/B2B/retail: Grew Vodafone to serve, directly and through joint ventures, approximately 640 million mobile customers, 21 million broadband customers and 14 million TV customers. Additional consumer experience with RCS MediaGroup, a leading Italian publishing company.
•	Technology: Led Vodafone in the rapid and continuous development of mobile and other communications technology, with intensive capital spending to enhance high speed mobile networks, provide broadband and enterprise services, enhance the secure exchange of data, and develop 5G and the internet of things.
•	Telecommunications: Brings a valuable global perspective on, and extensive operational experience with, the rapidly changing telecommunications industry. Led Italy’s efforts to roll out broadband and 5G connectivity across the country as Italian Minister for Innovation, Digital Transition and Space. Provides unique insight into Verizon Wireless’ business as a result of his five-year tenure on the Board of Representatives when Verizon Wireless was still a joint venture between Vodafone and Verizon.

Career highlights:

•	Italian Minister for Innovation, Digital Transition and Space (2021-2022)
•	Vodafone Group Plc, a global mobile communications company
°	Chief Executive (2008-2018)
°	Director (2006-2018)
°	Other executive positions, including Regional Chief Executive Officer for Southern Europe, Middle East and Africa (1999-2004)
•	Member, Verizon Wireless Board of Representatives (2008-2013)
•	Senior Advisor, Vice Chairman EMEA, General Atlantic (2019-2021; 2023-present)

Other public company boards:

Unilever PLC and Unilever N.V. (2015-2021)
Mr. Colao previously served on our Board from 2019 to 2021.

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Laxman Narasimhan
Independent Director since: 2021 Age: 56 Committees: Audit Corporate Governance and Policy

Key skills and experience:

•	Leadership: Insightful and strategic leader with wide experience across the consumer goods sector and a proven track record in developing purpose-led brands, including as CEO of Starbucks and Reckitt Benckiser Group Plc, a global consumer health, hygiene and nutrition company. Credited with improving sales and profit while managing approximately $18 billion in revenue at businesses across 100 countries and 125,000 employees as CEO of PepsiCo’s Latin America, Europe and Sub-Saharan Africa operations.
•	Consumer/B2B/retail: Provides valuable expertise and thought leadership in helping complex, global consumer-facing businesses improve demand and widespread appeal for core brand name labels. Prior to joining Starbucks, Reckitt Benckiser and PepsiCo, spent 19 years at McKinsey & Company, focusing on its consumer, retail and technology practices in the United States, Asia and India.
•	Risk management: Developed significant risk management experience, including supply chain risk management experience, while piloting Reckitt Benckiser through the supply chain disruptions of the COVID-19 pandemic.
•	Strategic planning: Articulated corporate purpose at Reckitt Benckiser and led the company through a major strategic transformation and a return to sustainable growth. Eliminated complexity and simplified operations in order to remain agile and manage surging demand for certain consumer products during the COVID-19 pandemic.

Career highlights:

•	Starbucks Corporation, the premier roaster, marketer and retailer of specialty coffee in the world
°	Chief Executive Officer (2023-present)
°	Chief Executive Officer-elect (2022-2023)
•	Chief Executive Officer of Reckitt Benckiser Group Plc, a global consumer-goods company (2019-2022)
•	PepsiCo, Inc., a leading global food and beverage company
°	Global Chief Commercial Officer (2019)
°	Chief Executive Officer, Latin America, Europe and Sub-Saharan Africa (2017-2019)
°	Other executive positions (2012-2017)
•	McKinsey & Company (1993-2012)

Other public company boards:

Starbucks Corporation (since 2023)
Reckitt Benckiser Group Plc (2019-2022)

Clarence Otis, Jr. (Lead Director)
Independent Director since: 2006 Age: 67 Committees: Audit Finance Human Resources

Key skills and experience:

•	Leadership: Led Darden Restaurants, Inc., the largest company-owned and operated full-service restaurant company in the world, as CEO for 10 years, achieving sales growth of over 75% during the period. Known as a purpose-driven and values-based leader, with Darden being recognized by Fortune magazine for four consecutive years during his tenure as one of its 100 Best Companies to Work For. Named one of the most influential directors in the board room by the National Association of Corporate Directors in 2019.
•	Consumer/B2B/retail: Brings deep and valuable insights into consumer services and retail operations gleaned from his experience leading a Fortune 500 company that owned well-known national consumer brands including Olive Garden, LongHorn Steakhouse, Red Lobster and Capital Grille. Further consumer and retail expertise through board position at VF Corporation, which owns well-known national brands including Timberland and North Face.
•	Financial expertise: Gained substantial financial expertise through, among other roles, investment banking positions of increasing seniority over 12 years, the CFO role at Darden, serving as a director of the Federal Reserve Bank of Atlanta and as trustee or director of mutual funds pursuing a wide array of investment strategies.
•	Risk management: Acquired significant expertise with financial risk assessment and enterprise risk management during his career in investment banking and at Darden, as well as through his many years of service on the Federal Reserve Bank of Atlanta Board, the audit committees of VF Corporation and Verizon, the Investment & Capital Markets Committee of Travelers and as a trustee of 138 funds within the MFS Mutual Funds complex.

Career highlights:

•	Darden Restaurants, Inc.
°	Chairman (2005-2014)
°	Chief Executive Officer (2004-2014)
°	Other executive positions (1995-2014)
•	Director of the Federal Reserve Bank of Atlanta (2010-2015)
•	Investment banker and lawyer specializing in securities and finance

Other public company boards:

The Travelers Companies, Inc. (since 2017)
VF Corporation (since 2004)
MFS Mutual Funds complex (since 2017)

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Daniel Schulman
Independent Director since: 2018 Age: 66 Committees: Human Resources (Chair)

Key skills and experience:

•	Leadership: Built a career as a successful and dynamic leader in the fiercely competitive technology and e-commerce space, with a proven track record of creating shareholder value through innovation and a focus on values at numerous companies, including PayPal, which reached approximately 430 million active accounts across more than 200 markets, Priceline, and Virgin Mobile USA.
•	Cybersecurity: Gained extensive cybersecurity and risk management experience as a director of Symantec Corporation, a global leader in cybersecurity, for nearly 20 years, including serving as the independent chairman for 6 years.
•	Strategic planning: Spearheaded innovation and growth at start-ups and established companies, including Priceline, where he grew annual revenues from $20 million to nearly $1 billion over two years, Virgin Mobile USA, where he successfully built a pre-paid cellphone business, American Express, where he expanded global mobile and online payment services, and PayPal, where he achieved significant revenue growth.
•	Technology: Acquired significant expertise in mobile technology and digital innovation over a long career spanning the telecommunications, financial technology and e-commerce industries.

Career highlights:

•	PayPal Holdings, Inc., a leading online payments company
°	President and Chief Executive Officer (2015-September 2023)
°	President and CEO-Designee (2014-2015)
•	Group President of the Enterprise Group at American Express Company (2010-2014)
•	President of the Prepaid Group at Sprint Nextel Corporation (2009-2010)
•	Founding CEO of Virgin Mobile USA, Inc. (2001-2009)
•	President and CEO of Priceline Group, Inc.
•	Various executive positions, including President of the Consumer Markets Division, at AT&T, Inc.

Other public company boards:

Lazard, Inc. (since February 2024)
Cisco Systems, Inc. (since October 2023)
PayPal Holdings, Inc. (2015-December 2023)
NortonLifeLock Inc. (formerly Symantec Corporation) (2000-2019)

Rodney Slater
Independent Director since: 2010 Age: 69 Committees: Corporate Governance and Policy Human Resources

Key skills and experience:

•	Leadership: Visionary and thoughtful leader in the transportation and infrastructure space, with extensive experience gained through service as U.S. Secretary of Transportation and previous board positions at Kansas City Southern, Transurban Group and Delta Air Lines. Nationally recognized for innovative infrastructure development and forging strategic public and private partnerships. As U.S. Secretary of Transportation, oversaw national transportation policy, spearheaded several historic legislative measures, including record funding for surface transportation investment and aviation safety and security, promoted intermodal transportation systems and led effort to significantly expand high speed rail network.
•	Regulatory/public policy: Brings a strategic, collaborative and result-oriented approach to oversight of regulatory and public policy issues developed over his long and accomplished career in both the public and private sectors.
•	Risk management: Globally recognized advisor for reputational risk management, corporate compliance and emergency preparedness, having served as an independent monitor/advisor for Toyota, Takata and Fiat Chrysler as these companies worked through safety issues, and coordinated the Federal Highway Administration’s response to several major natural disasters.
•	Strategic planning: Implemented a groundbreaking strategic plan for the U.S. Department of Transportation to expand its focus on safety, mobility and access, economic development and trade, the environment and national security. Developed an innovative financing and contracting program at the Federal Highway Administration that produced significant operational and cost efficiencies.

Career highlights:

•	Squire Patton Boggs LLP, a law firm
°	Senior Partner (2023-present)
°	Partner (2001-2023)
•	U.S. Secretary of Transportation (1997-2001)
•	Administrator, Federal Highway Administration (1993-1997)
•	Various policy positions with the State of Arkansas

Other public company boards:

Stagwell Inc. (since 2021)
EVgo Inc. (2021-May 2023)
Kansas City Southern (2001-2019)
Transurban Group (2009-2018)

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Carol Tomé
Independent Director since: 2021 Age: 67 Committees: Finance

Key skills and experience:

•	Leadership: Accomplished and skillful leader with a proven track record in growing and innovating at both consumer and B2B businesses with large geographic footprints and employee bases. Guided UPS through an unprecedented surge in demand while improving competitiveness and reducing bureaucracy during the COVID-19 pandemic. Spearheaded initiatives to improve the employee experience and maintain a strong talent pipeline. Demonstrated strong financial leadership as CFO for over 18 years at Home Depot, with responsibility for all corporate finance matters including financial reporting, financial planning and analysis, financial operations, internal audit, investor relations and tax. Led strategic business development during a critical time for Home Depot, as well as the IT and cybersecurity function.
•	Consumer/B2B/retail: Leading efforts at UPS to optimize B2B profits through the use of automated technologies and enhanced distribution networks to improve delivery volumes. Reinvigorated Home Depot’s consumer business while navigating the Great Recession and housing crisis.
•	Financial expertise: Gained extensive and deep corporate finance expertise during her tenure at Home Depot, during her service on the Board of the Federal Reserve Bank of Atlanta, where she served as both Vice-Chair and Chair of the Board, and during her tenure as chair of the audit committee of UPS from 2018 to 2020.
•	Strategic planning: Driving efforts to strengthen network capabilities and supply chain infrastructure at UPS through investments in digital technologies. Played a pivotal role in strategic business development at Home Depot as it transformed into one of the world’s largest retailers – during her tenure as CFO, Home Depot doubled sales to over $108 billion and generated a 450% increase in shareholder value.

Career highlights:

•	Chief Executive Officer of United Parcel Service, Inc., the world’s largest package delivery company and a premier provider of global supply chain management solutions (2020-present)
•	The Home Depot, Inc., one of the world’s largest home improvement retailers
°	Executive Vice President – Corporate Services and Chief Financial Officer (2007-2019)
°	Chief Financial Officer (2001-2007)
°	Other executive positions (1995-2001)
•	Director of the Federal Reserve Bank of Atlanta (2008-2013)

Other public company boards:

United Parcel Service, Inc. (since 2003)
Cisco Systems, Inc. (2019-2020)
Certain Fidelity Mutual Funds (2017)
Ms. Tomé previously served on our Board in 2020.

Hans Vestberg (Chairman)
Director since: 2018 Age: 58

Key skills and experience:

•	Leadership: Driving Verizon’s leadership position in the deployment of 5G technology and multi-access edge computing in the U.S. Built an industry-leading telecommunications software and services organization at Ericsson, one of the world’s largest telecommunications companies. Member of the board of directors of the United Nations Foundation that actively works with the U.N.’s Sustainable Development Goals. Effectively navigated the challenges of the COVID-19 pandemic, creating a cohesive workplace culture with a focus on diversity, equity and inclusion.
•	Strategic planning: Architect of Verizon’s “one network for all” 5G strategy. Implemented bold and innovative strategic changes, including Verizon 2.0, the transformation of Verizon’s operating model to a customer-focused business served by industry-leading networks, as well as Ericsson’s successful diversification into the software and services business from its traditional hardware-centric business.
•	Technology: Gained significant expertise in mobile technology and telecommunications network architecture as Verizon’s Chief Technology Officer and over his 25-year career at Ericsson.
•	Telecommunications: Brings to the Board extensive operational and strategic experience and a deep understanding of the challenges and opportunities presented in the evolving global telecommunications landscape, as well as in-depth knowledge of Verizon’s businesses.

Career highlights:

•	Verizon Communications Inc.
°	Chairman (2019-present) and Chief Executive Officer (2018-present)
°	Executive Vice President, President – Global Networks and Chief Technology Officer (2017-2018)
•	Ericsson
°	President and Chief Executive Officer (2010-2016)
°	Chief Financial Officer (2007-2009)
°	Other executive positions throughout the global operations

Other public company boards:

BlackRock, Inc. (since 2021)

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Our governance framework

The membership, structure, policies and practices of our Board and its committees promote the effective exercise of the Board’s role in the governance of Verizon. In addition, our Corporate Governance Guidelines provide a framework for the Board’s operations and address key governance practices. The Corporate Governance and Policy Committee monitors best practices and developments in corporate governance, considers the views of Verizon’s shareholders, and periodically recommends changes to the Board’s policies and practices, including the Corporate Governance Guidelines. Our Directors provide input on the operation of the Board annually, as part of the Board assessment process, and as warranted throughout the year.

Board leadership structure

Verizon’s governance framework provides the Board with the flexibility to select the appropriate Board leadership structure for the Company. In making this leadership structure determination, the Board considers many factors, including the specific needs of the business and the long-term interests of our shareholders.

Given the dynamic and highly competitive environment in which Verizon operates, the Board believes that Verizon and our shareholders are best served by a Chairman who has broad and deep knowledge of our industry, providing valuable knowledge to the Board and increasing the information available to the Board, and who has the vision, energy and experience to position Verizon as the leader of transformational change in the communications ecosystem. Based on these considerations, the Board has determined that, at this time, our CEO, Hans Vestberg, is the Director best qualified to serve in the role of Chairman. As CEO, Mr. Vestberg also has a greater understanding of the strategies and tactics of the Company and can most readily identify potential opportunities and challenges.

To maintain an appropriate level of independent oversight, checks and balances in its governance, and consistent with the Corporate Governance Guidelines, the independent members of the Board have elected an independent Lead Director who has the responsibilities described under “Role of the Lead Director.” Clarence Otis, Jr. currently serves as Lead Director. Mr. Otis acquired significant expertise in financial risk assessment and enterprise risk management as a member of the Federal Reserve Bank of Atlanta Board, multiple public company boards and audit committees, and as CEO of Darden Restaurants, and is well qualified to lead the Board in fulfilling its oversight role.

The Lead Director and our Chairman and CEO meet and speak with each other regularly about the Company’s strategy and operations and the functioning of the Board. The Lead Director provides a tangible independent source of authority and serves as an impartial resource for the Board to express its views regarding management. In addition, the Lead Director represents the Board in communications with shareholders and other stakeholders regularly, and any shareholder or interested party may communicate directly with the Lead Director.

All Directors play an active role in overseeing Verizon’s business at both the Board and committee level. Every Director receives the agenda for each Board meeting in advance and can request changes. In addition, all Directors have unrestricted access to the Chairman and the senior leadership team at all times.

The Board believes that shareholders are best served by this current leadership structure because it features an independent Lead Director who provides independent and objective oversight, and who can express the Board’s positions in a forthright manner.

Clarence Otis, Jr.

Lead Director

Role of the Lead Director

•   Promotes a strong Board culture, including encouraging and facilitating active participation of all Directors

•   Approves the agenda, schedule and materials for all Board meetings, in consultation with the Chairman

•   Is available to advise the committee chairs in fulfilling their designated responsibilities

•   Acts as principal liaison with the Chairman

•   Chairs executive sessions, including those held to evaluate the CEO’s performance and compensation

•   Chairs any meeting of the Board if the Chairman is not present

•   Calls Board meetings and executive sessions as needed

•   Leads the Board’s annual self-evaluation

•   Oversees the process for CEO succession planning along with the Human Resources Committee

•   Acts as a primary point of contact for Board communication with major shareholders and other key stakeholders, as appropriate

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This structure also strengthens our independent Directors’ ability to be fully involved in the Board’s operations and decision-making, and to fulfill their risk management and oversight responsibilities.

Board meetings and executive sessions

In 2023, our Board of Directors held 11 meetings, including six regularly scheduled meetings and five special meetings.

No incumbent Director attended fewer than 75% of the total number of meetings of our Board and the committees to which the Director was assigned in 2023. Directors standing for re-election are expected to attend the annual meeting of shareholders. In 2023, all but one Director attended the annual meeting.

The Corporate Governance Guidelines require the independent Directors to meet in executive session without any members of management present at least twice a year to review and evaluate the performance of the Board and to evaluate the performance and approve the compensation of the CEO. In practice, the independent members of our Board typically meet in executive session during each regularly scheduled Board meeting.

Service on other boards and time commitments

Based on the increasing demands placed upon directors of public companies and the need to devote sufficient time to fulfill their responsibilities effectively, the Board has a policy that a Director who is an executive officer of a public company should serve on no more than two public company boards, and other Directors should serve on no more than four public company boards.  In addition, members of the Audit Committee should serve on no more than two other public company audit committees. All of our Directors are in compliance with these policies, which can be found in the Corporate Governance Guidelines.

When the Corporate Governance and Policy Committee identifies and evaluates Director candidates, it considers their qualifications along with their other time commitments to determine whether the candidate can devote the necessary time for effective service on the Board. Each year when considering incumbent Directors for re-nomination, the Committee considers the extent to which each incumbent Director is prepared for and actively participates in Board and Committee meetings, to ensure that each incumbent Director who is re-nominated is devoting sufficient time to fulfill his or her responsibilities to the Company and its shareholders.

Board committees

Our Board of Directors has established four standing committees: the Audit Committee, the Corporate Governance and Policy Committee, the Finance Committee and the Human Resources Committee. Each committee has a written charter that defines its specific responsibilities. The chair of each committee approves the agenda and materials for each meeting. Each committee has the authority to retain independent advisors to assist it in carrying out its responsibilities.

Our committee meetings are not held concurrently, which enables our Directors to sit on multiple committees. Our newly appointed Directors also attend all committee meetings for a period prior to being appointed to any particular committee, which gives them a broad-based introduction to the Company and allows them to understand the inner workings of all committees.

Beyond the boardroom

Engagement outside of Board meetings provides our Directors with additional insight into our business and our industry. It also gives them valuable perspectives on the performance of our Company, the Board, our CEO and other members of senior management, as well as on the Company’s strategic direction.

•   Our independent Directors have discussions with each other and with our CEO, and have informal individual and small group meetings with high potential members of our senior management team in order to gain insight into the Company’s management development program and succession pipeline.

•   Our committee chairs and Lead Director meet and speak regularly with each other and with members of our management in connection with planning for meetings. All Directors are encouraged to provide suggestions for meeting agendas and materials.

•   Our Directors periodically attend “deep dives” on current topics of interest and technology training as part of their ongoing Director education program.

•   Our Directors receive weekly updates on recent developments, press coverage and current events that relate to our business, as well as monthly business operation reviews and analyst reports.

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Audit Committee

Key responsibilities and activities

•   Assess and discuss with management Verizon’s significant business risk exposures (including those related to cybersecurity, data privacy, data security, bribery and corruption, and certain environmental and climate-related risks), and oversee management’s programs and policies to monitor, assess and manage such exposures

•   Assess Verizon’s overall control environment, including controls related to financial reporting, disclosure, compliance and significant financial and business risks

•   Appoint, approve fees for, assess the independence and oversee the work of the independent registered public accounting firm

•   Oversee financial reporting and disclosure matters, including review of the annual and quarterly reports on Forms 10-K and 10-Q, earnings releases and guidance, and the process for the CEO and Chief Financial Officer (CFO) certifications

•   Oversee Verizon’s internal audit function and review significant internal audit findings and recommendations

•   Assess Verizon’s compliance processes and programs, including the Code of Conduct

•   Review the Chief Compliance Officer’s annual report regarding anti-corruption compliance, compliance with significant regulatory obligations, export controls and data protection

•   Assess policies and procedures for executive officer expense accounts and perquisites, including the use of corporate assets

•   Assess procedures for handling complaints and confidential, anonymous employee submissions relating to accounting, internal accounting controls or auditing matters

•   Review reports and disclosures of significant conflicts of interest and related person transactions

The Board has determined that each of Ms. Austin, Ms. Archambeau, Mr. Narasimhan, Mr. Otis and Mr. Weaver is an audit committee financial expert.

Members Roxanne Austin (Chair) Shellye Archambeau Laxman Narasimhan Clarence Otis, Jr. Gregory Weaver 2023 meetings 11

Corporate Governance and Policy Committee

Key responsibilities and activities

•   Evaluate the structure and practices of our Board and its committees, including size, composition, independence and operations

•   Recommend changes to our Board’s policies or practices or the Corporate Governance Guidelines

•   Identify and evaluate the qualifications of Director candidates and recommend to the Board candidates for election as Directors

•   Recommend Directors to serve as members of each Board committee and as committee chairs

•   Review potential related person transactions

•   Facilitate the annual assessment of the performance of the Board and its committees

•   Serve as hub for oversight of ESG, including ESG commitments, reporting and engagement, corporate responsibility and sustainability

•   Oversee Verizon’s position and engagement on important public policy and technology issues, including those relating to political contributions, lobbying activities and human rights, that may affect our business and reputation

•   Review the activities of Verizon’s community and social impact initiatives, including philanthropic activities

Members Shellye Archambeau (Chair) Vittorio Colao Melanie Healey Laxman Narasimhan Rodney Slater 2023 meetings 5

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Finance Committee

Key responsibilities and activities

•   Monitor Verizon’s capital needs, financing arrangements and ability to access the capital markets

•   Monitor expenditures under the annual capital plan approved by our Board

•   Review Verizon’s policies and strategies for managing currency, interest rate, renewable energy and counterparty exposures

•   Review and approve Verizon’s derivatives policy, and monitor the use of derivatives, including our renewable power purchase agreement strategy

•   Review Verizon’s insurance and self-insurance programs

•   Oversee the investment of pension assets and the funding of pension and other postretirement benefit obligations

Members Mark Bertolini (Chair) Roxanne Austin Vittorio Colao Clarence Otis, Jr. Carol Tomé Gregory Weaver 2023 meetings 5

Human Resources Committee

Key responsibilities and activities

•   Oversee the development of Verizon’s executive compensation program and policies

•   Approve corporate goals relevant to the CEO’s compensation

•   Evaluate the CEO’s performance and recommend his compensation to the Board

•   Review and approve compensation and benefits for selected senior managers

•   Consult with the CEO on talent development

•   Oversee succession planning and assignments to key leadership positions

•   Oversee human capital management, including with respect to employee diversity, equity and inclusion; talent acquisition, retention and development; employee engagement; pay equity; and corporate culture

•   Review and make determinations under Verizon’s clawback policies

•   Review the impact of Verizon’s executive compensation policies and practices, and the performance metrics underlying the compensation program, on Verizon’s risk profile

•   Review and recommend non-employee Director compensation

Members Daniel Schulman (Chair) Mark Bertolini Melanie Healey Clarence Otis, Jr. Rodney Slater 2023 meetings 5

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Board and committee assessments

Our Board conducts a comprehensive annual assessment to enhance the effectiveness of the Board and its committees and to continue to reflect evolving best practices in their processes. The Lead Director generally leads the assessment process, but the Board periodically engages a third-party consulting firm to bring an outside perspective to the process. As part of the annual assessment, each Director completes a detailed written questionnaire designed to elicit suggestions for improving the effectiveness of the Board and its committees, and to obtain feedback on a range of issues, including Board leadership, culture, corporate purpose and strategy, composition and structure, and risk management. Following the Directors’ submissions of their completed questionnaires, the Lead Director or the third-party consulting firm conducts individual interviews with each of the independent Directors to discuss these topics, among others. The Lead Director then facilitates an evaluation session with the full Board to discuss the feedback received from the questionnaires and from the Director interviews. The evaluation for 2023 was conducted by a third-party consulting firm and concluded that the Board and its committees are operating effectively. Recommendations in recent years to further enhance Board effectiveness, which we addressed, have included continued focus on Board refreshment, strategic and operational oversight, and the development of Verizon’s next generation of leaders.

In addition to annual assessments, the Board evaluates and modifies its oversight of Verizon’s operations on an ongoing basis. During their executive sessions, the independent Directors consider agenda topics that they believe deserve additional focus and raise new topics to be addressed in future meetings.

The Corporate Governance and Policy Committee annually appraises the framework for our Board and committee assessment processes.

Board and committee assessment process
Feedback solicited	One-on-one discussions	Reporting back	Closed session discussion	Feedback incorporated

Questionnaire on a range of topics relating to enhancing Board effectiveness	Candid, one-on-one discussions between the Lead Director or third-party consulting firm and Directors to elicit additional feedback	A summary of the assessment results provided to the Board	Closed session discussion of the assessment results facilitated by the Lead Director	Policies and practices updated as appropriate to address any suggestions or enhancements per the assessment

Director orientation and continuing education

We provide our Directors with comprehensive orientation and education programs to promote a deep understanding of issues affecting our business and industry, help Directors stay current and knowledgeable about the Company’s business and its competitive and technology landscape, and support Directors in performing their oversight duties.

New Director orientation. When a new Director joins the Board, we conduct an orientation program that includes, among other things, a review of the Company’s purpose, business strategy and operations, technology, financial condition, legal and regulatory framework, and other relevant topics.

Director continuing education. We support current Directors in their ongoing learning by providing continuing education opportunities and programs. These programs may include presentations by thought leaders and industry experts, formal education sessions, meetings with management subject matter experts, participation in industry forums and site visits.

Oversight of strategy

All of our Directors have deep experience and expertise in strategic planning and execution. The Board engages Verizon’s senior leaders in robust discussions about strategic goals and challenges them to execute on the strategic plan, address emerging challenges and disruptions, and promote innovation. In addition to an annual strategy retreat, the agenda for each regularly scheduled Board meeting allocates substantial time for a strategy review. During these reviews, the Board engages with senior management regarding the competitive landscape, operational objectives and challenges and regulatory developments.

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Oversight of business risks

While senior management has primary responsibility for managing business risks, our Board of Directors is responsible for risk oversight. The Board works closely with senior management to develop a comprehensive view of Verizon’s key short- and long-term business risks. Verizon has a formalized business risk management reporting process that is designed to provide visibility to the Board about critical risks and risk mitigation strategies.

The Board of Directors uses several different levels of review in overseeing the management of risks inherent in the operation of Verizon’s businesses and the implementation of our strategic plan. The Board addresses the primary risks associated with Verizon’s business units and corporate functions in its operations reviews of those units and functions. Further, the Board reviews the risks associated with Verizon’s strategic plan throughout the year.

In addition, each of our Board committees oversees the management of risks that fall within that committee’s areas of responsibility. In performing this function, each Board committee has full access to management and may engage independent advisors. As part of the Board’s risk oversight function, the Board regularly brings in outside advisors and experts to speak to the Board on topics including emerging business risks. In 2023, these topics included geopolitical, technological and economic risks, opportunities and trends.

Enterprise risk management. The Audit Committee oversees the operations of Verizon’s Enterprise Risk Management program, which identifies the primary risks to Verizon’s business and also assesses Verizon’s overall control environment, including controls related to financial reporting, disclosure, compliance and significant financial and business risks. These risks inform Board and Audit Committee discussion topics throughout the year.

Senior management teams from across the business meet with the Audit Committee, on at least a semi-annual basis, to discuss the primary risks associated with their respective business units and functions, and related risk mitigation initiatives. As part of Verizon’s annual enterprise risk assessment process, the Audit Committee also reviews key business risks with the CFO, the Senior Vice President of Internal Audit and the Chief Compliance Officer.

•	The CFO updates the Audit Committee on a quarterly basis on the activities of the Verizon Management Audit Committee, which has management oversight responsibility for the implementation of the Enterprise Risk Management program.

•	Verizon’s Senior Vice President of Internal Audit, who functionally reports directly to the Audit Committee, facilitates the Committee’s oversight of the Company’s implementation of risk management controls and methodologies to address identified risks, including financial, operational, regulatory and compliance risks.

•	Verizon’s Chief Compliance Officer, who also functionally reports directly to the Audit Committee, oversees periodic risk assessments of specific compliance risk areas, such as anti-corruption, and reports the findings to the Committee.

The Audit Committee routinely meets privately with representatives from the independent registered public accounting firm, the Senior Vice President of Internal Audit, and the Chief Legal Officer.

Strategic crisis management. The Company maintains a Strategic Crisis Management Program in order to position our leadership team and the Board to respond to strategic risks and protect Verizon’s core assets in a potential crisis. The Program defines clear roles and responsibilities in dealing with various potential crises and outlines a process to make decisions and implement appropriate actions on a timely basis. Through the Program, the Verizon Strategic Crisis Leadership Team is positioned to assume executive ownership of strategic crisis events through drills and scenario-based training. The Program also includes employee crisis awareness training, which encourages employees across the Company to quickly identify and report circumstances or events that could develop into a strategic crisis, so that our leadership team can take appropriate steps in response. In addition, our Board of Directors maintains a Board Crisis Response Plan, which is structured to be used in connection with any crisis that could have a significant strategic impact on the Company’s brand, reputation, or finances, or legal, political or regulatory position. The Plan provides a framework for appropriate Board oversight and assessment of the response to a crisis that allows the necessary flexibility to address the different types of crises that might arise.

Financial risk and capital allocation. The Finance Committee assists our Board in its oversight of financial risk management. In performing this function, the Finance Committee monitors Verizon’s capital needs and financing plans and oversees the strategy for managing risks related to currency, interest rate, renewable energy and counterparty exposures. The Finance Committee reviews and approves the Company’s derivatives policy and monitors the use of derivatives. The Finance Committee also reviews Verizon’s pension and other postretirement benefit obligations, as well as its insurance and self-insurance programs.

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Oversight of ESG strategy and risks

Our Board recognizes that operating responsibly and appropriately managing the environmental and social risks arising from our operations are fundamental to the long-term success of our Company. The Corporate Governance and Policy Committee oversees corporate responsibility, public policy and sustainability. Verizon has a centralized ESG team that is dedicated to enhancing the Company’s sustainability reporting and stakeholder engagement on ESG issues that align with Verizon’s core business strategy. This cross-functional team focuses on strategic areas including governance, reporting, human rights and environmental sustainability and also oversees Verizon’s efforts to deliver on our ESG commitments. The Senior Vice President, Deputy General Counsel and Corporate Secretary regularly provides the Corporate Governance and Policy Committee with updates on the Company’s ESG priorities, commitments, stakeholder engagement and reporting. In addition, the ESG, Enterprise Risk Management and Accounting Policy teams together comprise our ESG Center of Excellence, which is implementing an expanded internal control framework for ESG information to facilitate our compliance with climate-related laws and regulations.

Environmental sustainability and climate. To address climate-related risks, Verizon has a long-term goal to achieve net-zero emissions in our operations by 2035. We have set interim Science-based Target Initiative-approved targets to reduce operational and value chain emissions, as well as renewable energy targets. We are upgrading and hardening our infrastructure to be prepared for a changing climate, improving energy efficiency across our networks and facilities, making substantial investments in renewable energy, and developing solutions to help our customers to reduce their carbon footprints. Several of our Directors have experience with climate-related issues, including renewable energy, network resilience, innovative technological solutions and emissions management.

Each committee of the Board oversees the management of the specific risks related to our environmental sustainability strategy and the transition to a low-carbon economy that fall under the committee’s area of responsibility:

•	Audit Committee. Environmental and climate-related risks discussed during annual business risk reviews with the Audit Committee include operational and financial risks relating to energy management and our renewable energy and carbon neutral commitments, maintaining network reliability during catastrophic and weather-related events, and the impacts of pending or possible laws or regulations that seek to mitigate climate change.

•	Corporate Governance and Policy Committee. The Corporate Governance and Policy Committee oversees Verizon’s strategy for managing climate-related risks and monitors the Company’s progress on meeting climate-related goals. The Senior Vice President, Deputy General Counsel and Corporate Secretary regularly updates the Committee on the activities of Verizon’s Executive Climate Oversight Committee, a cross-functional management committee that has management oversight responsibility for Verizon’s climate-related strategy and initiatives.

•	Finance Committee. The Finance Committee oversees the strategy for managing risks related to Verizon’s renewable energy exposure through renewable energy purchase agreements, as well as the Company’s green financing program.

•	Human Resources Committee. To incentivize management to achieve the Company’s climate-related goals, the Human Resources Committee has included a carbon intensity reduction metric as one of the performance measures in the Short-Term Plan since 2014.

Data privacy and cybersecurity. Protecting the privacy of our customers’ information and the security of our systems and networks has long been and will continue to be a priority at Verizon. The Board is committed to maintaining strong and meaningful privacy and security protections for our customers’ information. The Audit Committee has primary responsibility for overseeing Verizon’s risk management programs relating to data protection and privacy and cybersecurity. The Audit Committee also monitors Verizon’s compliance in the areas of data protection and privacy.

•	Data privacy. Verizon has technical, administrative and physical safeguards in place to help protect against unauthorized access to, use or disclosure of customer information and data we collect and store. Verizon has a dedicated Chief Privacy Officer whose team advises the business on privacy risks and assesses the effectiveness of privacy controls. The Chief Privacy Officer at least annually briefs the Audit Committee on data privacy risks and mitigating actions.

•	Cybersecurity. To more effectively address the cybersecurity threats posed today, Verizon has a dedicated Chief Information Security Officer (CISO) whose team is responsible for leading enterprise-wide information security strategy, policy, standards, architecture and processes. Verizon’s comprehensive information security program includes, among other aspects, cyber defense including incident response and resiliency planning and testing, product and platform security, cyber architecture and engineering, identity and access management, and risk assessment and management including third-party oversight. The CISO leads an annual review and discussion with the full Board dedicated to Verizon’s cybersecurity risks, threats and protections. The CISO provides a mid-year update to this annual review to the Audit Committee and, as warranted, additional updates throughout the year. The Audit Committee also receives a report from senior management on Verizon’s cybersecurity posture and related matters at each of its other meetings during the year at which the CISO is not present.

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Responsible business. Verizon’s Responsible Business Council, chaired by the CEO and composed of members of the senior leadership team, oversees the integration of responsible practices as a core operating principle. At least annually, the Chief Corporate Social Responsibility Officer reports to the Board on the Council’s activities and Verizon’s community and social impact initiatives.

Current policy and technology issues impacting corporate reputation. Companies in our industry and beyond are facing challenges that have impacted their reputations and brought adverse attention and action by consumers, regulators and shareholders. The Corporate Governance and Policy Committee has primary responsibility for overseeing the Company’s handling of risks related to Verizon’s position and engagement on important public policy and technology issues, as well as individual events and incidents that may affect the Company’s business and reputation. At least annually, Verizon’s Chief Legal Officer updates the Committee on the current policy and technology issues facing the Company that may generate publicity and impact corporate reputation. Periodically throughout the year, the Committee reviews and discusses with management the most pressing known reputational issues and the Company’s position on each issue, as well as the processes in place to anticipate potential developments in each of the identified areas and to quickly respond to any such developments in a timely manner. Outside the regular meeting cycle, management informs the Board of current developments that could pose reputational risks to the industry or the Company.

Political activities and lobbying. Verizon adheres to the highest ethical standards when engaging in any political activity. The Corporate Governance and Policy Committee oversees our political activity, including lobbying, and receives a comprehensive briefing from the Senior Vice President of Public Policy and Government Affairs on these activities at least annually. Moreover, Verizon’s political activity is subject to robust internal controls. The Code of Conduct requires that all lobbying activities on behalf of Verizon be authorized by public policy or legal personnel. Corporate policy and training materials provide guidance to employees regarding legal requirements in connection with lobbying activities.

Verizon understands that transparency regarding our political activity is critical to maintaining the trust of our stakeholders. We publish a Political Engagement Report on our corporate website that is updated twice a year. This report describes our current policy priorities, provides information about lobbying activities and our Public Policy organization’s significant memberships in trade associations and issue advocacy organizations, and lists all of our PAC contributions, corporate political contributions, support for ballot initiatives and independent expenditures for the period covered. Verizon supports trade associations and issue advocacy organizations for a number of reasons, including to reflect our interest in the community, acquire valuable industry and market expertise and support our strategic policy positions, business goals and interests. We recognize that we may not always agree with every position of each organization or its members and that these groups often have a diversity of members, interests and viewpoints that may not always reflect Verizon’s beliefs or priorities. In order to mitigate reputational risks associated with our engagement with these organizations, we regularly review our participation to confirm ongoing alignment with our corporate priorities and goals. When we disagree with a position of an organization we support, we communicate our concerns through the senior executives who interact with these organizations.

Human rights. As expressed in our Human Rights Statement, Verizon is committed to operating with respect for internationally recognized human rights. We have a dedicated Business and Human Rights Program that works to embed human rights considerations into responsible business decision-making processes across the Company. The Corporate Governance and Policy Committee oversees our human rights work.

Anti-corruption. Verizon has a robust anti-corruption program to comply with applicable anti-corruption rules, including the Foreign Corrupt Practices Act and the U.K. Bribery Act. As part of this program, the Audit Committee receives annual reports summarizing the Company’s continued compliance with applicable anti-corruption rules on a Company-wide basis and within the various business units and corporate functions. Every two years, we review and assess our anti-corruption program with the goal of finding areas for improvement. This process is done under the direction of our Chief Compliance Officer, who reports the findings to the Audit Committee.

Oversight of human capital management

The Human Resources Committee is charged with oversight of our strategies, initiatives and programs related to human capital management, including with respect to employee diversity, equity and inclusion, talent acquisition, retention and development, employee engagement, pay equity and corporate culture.

Culture and employee engagement. Our Board views our employees as one of Verizon’s most critical assets and regularly receives briefings from the CEO and the Chief Human Resources Officer on initiatives to strengthen our company culture and encourage employee engagement. The CEO and the Chief Human Resources Officer review with the Board the results of the “Pulse” surveys completed by employees across the Company. Periodically, our Directors attend employee town halls and participate in leadership forums with employees.

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Diversity, equity and inclusion. Verizon is committed to creating a collaborative, inclusive, equitable and diverse environment – within Verizon, with our customers, and among our business partners and suppliers. The Board views this commitment as a business imperative and a competitive advantage. To promote diversity in our workforce and encourage the contribution of diverse business partners to our success, the Human Resources Committee has included diversity targets as performance measures in the Short-Term Plan for over 20 years. The Chief Human Resources Officer reviews diversity representation and initiatives with the Committee at least annually. Additionally, the Corporate Governance and Policy Committee regularly reviews and discusses Board diversity matters. The Finance Committee also receives regular updates from our Senior Vice President and Treasurer about the Company’s efforts to foster diversity, equity and inclusion in the capital markets through our financing activities.

Succession planning and talent development. Our Board recognizes that one of its most important duties is to promote continuity in Verizon’s senior leadership by overseeing the development of executive talent and planning for the efficient succession of the CEO. Our Board has delegated primary oversight responsibility for succession planning to the Human Resources Committee, which oversees assignments to key leadership positions. The Human Resources Committee reports on its activities to the full Board, which addresses succession planning during executive sessions that typically occur in connection with each regularly scheduled meeting.

To align the succession planning and management development process with Verizon’s strategic objectives, the Board and the Human Resources Committee regularly consult with the CEO on Verizon’s organizational needs and competitive challenges, the potential of key managers, and plans for future developments and emergency situations. As part of this process, the Board and the Human Resources Committee also seek input from the Chief Human Resources Officer, as well as advice on related compensation issues from the Human Resources Committee’s independent compensation consultant.

Our Board generally conducts an in-depth review of senior leader development and succession planning at least twice a year. Led by the CEO and the Chief Human Resources Officer, this review addresses Verizon’s management development initiatives, assesses senior management resources, and identifies individuals for consideration as potential future senior executives.

Our goal is to develop well-rounded, experienced and diverse senior leaders. High-potential executives are challenged regularly with additional responsibilities, new positions or promotions to expose them to our various operations. These individuals are often positioned to interact more frequently with the Board, both in full Board meetings and in less formal settings and small groups, so the Directors can get to know and assess them.

Employee health and safety. Verizon is committed to maintaining a safe workplace and environmentally responsible work practices, and we expect our suppliers to share that commitment. At least annually, the Board receives a briefing on health and safety matters, including incidents involving employees and suppliers and actions that management is taking to limit these risks.

Compensation risk. The Human Resources Committee considers the impact of our executive compensation program and the incentives created by compensation awards on Verizon’s overall risk profile. It also oversees management’s annual assessment of compensation risk arising from Verizon’s compensation policies and practices. This annual assessment is conducted by members of management including the Senior Vice President of Internal Audit and the Senior Vice President, Deputy General Counsel and Corporate Secretary. The assessment includes a review of the features and characteristics of Verizon’s compensation policies and programs, the performance metrics under the Short- and Long-Term Incentive Plans and the process for calculating and approving adjustments that are part of the plan, as well as the approval processes for compensation programs and related payouts. The assessment also reviews governance oversight at the Committee and Board level, Code of Conduct provisions and mandatory training programs that reinforce policies that mitigate risk, and performance metrics and measurement periods that are aligned with Verizon’s business strategy.

Based on management’s review, Verizon has concluded that our compensation policies and procedures are not reasonably likely to have a material adverse effect on Verizon because they are appropriately structured and discourage employees from taking excessive risks.

Other risk-related matters

Business conduct and ethics. We are committed to operating with the highest level of integrity, responsibility and accountability. To that end, we have adopted a Code of Conduct that applies to all employees, including the CEO, the CFO and the Controller. The Code of Conduct describes each employee’s responsibility to conduct business with the highest ethical standards and provides guidance about preventing, reporting and remediating potential compliance violations in key areas. Verizon thoroughly investigates all claims of misconduct. Various types of cases are reported to the Chief Compliance Officer, who discusses the most serious Code of Conduct violations with the Audit Committee at least annually.

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Directors are expected to act in the spirit of the Code of Conduct, and to comply with the specific ethical provisions of the Corporate Governance Guidelines. Our Board is strongly predisposed not to waive any of these business conduct and ethics provisions for senior executives or Directors. In the event of an amendment or a waiver, we will promptly disclose the Board’s action on the Corporate Governance section of our website at www.verizon.com/about/investors/corporate-governance.

Related person transactions. The Board has adopted the Related Person Transaction Policy that is included in the Corporate Governance Guidelines. The Corporate Governance and Policy Committee reviews transactions between Verizon and any of our Directors or executive officers or members of their immediate families to determine if any participants have a material interest in the transaction. If the Committee determines that a material interest exists, based on the facts and circumstances of each case, the Committee may approve, disapprove, ratify or cancel the transaction or recommend another course of action. Any Committee members who are involved in a transaction under review do not participate in the Committee’s deliberations. During 2023, there were no related person transactions required to be disclosed in this proxy statement.

Our approach to shareholder engagement

We believe that a robust shareholder outreach and engagement program is an essential component of maintaining our strong corporate governance practices. Ongoing communication with our investors helps our Board and senior management gather useful feedback on a wide range of topics. In our discussions with investors, we seek their input on a variety of corporate governance, compensation and ESG topics that may impact our business or reputation. We strive for a collaborative approach with investors to solicit and understand a variety of perspectives. These engagements include the participation of our independent Lead Director, Clarence Otis, Jr., or other Directors, when requested and appropriate. Shareholder feedback is regularly summarized and shared with our Board.

In 2023, topics covered in engagement included:

Environmental • Climate change • Network reliability and resilience • Biodiversity	Social • Artificial intelligence (AI) • Cybersecurity • Data privacy • Digital inclusion • Human capital, including diversity, equity and inclusion • Labor management • Supply chain	Governance • Board diversity and skills • Business ethics • Executive compensation • Human rights • Political engagement • Risk management	Disclosure • ESG ratings • Human capital metrics • Proposed SEC rules • SASB industry standard • TCFD

Our Lead Director, Clarenc e Otis, Jr., discusses corporate purpose, decisions about when to speak on social issues, Board oversight of human capital management, and Board composition and refreshment in a video on the Corporate Governance section of our website at www.verizon.com/about/investors/corporate-governance.

Verizon’s dedicated ESG team focuses on stakeholder engagement and decision-useful reporting in strategic areas including governance, human rights, environmental sustainability, and digital trust and safety. Our ESG team also oversees Verizon’s efforts to deliver on our ESG commitments. Our ESG reporting is aligned with the SASB Standard for the telecommunications industry, the recommendations of the Task Force on Climate-Related Financial Disclosures (TCFD), the Global Reporting Initiative and United Nations Global Compact. We strive to make it easy for shareholders to learn about our positions and progress on the issues that matter to them. To that end, we have created an ESG Resources Hub on our Investor Relations website at www.verizon.com/about/investors/reporting that houses all of our ESG reporting and policies.

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Where to find more information

You can find information about Verizon’s Directors, Board committees and a video from our Lead Director on the Corporate Governance section of our website at www.verizon.com/about/investors/corporate-governance. You can also access Verizon’s Corporate Governance Guidelines, Code of Conduct and other corporate governance materials, including Verizon’s certificate of incorporation, bylaws, committee charters and policies at that site. You can request copies of these materials from the Assistant Corporate Secretary at the address provided under “Contacting us.”

In addition, you can access all of Verizon’s ESG reporting, including our ESG Reports, TCFD Reports, Transparency Reports, Political Engagement Reports and EEO-1 Report, as well as key company policies, through our ESG Resources Hub at www.verizon.com/about/investors/reporting.

The information contained on any website referred to in this proxy statement is provided for reference only and is not incorporated herein by reference.

How to contact the Board

Any shareholder or interested party may communicate directly with our Board, any committee of our Board, any individual Director (including the Lead Director and the committee chairs), or the non-employee Directors as a group, by writing to:

Verizon Communications Inc.
Board of Directors
(or committee name, individual Director, Lead
Director, committee chair or non-employee
Directors as a group, as appropriate)
1095 Avenue of the Americas
New York, New York 10036

Verizon’s Corporate Secretary reviews all correspondence addressed to our Directors and periodically provides the Board with copies of all communications concerning the functions of our Board or its committees, or that otherwise require Board attention. Typically, the Corporate Secretary will not forward communications that are of a personal nature or are unrelated to the duties and responsibilities of our Board, including business solicitations or advertisements, mass mailings, job-related inquiries, or other unsuitable communications. All communications involving substantive accounting or auditing matters are forwarded to the Chair of the Audit Committee.

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Non-employee Director compensation

The Human Resources Committee, in consultation with its independent compensation consultant, reviews and recommends non-employee Director compensation. In 2023, each non-employee Director of Verizon received a grant of Verizon share equivalents valued at $210,000 on the grant date and an annual cash payment of $125,000. The Chairs of the Corporate Governance and Policy Committee and the Finance Committee each received an additional annual cash payment of $20,000, and the Chairs of the Audit Committee and the Human Resources Committee each received an additional annual cash payment of $30,000. The Lead Director received an additional annual cash payment of $75,000. No additional fees were paid for meeting attendance.

All share equivalents that non-employee Directors receive are automatically credited to the Director’s deferred compensation account under the Verizon Executive Deferral Plan, which is referred to as the Deferral Plan, and invested in a hypothetical Verizon stock fund. Amounts in a Director’s deferred compensation account are paid in a cash lump sum in the year following the year the Director leaves our Board.

Non-employee Directors may choose to defer all or part of their annual cash payments under the Deferral Plan. They may elect to invest these amounts in the hypothetical investment options available to participants in Verizon’s Management Savings Plan or in a hypothetical cash account that earns a return rate equal to the long-term, high-grade corporate bond yield average as published by Moody’s Investor Services.

The non-employee Directors are eligible to participate in the Verizon Foundation Matching Gifts Program. Under this program, which is open to all Verizon employees, the Foundation matches up to $5,000 per year of charitable contributions to accredited colleges and universities, $1,000 per year of charitable contributions to any non-profit with 501(c)(3) status, and $1,000 per year of charitable donations to designated disaster relief campaigns.

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Non-employee Director compensation in 2023

Name (a)	Fees earned or paid in cash[1] ($) (b)	Stock awards[2] ($) (c)	Option awards ($) (d)	Non-equity incentive plan compensation ($) (e)	Change in pension value and nonqualified deferred compensation earnings ($) (f)	All other compensation ($) (g)	Total ($) (h)
Shellye Archambeau*	145,000	210,000	0	0	0	0	355,000
Roxanne Austin	125,000	210,000	0	0	0	0	335,000
Mark Bertolini*	145,000	210,000	0	0	0	0	355,000
Vittorio Colao	125,000	210,000	0	0	0	0	335,000
Melanie Healey	125,000	210,000	0	0	0	0	335,000
Laxman Narasimhan	125,000	210,000	0	0	0	0	335,000
Clarence Otis, Jr.**	200,000	210,000	0	0	0	0	410,000
Daniel Schulman*	155,000	210,000	0	0	0	0	365,000
Rodney Slater	125,000	210,000	0	0	0	0	335,000
Carol Tomé	125,000	210,000	0	0	0	0	335,000
Gregory Weaver*	155,000	210,000	0	0	0	0	365,000

*	Denotes a chair of a standing committee during 2023.
**	Mr. Otis served as Lead Director during 2023.
1	This column includes all fees earned in 2023, whether the fee was paid in 2023 or deferred.
2	For each non-employee Director, this column reflects the grant date fair value of the non-employee Director’s 2023 annual stock award, computed in accordance with FASB ASC Topic 718. The following reflects the aggregate number of share equivalents held as of December 31, 2023 by each person who served as a non-employee Director during 2023: Ms. Archambeau, 50,018; Ms. Austin, 17,657; Mr. Bertolini, 43,827; Mr. Colao, 6,631; Ms. Healey, 62,627; Mr. Narasimhan, 14,745; Mr. Otis, 117,902; Mr. Schulman, 26,204; Mr. Slater, 77,466; Ms. Tomé, 10,673; and Mr. Weaver, 40,989.

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Executive compensation

Item 2: Advisory vote to approve executive compensation

Shareholders have strongly supported Verizon’s executive compensation program since our first annual advisory vote on the matter in 2009. We are asking you to vote in favor of the following non-binding resolution:

“Resolved, that the shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in Verizon’s proxy statement for the 2024 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Compensation Tables, and the related narrative discussion.”

The structure of our executive compensation program for 2023 is similar to prior years, with updates to address changes in our strategic emphasis. Our Board recommends a vote FOR this resolution because the Board believes our program effectively:

•	Encourages strong short-term and long-term performance;

•	Aligns the executives’ long-term interests with those of our shareholders; and

•	Retains high-performing executives.

In the Compensation Discussion and Analysis and Compensation Tables beginning on page 23, we provide a detailed description of our executive compensation program, including our philosophy, the elements of our program, and the compensation of our named executive officers. We encourage you to read these sections before deciding how to vote on this proposal.

This advisory resolution, commonly known as a “say-on-pay” resolution, is not binding on our Board of Directors. Nevertheless, the Board and the Human Resources Committee value shareholder feedback received through this annual say-on-pay vote and our direct investor outreach program. The voting results and direct shareholder input are carefully reviewed and considered and are an important part of the process for evaluating our executive compensation program.

The Board of Directors recommends that you vote FOR this proposal.

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Compensation discussion and analysis

2023 Named executive officers
	Hans Vestberg Chairman and Chief Executive Officer	Anthony Skiadas* Executive Vice President and Chief Financial Officer	Sowmyanarayan Sampath** Executive Vice President and Group CEO – Verizon Consumer	Kyle Malady** Executive Vice President and Group CEO – Verizon Business	Craig Silliman Executive Vice President and President – Verizon Global Services	Matthew Ellis* Former Executive Vice President and Chief Financial Officer
*	Mr. Skiadas succeeded Mr. Ellis as Executive Vice President and Chief Financial Officer effective April 29, 2023. Prior to that appointment, Mr. Skiadas served as Verizon’s Senior Vice President and Controller. Mr. Ellis separated from Verizon on April 29, 2023.
**	Mr. Sampath served as Executive Vice President and Group CEO – Verizon Business until March 2, 2023, and Mr. Malady succeeded Mr. Sampath in that role on that date. Prior to that appointment, Mr. Malady served as Executive Vice President and President – Global Networks and Technology.

Roles and responsibilities

Human Resources Committee. The Human Resources Committee of the Board of Directors oversees the design and implementation of the compensation program for our named executive officers, as well as Verizon’s management succession planning, talent development and human capital management initiatives, including with respect to employee diversity, equity and inclusion and pay equity. The CEO’s compensation is determined by the independent members of the Board after receiving the Committee’s recommendation. References to the Committee in this Compensation Discussion and Analysis with respect to the CEO’s compensation reflect that process.

Management. The Committee consults with the Chief Human Resources Officer about the design, administration and operation of the compensation program. The Committee has delegated administrative responsibility for implementing its decisions on compensation and benefits matters to the Chief Human Resources Officer, who reports to the Committee on the actions taken under this delegation.

The Committee seeks the CEO’s views on whether the existing compensation policies and practices continue to support Verizon’s business and performance objectives, utilize appropriate performance targets, and appropriately reward the contributions of the other named executive officers. While the Committee values the CEO’s insight, ultimately the Committee makes an independent determination on all matters related to the compensation of the named executive officers.

Independent compensation consultant. The Committee has the sole authority to retain and terminate a compensation consultant and to approve all terms of the engagement, including fees. The Committee retained Semler Brossy Consulting Group, LLC as its compensation consultant (Semler Brossy). Semler Brossy advises the Committee on all matters related to the compensation of our named executive officers and our non-employee Directors. Semler Brossy’s advisory services include providing current benchmarking data for our peer group and other relevant market data in our industry and helping the Committee interpret this data, as well as data provided by the Company. Semler Brossy participates in Committee meetings and confers regularly with the Committee in executive session at those meetings.

Committee policy prohibits Semler Brossy from doing any work for the Company during its engagement, and Semler Brossy did not perform work for the Company in 2023. The Committee made assessments of Semler Brossy under SEC rules and NYSE and Nasdaq listing standards and concluded that Semler Brossy was independent, and that its work in 2023 for the Committee did not raise any conflicts of interest.

Shareholder feedback on compensation

Our Board, the Human Resources Committee and our management team value shareholder perspectives on our executive compensation program. Management and Directors engage with our institutional shareholders in meetings and calls throughout the year. Topics of discussion typically include the Committee’s choice of performance measures for awards issued under our Short- and Long-Term Incentive Plans, the relationship between the performance measures and

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our long-term strategy, the payout terms of equity awards, compensation recoupment policies and shareholder proposals, and our long-standing practice of including quantitative ESG performance measures in our Short-Term Plan. In addition to this direct feedback, as part of the Committee’s annual review of the executive compensation program, the Committee considers the outcome of Verizon’s annual shareholder advisory vote on executive compensation – the “say-on-pay.” At our Annual Meeting in May 2023, the compensation of our named executive officers was approved by approximately 91% of votes cast. Based on the perspective obtained from discussions with our long-term shareholders, the results of our 2023 say-on-pay vote, and the history of strong shareholder support in prior say-on-pay votes, the Committee believes our shareholders continue to strongly support Verizon’s executive compensation program.

Best practices in executive compensation and governance

Our compensation program reflects our commitment to industry-leading standards for compensation design and governance. The Human Resources Committee regularly reviews best practices in executive compensation and governance and revises our policies and practices when appropriate. The following table highlights some features of our executive compensation program that demonstrate the rigor of our policies.

What we do	More information on page
Pay for performance	Approximately 90% of named executive officers’ total compensation opportunity is variable, incentive-based pay.	26
Focus on performance: Exclude buybacks from EPS results	Our adjusted earnings per share (EPS) metric under our Long-Term Incentive Plan (Long-Term Plan) excludes the benefit of any repurchases of Verizon’s common stock under a share buyback program.	32
Robust stock ownership guidelines	We have stock ownership guidelines for the CEO of 7x base salary; for other named executive officers of 4x base salary; and for Directors of 5x the cash component of the annual Board retainer.	37
Clawback policies	Our clawback policies give us the right to cancel or “claw back” incentive compensation from any senior executive who has engaged in misconduct that results in (i) significant reputational or financial harm to Verizon or (ii) a material financial restatement. In addition, the Company adopted an additional clawback policy in accordance with final SEC rules and NYSE and Nasdaq listing rules that provides for the mandatory recovery of erroneously awarded “incentive-based compensation” from current and former executive officers in the event that Verizon is required to prepare an accounting restatement.	38
Anti-hedging policy	Our anti-hedging policy prohibits Directors and executives who receive equity-based incentive awards from entering into transactions designed to hedge or offset any decrease in the market value of Verizon stock that they own.	37
Double-trigger change in control	In the event of a change in control, our Long-Term Plan requires an involuntary termination without cause for any accelerated vesting of awards.	37
ESG metric	For over 20 years, our short-term incentive program has included an ESG metric.	29

What we don’t do
Tax gross-ups	We do not provide tax gross-ups to our executive officers or Directors.	36
Dividends on unearned performance awards	We do not pay dividends on unearned Performance Stock Units (PSUs) or Restricted Stock Units (RSUs).	31
Employment contracts	None of our named executive officers has an employment contract.	37
Guaranteed benefits	Over 15 years ago, we froze our defined benefit pension and supplemental executive retirement benefits.	36

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Benchmarking total compensation opportunity

The Committee evaluates whether the compensation opportunities for our executives are appropriate and competitive by comparing each named executive officer’s total compensation opportunity – which represents the sum of the executive’s base salary and target award amounts under the Short-Term Plan and the Long-Term Plan – to the total compensation opportunities for executives in comparable positions at peer companies, referencing the 50th percentile when making this comparison. A named executive officer’s total compensation opportunity may be higher or lower depending upon the executive’s tenure and overall level of responsibility.

The peer groups utilized for compensation benchmarking are reviewed each year. For 2023 compensation decisions, the Committee utilized a peer group that consisted of the companies in the Dow Jones Industrial (Dow) Average (other than Verizon) with at least $50 billion in annual revenue, plus Verizon’s four largest industry competitors (AT&T, Charter Communications, Comcast and T-Mobile US) and four large market-capitalization technology companies (Alphabet, Amazon, Meta Platforms and Netflix) that were not included in the Dow at the time of the 2023 compensation decisions, whose applications rely heavily on our network and technology. This is the same peer group selection criteria utilized for 2022 compensation decisions.

Below are the companies included in the Company’s peer group for 2023 compensation benchmarking purposes.

Alphabet Amazon American Express Apple AT&T Boeing Caterpillar Charter Communications Chevron Cisco	Comcast Dow Inc. Home Depot IBM Intel Johnson & Johnson JPMorgan Chase Merck Meta Platforms	Microsoft Netflix Nike Procter & Gamble T-Mobile US UnitedHealth Group Walgreens Boots Alliance Walmart Walt Disney

Compensation objectives and elements of compensation

Compensation objectives

Verizon’s executive compensation program supports the creation of shareholder value by pursuing four key objectives:

•	Attract and retain high-performing executives with the leadership abilities and experience necessary to drive our customer-focused, technology-enabled strategy, within an enterprise of our scale, breadth and complexity;
•	Pay for superior results and sustainable growth by rewarding the achievement of challenging short- and long-term performance goals designed to build shareholder value;
•	Drive performance and create shareholder value by emphasizing variable, at-risk compensation with an appropriate balance of short-term and long-term objectives that align executive and shareholder interests; and
•	Manage risk through oversight and compensation design features, policies and practices that strike an appropriate balance between risk and reward.

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Elements and mix of compensation to emphasize long-term performance

The Committee determines the appropriate balance between fixed and variable pay elements, short- and long-term pay elements, and cash and equity-based pay elements when setting total compensation opportunities at competitive levels.

Pay element	Characteristics	Purpose
Base salary	Annual fixed cash compensation	Attract and retain high-performing and experienced executives
Short-term incentive opportunity	Annual variable cash compensation based on the achievement of predetermined annual performance measures	Motivate executives to achieve short-term performance goals that will establish the foundation for future growth
Long-term incentive opportunity	Long-term variable equity awards granted annually as a combination of performance-based stock units and time-based restricted stock units	Align executives’ interests with those of shareholders, encourage efforts to grow long-term value, and retain executives

The Committee believes that a substantial majority of each named executive officer’s total compensation opportunity should be variable and at risk in order to emphasize a performance-based culture. Moreover, since the annual Long-Term Plan awards feature three-year award cycles, with awards consisting of PSUs subject to both performance-based and time-based vesting requirements and RSUs subject to time-based vesting requirements, we reward sustained performance and also encourage high-performing executives to remain with Verizon.

2023 total compensation pay mix

The following chart illustrates the approximate allocation of the named executive officers’ 2023 total compensation opportunity between variable, performance-based elements and fixed pay. The actual percentages vary by individual.

In establishing the mix of incentive pay for the named executive officers, the Committee balances the importance of meeting Verizon’s short-term business goals with the need to create shareholder value over the longer term. The Committee also considered market data with respect to the mix of annual cash and long-term equity components for similarly situated executives among the peer group. Based on its review, the Committee established long-term target compensation opportunities at levels more than three times the annual base salary and short-term incentive target compensation opportunities of the named executive officers.

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Performance target setting

The Committee takes a holistic approach to establishing performance targets under our incentive plans and ensuring that they are aligned with Verizon’s short- and long-term strategic goals. In establishing performance targets, the Committee recognizes the importance of achieving an appropriate balance between rewarding executives for strong performance over both the short- and long-term and establishing realistic goals that continue to motivate and retain executives. As a result, we believe that our Short-Term and Long-Term Plans provide for measurable, rigorous performance targets that are attainable, but challenge executives to drive business results that generate shareholder value.

In setting the performance targets, the Committee considered the following factors:

•	Verizon’s short- and long-term strategy;
•	Economic, industry and competitive environments;
•	The creation of shareholder value;
•	The achievement level against performance targets in the prior year;
•	Financial analysts’ consensus estimates for the performance measures over future performance cycles;
•	The correlation among the performance measures and considerations of how Verizon’s operational performance will affect each measure differently; and
•	With regard to the ESG metrics in the Short-Term Plan, Verizon’s strategic plans to reduce its environmental impact and promote diversity in its workforce and among its business partners.

2023 annual base salary

To determine an executive’s base salary, the Committee, with assistance from Semler Brossy, considers the pay practices of the peer group for comparable positions; the executive’s experience, tenure, scope of responsibility and performance; internal pay alignment; continuity planning and management development considerations; and for newly-hired executives, the Committee also considers the compensation required to attract the executive to the Company. There is no specific weighting applied to any of these factors in setting annual salaries, and the process ultimately relies on the subjective exercise of the Committee’s judgment.

The Committee took these considerations into account in making the following base salary determinations for Mr. Sampath, Mr. Malady, Mr. Skiadas, and Mr. Silliman. In March 2023, when Mr. Sampath was appointed Executive Vice President and Group CEO – Verizon Consumer, and Mr. Malady was appointed Executive Vice President and Group CEO – Verizon Business, the Committee approved a new base salary for Mr. Sampath of $1,050,000 (an increase of 23.53% from his prior base salary) and a new base salary for Mr. Malady of $1,000,000 (an increase of 11.11% from his prior base salary), which reflect the scope and breadth of their new positions. The Committee approved a 2023 base salary of $900,000 for Mr. Silliman in connection with his role as Executive Vice President and President – Verizon Global Services (an increase of 5.88% from his prior base salary). In addition, the Committee approved a new base salary for Mr. Skiadas of $800,000 (an increase of 28% from his prior base salary in his role as Senior Vice President and Controller) effective on the date Mr. Skiadas assumed the position of Executive Vice President and Chief Financial Officer in April 2023. Messrs. Vestberg and Ellis did not receive a base salary increase in 2023.

2023 short-term incentive compensation

The Verizon Short-Term Plan motivates executives to achieve challenging short-term performance targets in order to provide the foundation for future growth. Each year, the Committee establishes the potential value of the awards under the Short-Term Plan, as well as the performance targets required to achieve these awards.

For the 2023 Short-Term Plan, the Committee established a single set of performance metrics at the Verizon corporate level, based on Verizon’s consolidated results, that apply to all executives, consistent with the 2022 Short-Term Plan.  The Committee also maintained the same three financial performance measures – service and other revenue, cash flow from operations and adjusted operating income – as well as the diversity and sustainability metrics from the 2022 Short-Term Plan.  The Committee evolved the plan design for 2023 by eliminating the qualitative operating unit and overall leading indicators that were in place for 2022, after taking into consideration the formation of the Verizon Global Services organization in addition to Verizon’s three operating units – Consumer, Business and Global Network and Technology (GN&T) – and the desire to focus all employees around a single set of shared strategic goals, further accelerate efficiency and growth, and emphasize a unified Verizon.

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The Committee set the values of the 2023 Short-Term Plan award opportunities as a percentage of an executive’s base salary based on both the scope of the executive’s responsibilities and the competitive pay practices of the peer group used for benchmarking our executives’ total compensation opportunity. The Short-Term Plan award opportunities at the threshold, target and maximum levels for each of the named executive officers are shown in the Grants of Plan-based Awards table on page 42.

For the named executive officers, other than Mr. Skiadas, target award opportunities, expressed as a percentage of base salary, did not change for 2023. However, the dollar value of the 2023 target award opportunity for Messrs. Sampath, Malady and Silliman increased from 2022 as a result of the base salary increases described above. Messrs. Vestberg and Ellis did not receive a salary increase in 2023, so the dollar value of their respective 2023 target award opportunities was the same as it was in 2022. When Mr. Skiadas was promoted to Executive Vice President and Chief Financial Officer in April 2023, his target award opportunity was increased from 90% to 150% of his base salary on a prorated basis. The dollar value in the 2023 Short-Term Plan Target Award Opportunity table below reflects this increase.

The following table shows the 2023 Short-Term Plan target award opportunity for each of the named executive officers.

2023 Short-Term Plan target award opportunity

Named executive officer	As a percentage of base salary	As a dollar value
Mr. Vestberg	250%	$3,750,000
Mr. Skiadas*	150%	$987,500
Mr. Sampath	150%	$1,575,000
Mr. Malady	150%	$1,500,000
Mr. Silliman	150%	$1,350,000
Mr. Ellis**	150%	$1,425,000
*	Mr. Skiadas’s target award opportunity was 90% of his base salary prior to May 2023. The dollar value shown here reflects Mr. Skiadas’s total target award opportunity for 2023 after giving effect to the prorated increase to his target award percentage in April 2023.
**	In connection with Mr. Ellis’s involuntary separation from Verizon in April 2023, he was eligible for a prorated 2023 Short-Term Plan award pursuant to the terms of the Verizon Senior Manager Severance Plan based on the Company’s attainment of the 2023 Short-Term Plan annual performance measures. The amount in this table represents Mr. Ellis’s full year 2023 target award opportunity.

Annual performance measures

In February 2023, the Committee established the performance measures and targets for the 2023 Short-Term Plan. The Committee established financial, operational and ESG performance measures and targets at the Verizon corporate level, based on Verizon’s consolidated results.  For each performance measure, the Committee set a target that challenges executives to drive business results that generate shareholder value. Verizon’s performance with respect to these applicable measures determines the amount of the short-term incentive awards earned by the named executive officers.

The 2023 performance measures, along with the weighting ascribed to each, are shown on the following page as a percentage of the total Short-Term Plan award opportunity at target level performance. The Committee believes that these performance measures are appropriate to motivate Verizon’s executives to achieve outstanding short-term results and, at the same time, help establish the foundation for long-term value for shareholders.

The 2023 measures and related targets approved by the Committee are described in detail on the following page.

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2023 Short-Term Plan performance measures and weightings

Why these performance measures?

The Committee selected service and other revenue, adjusted operating income, and cash flow from operations to reflect Verizon’s strategic goals of encouraging profitable operations, growth and delivering best-in-class network experiences in a cost efficient manner. Consistent with prior years, the Committee also selected diversity and sustainability metrics to reflect Verizon’s commitments to promoting diversity among our employees and our business partners and reducing the environmental impact of our operations.

Service and other revenue	Target range: $109.4 billion to $111.3 billion
Service and other revenue is a measure that reflects the extent to which we have been successful in attracting and retaining customers, penetrating key markets with our products and services and creating high-quality growth. The Committee views this measure as an important indicator of Verizon’s growth and success in realizing its strategic initiatives.
Adjusted operating income	Target range: $30.6 billion to $32.1 billion
Adjusted operating income is a measure that reflects operating profitability because it indicates how much profit we generate after subtracting operating expenses, including depreciation and amortization and the other costs of running the business, from total revenue. The Committee views this as an important indicator of how well our management is growing revenue while managing operating costs. Adjusted operating income excludes the effect of special items, which provides more comparable financial results from period to period.
Cash flow from operations	Target range: $35.3 billion to $37.1 billion
Cash flow from operations is a measure of the cash generated from our ongoing, regular business activities and is used to fund expansion and modernization of our networks, service and repay external financing, pay dividends and invest in new businesses and spectrum.
ESG metrics	Targets: Workforce diversity of 60.6%, diverse supplier spend of $5.5 billion, and carbon intensity reduction of 16.0%

ESG metrics relating to diversity and sustainability reinforce our corporate purpose to “create the networks that move the world forward.” As a large, multinational company with a highly diverse customer and employee base, we know that our operations are strengthened when we leverage the diversity of thought and cultures of our workforce and business partners. We are also committed to reducing the environmental impact of our operations because we believe that effective emissions and energy management is not only necessary for the transition to a low-carbon economy, but also lowers current and future operating costs. Therefore, the Committee utilizes diversity and sustainability metrics and targets that measure the percentage of our U.S.-based workforce that is comprised of women and minorities (workforce diversity), the amount of our overall annual supplier spend with, or directed to, diverse firms (diverse supplier spend) and the percentage by which we reduce our carbon intensity – the amount of carbon our business emits divided by the terabytes of data we transport over our networks – as compared to the prior year (carbon intensity reduction).

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2023 adjusted company results1

The Short-Term Plan provides for performance measures to be adjusted to exclude the impact of certain types of events not contemplated at the time the performance measures were set, such as significant transactions, changes in legal or regulatory policy and other special items. The Committee did not make any adjustments in determining Verizon’s performance against the performance measures.

$109.7B Service and other revenue	$31.1B Adjusted operating income	$37.5B Cash flow from operations

60.3% U.S.-based workforce comprised of women and minorities (below target performance)	$6.1B annual supplier spend with, or directed to, diverse firms[2] (above target performance)	17.8% reduction in carbon intensity (above target performance)
1	A reconciliation of non-GAAP measures to the most directly comparable GAAP measures may be found in Appendix B.
2	For the twelve-month period ended September 30, 2023 or November 30, 2023, depending on the tier of supplier.

2023 Short-Term Plan awards

Based on its assessment of Verizon’s performance against the Verizon corporate measures and targets set forth above, the Committee approved a payout percentage for all of the employees participating in the Short-Term Plan of 109%.

The following table shows the actual Short-Term Plan award earned by each named executive officer based on the payout percentages detailed above.

Named executive officer	Target award	x	Payout percentage	=	Actual award
Mr. Vestberg	$3,750,000		109%		$4,087,500
Mr. Skiadas*	$987,500		109%		$1,076,375
Mr. Sampath	$1,575,000		109%		$1,716,750
Mr. Malady	$1,500,000		109%		$1,635,000
Mr. Silliman	$1,350,000		109%		$1,471,500
Mr. Ellis**	$1,425,000		109%		$517,750
*	The dollar values shown for Mr. Skiadas’s target award and actual award reflect Mr. Skiadas’s total target award opportunity for 2023 after giving effect to the prorated increase to his target award percentage in April 2023.
**	Mr. Ellis’s actual award was prorated to reflect his involuntary separation from Verizon on April 29, 2023.

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Long-term incentive compensation

The Long-Term Plan is intended to align executives’ and shareholders’ interests and to reward participants for creating long-term shareholder value.

Annual Long-Term Plan awards are made in PSUs and RSUs. The value of each PSU or RSU is equal to the value of one share of Verizon common stock. The Committee assumes each executive will earn 100% of the PSUs and RSUs awarded for purposes of determining the total compensation opportunity. PSUs and RSUs accrue dividend equivalents that are deemed to be reinvested in PSUs and RSUs, respectively. These dividend equivalents are paid when, and only to the extent that, the related PSUs and RSUs are actually earned. PSUs are earned over a three-year performance cycle, with cliff vesting at the end of the three-year period. The Committee believes that a three-year performance cycle is appropriate for the PSU awards because a multi-year performance cycle measures the effectiveness of management’s execution of long-term strategies and the effect on shareholder value. RSUs vest ratably over three years (as opposed to a single, longer cliff vesting schedule), which aligns with market practice and enables us to continue to attract and retain key executive talent.

The 2023 Long-Term Plan awards for executives other than Mr. Vestberg, were comprised of 60% PSUs and 40% RSUs, consistent with prior years.  Mr. Vestberg’s 2023 award was comprised of 67% PSUs and 33% RSUs.  The Committee retained the PSU performance metrics and weightings from the 2022 awards, with one-third based on Verizon’s cumulative free cash flow, one-third based on Verizon’s adjusted EPS and one-third based on Verizon’s service and other revenue over the three-year performance period. The Committee also retained relative total shareholder return (TSR) as a modifier to the PSU vesting percentage as compared against the companies in the S&P 100.

The number of PSUs actually earned and paid is determined based upon Verizon’s achievement of pre-established performance targets over the three-year performance cycle, and the ultimate value of each PSU depends on Verizon’s stock price. Because the value of PSUs is linked to both stock price and performance targets, PSUs provide a strong incentive to executives to deliver value to Verizon’s shareholders. RSUs also provide a performance link as the value of the award depends on Verizon’s stock price. Both PSUs and RSUs provide a retention incentive by requiring the executive to remain employed with Verizon through the end of the applicable vesting period, subject to certain qualifying separations. The 2023 PSUs and RSUs are payable in shares of Verizon stock.

2023 Long-Term Plan award opportunities

The Committee set the annual target long-term incentive award levels to create an appropriate total compensation opportunity for the named executive officers in light of the Committee’s reference of the 50th percentile for comparable executives within the peer group and the compensation mix considerations described above, and taking into account market practices for each individual’s role and responsibilities, the individual’s performance, the strategic impact of the individual’s role and internal pay alignment.

The 2023 target award opportunity for the named executive officers was allocated between PSUs and RSUs as noted above, and the target award opportunity allocated to each type of award was converted into a target number of units using the closing price of Verizon’s common stock on the grant date.

2023 Long-Term Plan target award opportunity

Named executive officer	As a dollar value
Mr. Vestberg	$18,000,000
Mr. Skiadas*	$7,000,000
Mr. Sampath	$8,500,000
Mr. Malady	$8,000,000
Mr. Silliman	$7,500,000
Mr. Ellis	$7,000,000
*	The dollar value for Mr. Skiadas reflects the total target award opportunity for 2023 after giving effect to the prorated incremental award granted in May 2023 upon his promotion to Executive Vice President and Chief Financial Officer.

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Each of the named executive officers other than Mr. Vestberg, received 60% of his 2023 Long-Term Plan award in the form of PSUs and 40% in the form of RSUs, consistent with past practice, which the Committee believes incentivizes our executives to focus on our long-term operational goals and to deliver TSR performance, as well as encourages retention among our highly-qualified team.  For Mr. Vestberg, the Committee increased the mix of PSUs to 67% of his 2023 award, and reduced the RSUs to 33% of his award, which further emphasizes the importance of Mr. Vestberg delivering on our long-term operational goals and TSR performance. One-third of the 2023 PSUs is eligible to vest based on Verizon’s cumulative adjusted EPS, one-third is eligible to vest based on Verizon’s cumulative free cash flow and one-third is eligible to vest based on Verizon’s service and other revenue. The number of PSUs that will ultimately vest may be decreased or increased by up to 25% depending on Verizon’s TSR position at the end of the three-year period compared with the companies in the S&P 100 as constituted on the date the awards were granted.

Terms of 2023 PSU awards

Adjusted earnings per share metric

One-third of the 2023 PSUs will vest based on Verizon’s cumulative adjusted earnings per share (EPS PSUs). The percentage of the EPS PSUs awarded for the 2023-2025 performance cycle that will vest is based on the extent to which Verizon’s cumulative adjusted EPS over the performance cycle meets or exceeds the cumulative adjusted EPS performance levels set by the Committee at the beginning of the performance cycle. Adjusted EPS is defined as Verizon’s cumulative earnings per share over the three-year performance period, adjusted to exclude the impact of special items, including the benefit of any repurchases of Verizon’s common stock under a share buyback program, and is subject to adjustment to eliminate the financial impact of significant transactions, changes in legal or regulatory policy and other extraordinary items.

The cumulative adjusted EPS target for the 2023-2025 performance cycle was set at a level reflective of our three-year strategic plan, which the Committee believes is attainable, but challenging in light of the business environment. The number of EPS PSUs that will vest ranges from 0%, if actual performance is below the threshold level, to 200%, if actual performance is at or above the maximum cumulative EPS level. The number of EPS PSUs that will vest in-between identified performance levels is determined by linear interpolation between vesting percentage levels.

Free cash flow metric

One-third of the 2023 PSUs will vest based on Verizon’s cumulative free cash flow (FCF PSUs). The percentage of the FCF PSUs awarded for the 2023-2025 performance cycle that will vest is based on the extent to which Verizon’s cumulative free cash flow over the performance cycle meets or exceeds the cumulative free cash flow performance levels set by the Committee at the beginning of the performance cycle. Free cash flow is calculated by subtracting capital expenditures from the total of cash flow from operations and is subject to adjustment to eliminate the financial impact of significant transactions, changes in legal or regulatory policy and other extraordinary items.

The cumulative free cash flow target for the 2023-2025 performance cycle was set at a level reflective of our three-year strategic plan, which the Committee believes is attainable, but challenging in light of the business environment. The number of FCF PSUs that will vest ranges from 0%, if actual performance is below the threshold level, to 200%, if actual performance is at or above the maximum cumulative free cash flow level. The number of FCF PSUs that will vest in-between identified performance levels is determined by linear interpolation between vesting percentage levels.

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Service and other revenue metric

One-third of the 2023 PSUs will vest based on Verizon’s cumulative service and other revenue (SOR PSUs). The percentage of the SOR PSUs awarded for the 2023-2025 performance cycle that will vest is based on the extent to which Verizon’s cumulative service and other revenue over the performance cycle meets or exceeds the cumulative service and other revenue performance levels set by the Committee at the beginning of the performance cycle. Service and other revenue is defined as Verizon’s cumulative revenue generated from Verizon’s wireless and wireline businesses, excluding revenue related to wireless equipment, on a consolidated basis over the performance cycle, subject to adjustment to eliminate the financial impact of significant transactions, changes in legal or regulatory policy and other extraordinary items.

The cumulative service and other revenue target for the 2023-2025 performance cycle was set at a level reflective of our three-year strategic plan, which the Committee believes is attainable, but challenging in light of the business environment. The number of SOR PSUs that will vest ranges from 0%, if actual performance is below the threshold level, to 200%, if actual performance is at or above the maximum cumulative service and other revenue level. The number of SOR PSUs that will vest in-between identified performance levels is determined by linear interpolation between vesting percentage levels.

Total shareholder return modifier

After the Committee determines the extent to which the EPS PSU, FCF PSU and SOR PSU performance measures have been achieved, the overall PSU vesting percentage may be increased or decreased by up to 25% depending on Verizon’s TSR position compared with the companies in the S&P 100 as constituted on the date the awards were granted. If Verizon ranks at or above the 75th percentile, 25% will be added to the PSU vesting percentage (up to a maximum payout of 200%). If Verizon ranks at or below the 25th percentile, 25% will be subtracted from the PSU vesting percentage. If Verizon ranks at the median, there will be no change to the PSU vesting percentage, and for ranks in between the 25th and 75th percentile, the modifier will be determined by linear interpolation between the levels.

Why these performance measures?

The Committee selected adjusted EPS, free cash flow and service and other revenue to focus our executives on our long-term operational goals, with cumulative adjusted EPS focusing on our profitability, cumulative free cash flow focusing on our ability to generate cash from operations and cumulative service and other revenue focusing on our ability to be successful in attracting and retaining customers, penetrating key markets with our products and services and creating high-quality growth. The TSR modifier is a valuable indicator of our success because it measures our performance in returning value to our shareholders in comparison to alternative investments our shareholders could have made. For purposes of measuring our TSR positioning, the Committee utilizes the companies in the S&P 100 index because the Committee believes that it balances having companies comparable to Verizon’s size in the comparator group with having a large enough number of companies to ensure that no one company overly impacts the outcomes in a given year and, further, that the S&P 100 is a recognized index, which is easy for shareholders and employees to track and understand.

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2021 PSU awards earned in 2023

With respect to the PSUs awarded in 2021, the Committee determined the number of PSUs that vested for a participant based on the level of achievement of two performance metrics over the three-year performance cycle – adjusted EPS and free cash flow – subject to adjustment depending on Verizon’s TSR position at the end of the three-year period compared with the companies in the S&P 100 as constituted on the date the awards were granted.

2021-2023 EPS PSUs. Fifty-percent of the PSUs awarded were eligible to vest based on Verizon’s cumulative adjusted EPS over the 2021-2023 performance cycle compared to the performance targets set by the Committee at the beginning of the three-year cycle. The following table shows the percentage of EPS PSUs awarded that would vest based on Verizon’s cumulative adjusted EPS over the 2021-2023 performance cycle at different performance levels.

Verizon’s cumulative adjusted EPS[1]	EPS vested percentage[2]
Greater than or equal to $17.00	200%
$16.50	150%
$15.94	100%
$15.00	50%
Less than $15.00	0%
1	Adjusted EPS is defined as Verizon’s cumulative earnings per share over the three-year performance period, adjusted to exclude the impact of special items, including the benefit of any repurchases of Verizon’s common stock under a share buyback program, and is subject to adjustment to eliminate the financial impact of significant transactions, changes in legal or regulatory policy and other extraordinary items.
2	For achievement between the stated levels, vesting is determined by linear interpolation.

At the time the 2021-2023 award was granted, the Committee provided for the EPS metric to be determined on an adjusted basis, to preserve the intended incentives by excluding the impact of certain types of events not contemplated by our financial plan, such as significant transactions, changes in legal or regulatory policy and other special items. In determining Verizon’s adjusted EPS over the performance cycle, the Committee made adjustments to normalize the impacts of strategic transactions, including amortization of acquisition-related intangible assets, and impacts resulting from the 2021 acquisition of C-Band spectrum through the Federal Trade Commission’s Auction 107 (C-Band Acquisition), each of which were not contemplated when the EPS PSU targets were set. These adjustments are set forth in Appendix B. In accordance with this pre-established adjustment methodology, the Committee determined that Verizon’s adjusted EPS over the performance cycle was $14.73, which resulted in a vesting percentage of 0% for the EPS PSUs.

2021-2023 FCF PSUs. Fifty-percent of the PSUs awarded were eligible to vest based on Verizon’s cumulative free cash flow over the 2021-2023 performance cycle compared to the performance targets set by the Committee at the beginning of the three-year cycle. The following table shows the percentage of FCF PSUs awarded that would vest based on Verizon’s cumulative free cash flow over the 2021-2023 performance cycle at different performance levels.

Verizon’s cumulative free cash flow[1] (in billions)	FCF vested percentage[2]
Greater than $62.5	200%
$57.6	150%
$52.8	100%
$43.8	50%
Less than $43.8	0%
1	Free cash flow is calculated by subtracting capital expenditures from the total of cash flow from operations.
2	For achievement between the stated levels, vesting is determined by linear interpolation.

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At the time the 2021-2023 award was granted, the Committee provided for free cash flow to be determined on an adjusted basis, to preserve the intended incentives by excluding the impact of certain types of events not contemplated by our financial plan, such as significant transactions, changes in legal or regulatory policy and other special items. In determining Verizon’s free cash flow over the performance cycle, the Committee made adjustments to normalize the impacts of the C-Band Acquisition on free cash flow results, which were not contemplated when the FCF PSU targets were set. These adjustments are set forth in Appendix B. In accordance with this pre-established adjustment methodology, the Committee determined that Verizon’s cumulative free cash flow over the performance cycle was $48.7 billion, which resulted in a vesting percentage of 77% for the FCF PSUs.

Relative total shareholder return modifier. After the Committee determined the extent to which the EPS PSU and FCF PSU performance measures have been achieved, the overall PSU vesting percentage could be increased or decreased by up to 25% depending on Verizon’s TSR position compared with the companies in the S&P 100 as constituted on the date the awards were granted. If Verizon ranked at or above the 75th percentile, 25% would be added to the PSU vesting percentage (up to a maximum payout of 200%). If Verizon ranked at or below the 25th percentile, 25% would be subtracted from the PSU vesting percentage. If Verizon ranked at the median, there would be no change to the PSU vesting percentage, and for ranks in between the 25th and 75th percentile, the modifier would be determined by linear interpolation between the levels. Over the three-year performance cycle ending December 31, 2023, Verizon’s TSR ranked 92nd among the S&P 100 as constituted on the date the awards were granted, resulting in 25% being subtracted from the final PSU vesting percentage.

2021-2023 relative TSR modifier based on Verizon’s TSR rank among S&P 100

2021-2023 PSU payout. Based on the results described above, in the first quarter of 2024 the Committee approved a payment to our named executive officers of 14% of the PSUs awarded for the 2021-2023 performance cycle, which represents the weighted average of the EPS PSU and FCF PSU vesting percentages described above, minus 25% as a result of the TSR modifier, plus dividend equivalents credited on those vested PSUs.

Mr. Vestberg’s 2018 special one-time equity award earned

When Mr. Vestberg was appointed CEO in August 2018, the Committee recommended, and the independent members of the Board approved, a special one-time equity award to Mr. Vestberg under the Long-Term Plan to provide an additional incentive to drive Verizon’s return on equity (ROE) over a five-year performance period.  The award was granted on August 1, 2018 and was entirely performance-based in the form of PSUs.  The PSUs represented shares of Verizon common stock that would become payable after the completion of a five-year performance cycle ending on July 31, 2023, provided that the pre-established performance criterion was achieved and Mr. Vestberg remained employed throughout the performance cycle. The number of PSUs that were eligible to vest would be determined based on Verizon’s average annual ROE during the performance cycle. No PSUs would vest unless Verizon’s average annual ROE met the minimum threshold percentage of 18%. If Verizon’s average annual ROE met the target percentage of 28%, 100% of the nominal number of the PSUs granted would vest and a maximum of two times the nominal number of PSUs granted would vest if Verizon’s average annual ROE was at least 38% at the conclusion of the performance cycle. If Verizon’s average annual ROE during the five-year performance cycle was greater than 18% but less than 28%, or was greater than 28% but less than 38%, the percentage of the PSUs granted that would vest would be determined on an interpolated scale.  In September 2023, the Committee determined that Verizon’s average annual ROE was 28% over the five-year performance cycle ending on July 31, 2023. As a result, the Committee recommended, and the independent members of the Board approved, a payment of 100% of the number of PSUs awarded, plus accrued dividends credited on those PSUs. The PSUs were paid in shares in accordance with the terms of the award, and Mr. Vestberg is required to hold the shares he received (net of tax withholding) for at least two years following the vesting date unless he dies or becomes disabled.

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Committee actions taken after fiscal year 2023

In January 2024, the Committee approved a compensation increase for Mr. Skiadas based on its assessment of the market competitiveness of his total compensation opportunity, his tenure and experience and internal pay equity considerations.  Mr. Skiadas's base salary increased from $800,000 to $1,000,000, effective January 1, 2024, and his target long-term incentive opportunity increased from $7,000,000 to $8,500,000.

Other elements of the compensation program

Verizon also provides the named executive officers with limited additional benefits as generally described below, which are subject to applicable taxes and not intended to be a significant portion of their overall pay package. No named executive officer is eligible for a tax gross-up payment in connection with any of these benefits, including with respect to excise tax liability arising from any Internal Revenue Code Section 280G excess parachute payments.

Personal benefits

Transportation. Verizon provides limited aircraft and ground transportation benefits to enhance the safety and security of certain named executive officers. These transportation benefits also serve business purposes, such as allowing an executive to attend to confidential business matters while in transit.

Executive life insurance. Verizon offers the named executive officers and other executives the opportunity to participate in an executive life insurance program in lieu of participating in our basic and supplemental life insurance programs. The executives who elect to participate in the executive life insurance program own the life insurance policy, and Verizon provides an annual cash payment to defray a portion of the annual premiums.

Financial planning. Verizon provides a voluntary Company-sponsored financial planning benefit program for the named executive officers and other executives. If an executive participates in the program, the cost of the financial planning benefit is included in the executive’s income.

For additional information on these benefits, see footnote 5 to the Summary Compensation table on page 40.

Retirement benefits

Over 15 years ago, the Committee determined that guaranteed pay in the form of defined benefit pension and supplemental executive retirement benefits was not consistent with Verizon’s pay-for-performance culture. Accordingly, effective June 30, 2006, Verizon froze all future pension accruals under its management tax-qualified and supplemental defined benefit retirement plans. These legacy retirement benefits that were previously provided to certain executives, including Messrs. Malady and Silliman, are described in more detail under the section titled “Pension plans” beginning on page 45.

During 2023, all of Verizon’s named executive officers were eligible to participate in Verizon’s tax-qualified defined contribution savings plan, the Verizon Management Savings Plan, referred to as the Savings Plan, and Verizon’s nonqualified defined contribution savings plan, the Verizon Executive Deferral Plan, referred to as the Deferral Plan. The named executive officers participate in these plans on the same terms as other participants in the plans. Under the Savings Plan, executives may defer “eligible pay,” which includes base salary up to certain compensation limits imposed by the Internal Revenue Code, and Verizon provides a matching contribution equal to 100% of the first 6% of eligible pay deferred. The Deferral Plan is designed to “restore” benefits that are limited or cut back under the Savings Plan due to the Internal Revenue Code limits. Accordingly, under the Deferral Plan, a participant may elect to defer his or her base pay and short-term incentive that could not be deferred into the Savings Plan due to the Internal Revenue Code limits. Verizon provides the same matching contribution on these deferred amounts as the participant would have received if such amounts had been permitted to be deferred into the Savings Plan.

Severance and change in control benefits

The Committee believes that maintaining a competitive level of separation benefits is appropriate as part of an overall program designed to attract, retain and motivate the highest-quality management team. However, the Committee does not believe that named executive officers should be entitled to receive cash severance benefits merely because a change in control occurs. Therefore, the payment of cash severance benefits is triggered only by an actual or constructive termination of employment.

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Verizon was not a party to any employment agreement with any of the named executive officers in 2023. All senior managers (including all named executive officers except Mr. Vestberg) are eligible to participate in the Verizon Senior Manager Severance Plan, which provides certain separation benefits to participants whose employment is involuntarily terminated without cause. As CEO, Mr. Vestberg is not eligible to participate in the Senior Manager Severance Plan and is not entitled to receive any cash severance benefits upon his separation from the Company.

The Senior Manager Severance Plan is generally consistent with the terms and conditions of Verizon’s broad-based severance plan for management employees other than senior managers. Under the Senior Manager Severance Plan, if a participant has been involuntarily terminated without cause (or, in the case of a named executive officer, if the independent members of the Board determine that there has been a qualifying separation), the participant is eligible to receive a lump-sum cash separation payment equal to a multiple of his or her base salary plus target short-term incentive opportunity, along with continuing medical, dental and vision coverage for the applicable severance period. To the extent that a senior manager is eligible for severance benefits under any other arrangement, that person may not receive any duplicative benefits under the Senior Manager Severance Plan. The Senior Manager Severance Plan does not provide for any severance benefits based upon a change in control of the Company.

Under the Senior Manager Severance Plan, each named executive officer, other than Mr. Vestberg, is eligible to receive a cash separation payment equal to two times the sum of his or her base salary and target short-term incentive opportunity. To be eligible for any severance benefits, a participant must execute a release of claims against Verizon in the form satisfactory to Verizon and agree not to compete or interfere with any Verizon business for a period of one year after separation.

Mr. Ellis became entitled to separation benefits under the Senior Manager Severance Plan upon his involuntary separation from Verizon effective April 29, 2023, which are described in more detail on page 53. Mr. Ellis. Mr. Ellis did not receive any enhanced benefits upon his separation from service.

Consistent with the Committee’s belief that named executive officers should not receive cash severance benefits merely because a change in control occurs, the Long-Term Plan does not allow “single-trigger” accelerated vesting and payment of outstanding awards upon a change in control. Instead, the Long-Term Plan requires a “double trigger.” Specifically, if in the 12 months following a change in control a participant’s employment is terminated without cause, all of that participant’s then-unvested PSUs will fully vest at the target level performance, then-unvested RSUs will fully vest, and those PSUs and RSUs (including accrued dividend equivalents) will become payable on the regularly scheduled payment date after the end of the applicable award cycle.

Other compensation policies

Stock ownership guidelines

To further align the interests of Verizon’s management with those of our shareholders, the Committee has approved guidelines that require each named executive officer and other executives to maintain certain stock ownership levels within five years of assuming their leadership roles.

•	The CEO is required to maintain share ownership equal to at least seven times base salary.
•	Other named executive officers are required to maintain share ownership equal to at least four times base salary.

In determining whether an executive meets the required ownership level, the calculation includes any shares held by the executive directly or through a broker, shares held through the Verizon tax-qualified savings plan or the Verizon nonqualified savings plan and other deferred compensation plans and arrangements that are valued by reference to Verizon’s stock. The calculation does not include any unvested PSUs or RSUs. Each of the named executive officers is in compliance with the stock ownership guidelines. In addition, none of the named executive officers has engaged in any pledging transaction with respect to shares of Verizon’s stock.

Policy on hedging Company stock

Verizon believes that ownership of Verizon stock by the Company’s executives and members of the Board of Directors promotes alignment of the interests of the Company’s leadership with those of its stockholders. Verizon recognizes that transactions that are designed to hedge or offset declines in the market value of Verizon stock can disrupt this alignment. Hedging transactions allow the holder to own Verizon stock without the full risks and rewards of ownership, potentially separating the holder’s interests from those of other Verizon shareholders. Therefore, all employees receiving equity-based awards with respect to Verizon stock and members of the Verizon Board of Directors are prohibited from engaging in any transaction involving Verizon stock that is designed to hedge or offset any decrease in the market value of Verizon stock beneficially owned by the employee or Director. This prohibition includes, but is not limited to, buying and/or writing puts and calls, prepaid variable forward contracts, equity swaps, collars, and exchange funds.

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In addition, the Verizon Code of Conduct prohibits all employees from engaging in any transaction that permits them to benefit from the devaluation of Verizon’s stock, bonds, or other securities, including engaging in short selling or buying “put” options on Verizon stock.

Holding executives accountable – Verizon’s clawback policies

The Committee believes it is appropriate to hold senior executives accountable for misconduct that results in significant reputational or financial harm to Verizon. Accordingly, the Committee has adopted the following policies:

•	Senior executive clawback policy. Verizon has the right to cancel or “claw back” the cash- and equity-based incentive compensation of senior executives who engage in willful misconduct in the performance of their duties that results in significant reputational or financial harm to Verizon.
•	Long-Term Plan clawback provisions. Annual equity grants under the Verizon Long-Term Plan give the Company the right to (i) require the recipient to forfeit or repay incentive-based compensation (both short-term and long-term) if Verizon is required to materially restate its financial results based on the individual’s willful misconduct or gross negligence while employed by the Company (where such restatement would have resulted in a lower payment being made to the individual) and (ii) enforce any right or obligation that Verizon may have regarding the clawback of incentive-based compensation under federal securities or other applicable laws.

The Committee also adopted an additional clawback policy with an effective date of October 2, 2023, in compliance with the final clawback rules adopted by the SEC and the listing standards of the NYSE and Nasdaq (Clawback Rules).  This additional clawback policy generally provides for the mandatory recovery of erroneously awarded “incentive-based compensation” (as defined in the Clawback Rules) from current and former executive officers in the event that Verizon is required to prepare an accounting restatement, in accordance with the Clawback Rules. A copy of this clawback policy is filed as an exhibit to Verizon’s Annual Report on Form 10-K for the year ended December 31, 2023.

These policies do not limit any other rights or remedies Verizon may have in the circumstances, such as terminating the executive or initiating other disciplinary procedures. Disclosure of any clawbacks will be made in accordance with applicable law and listing requirements.

Shareholder approval of certain severance arrangements

The Committee has a policy of seeking shareholder approval or ratification of any new employment or severance agreement with an executive officer that provides for a total cash value severance payment exceeding 2.99 times the sum of the executive’s base salary plus Short-Term Plan target opportunity. The policy defines severance pay broadly to include payments for any consulting services, payments to secure a non-compete agreement, payments to settle any litigation or claim, payments to offset tax liabilities, payments or benefits that are not generally available to similarly situated management employees and payments in excess of, or outside, the terms of a Verizon plan or policy.

Tax and accounting considerations

A publicly-held company is generally prohibited from deducting compensation paid to a current or former named executive officer that exceeds $1 million during the tax year. The Committee takes this deductibility limitation into account in its consideration of compensation matters. However, the Committee has the flexibility to take any compensation-related actions that it determines are in the best interests of Verizon and our shareholders, including awarding compensation that may not be deductible for tax purposes.

The Committee also considers the effect of certain accounting rules that apply to the various aspects of the compensation program for our named executive officers. The Committee reviews potential accounting effects in determining whether its compensation actions are in the best interests of Verizon and our shareholders.

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Compensation Committee Report

The Human Resources Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, the Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the Compensation Discussion and Analysis in this proxy statement and Verizon’s Annual Report on Form 10-K for the year ended December 31, 2023.

Respectfully submitted,

The Human Resources Committee

Daniel Schulman, Chair
Mark Bertolini
Melanie Healey
Clarence Otis, Jr.
Rodney Slater

March 14, 2024

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Compensation tables

Summary compensation

The following table provides information about the compensation paid to each of our named executive officers in 2021, 2022 and 2023.

Name and principal position (a)	Year (b)	Salary[1] ($) (c)	Bonus ($) (d)	Stock awards[2] ($) (e)	Option awards ($) (f)	Non-equity incentive plan compensation[3] ($) (g)	Change in pension value and nonqualified deferred compensation earnings[4] ($) (h)	All other compensation[5] ($) (i)	Total ($) (j)
Hans Vestberg Chairman and Chief Executive Officer	2023	1,500,000	0	18,000,042	0	4,087,500	0	541,775	24,129,317
	2022	1,500,000	0	14,500,057	0	3,262,500	0	570,193	19,832,750
	2021	1,500,000	0	14,500,057	0	3,825,000	0	517,814	20,342,871

Anthony Skiadas* Executive Vice President and Chief Financial Officer	2023	741,667	0	7,000,069	0	1,076,375	0	113,202	8,931,313

Sowmyanarayan Sampath** Executive Vice President and Group CEO – Verizon Consumer	2023	1,016,667	0	8,500,049	0	1,716,750	0	146,496	11,379,962
	2022	779,808	0	7,000,050	0	838,463	0	135,805	8,754,126

Kyle Malady** Executive Vice President and Group CEO – Verizon Business	2023	983,333	0	8,000,027	0	1,635,000	2,959	188,884	10,810,203
	2022	900,000	0	6,500,051	0	1,174,500	0	196,565	8,771,116
	2021	850,000	0	5,250,065	0	1,402,500	166	171,971	7,674,702

Craig Silliman Executive Vice President and President – Verizon Global Services	2023	900,000	0	7,500,021	0	1,471,500	633	172,028	10,044,182
	2022	850,000	0	6,500,098	0	1,109,250	0	175,149	8,634,497

Matthew Ellis* Former Executive Vice President and Chief Financial Officer	2023	444,551	0	7,000,052	0	517,750	0	4,990,096	12,952,449
	2022	950,000	0	7,000,072	0	1,239,750	0	189,481	9,379,303
	2021	950,000	0	6,525,007	0	1,453,500	0	183,382	9,111,889

*	Mr. Skiadas succeeded Mr. Ellis as Executive Vice President and Chief Financial Officer effective April 29, 2023. Prior to that appointment, Mr. Skiadas served as Verizon’s Senior Vice President and Controller. Mr. Ellis separated from Verizon on April 29, 2023.
**	Mr. Sampath served as Executive Vice President and Group CEO – Verizon Business until March 2, 2023, and Mr. Malady succeeded Mr. Sampath in that role on that date. Prior to that appointment, Mr. Malady served as Executive Vice President and President — Global Networks and Technology.
1	For Mr. Ellis the amount in this column also includes cash paid in lieu of vacation upon his separation from the Company.
2	The amounts in this column reflect the aggregate grant date fair value of the PSUs and RSUs computed in accordance with FASB ASC Topic 718 based on the closing price of Verizon’s common stock on the grant date. The grant date fair value of each of the PSU awards granted to the named executive officers in the designated year as part of Verizon’s annual long-term incentive award program has been determined based on the vesting of 100% of the nominal PSUs awarded, which is the performance threshold the Company believed was most likely to be achieved under the awards on the grant date. The following table reflects the grant date fair value of the PSU awards, as well as the maximum value of these awards based on the closing price of Verizon’s common stock on the grant date if, due to the Company’s performance during the applicable performance cycle, the PSU awards vested at their maximum level.

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	Grant date fair value of PSUs			Maximum value of PSUs
Name	2021 ($)	2022 ($)	2023 ($)	2021 ($)	2022 ($)	2023 ($)
Mr. Vestberg	8,700,045	8,700,045	12,200,005	17,400,090	17,400,090	24,400,010
Mr. Skiadas			3,540,048			7,080,096
Mr. Sampath		4,200,030	5,100,045		8,400,060	10,200,090
Mr. Malady	3,150,039	3,900,020	4,800,024	6,300,078	7,800,040	9,600,048
Mr. Silliman		3,300,017	4,500,020		6,600,034	9,000,040
Mr. Ellis	3,915,004	4,200,022	4,200,016	7,830,008	8,400,044	8,400,032

3	The amounts in this column for 2023 reflect the 2023 Short-Term Plan award paid to the named executive officers in February 2024 as described beginning on page 27.
4	Verizon froze all future pension accruals under its defined benefit plans in 2006. The named executive officers other than Messrs. Malady and Silliman are not eligible for pension benefits. The amounts in this column for 2023 for Messrs. Malady and Silliman reflect the sum of the change in the actuarial present value of the accumulated benefit under the defined benefit plans in the amounts of $2,959 and $633, respectively. Verizon’s nonqualified deferred compensation plans did not provide a preferential or “above market” rate of interest in 2023.
5	The following table provides the detail for 2023 compensation reported in the “All other compensation” column.

Name	Personal use of company aircraft[a] ($)	Personal use of company vehicle[b] ($)	Company contributions to the tax qualified Savings Plan ($)	Company contributions to the nonqualified Deferral Plan ($)	Company contributions to the life insurance benefit[c] ($)	Separation benefits[d] ($)	Other[e] ($)	All other compensation total ($)
Mr. Vestberg	92,794	4,971	19,800	265,950	134,976	0	23,284	541,775
Mr. Skiadas	0	0	19,800	53,928	28,474	0	11,000	113,202
Mr. Sampath	0	0	19,800	91,292	22,404	0	13,000	146,496
Mr. Malady	0	0	19,800	109,562	46,522	0	13,000	188,884
Mr. Silliman	0	0	19,800	100,697	38,531	0	13,000	172,028
Mr. Ellis	0	0	8,272	87,262	33,735	4,856,529	4,298	4,990,096

a	The aggregate incremental cost of the personal use of a Company aircraft is determined by multiplying the total 2023 personal flight hours by the incremental aircraft cost per hour. The incremental aircraft cost per hour is derived by adding the annual aircraft maintenance costs, fuel costs, aircraft trip expenses and crew trip expenses, and then dividing by the total annual flight hours.
b	The aggregate incremental cost of the personal use of a Company vehicle is determined by (i) calculating the incremental vehicle cost per mile by dividing the annual lease and fuel costs by the total annual miles; (ii) multiplying the executive’s total 2023 personal miles by the incremental vehicle cost per mile; and (iii) adding the incremental driver cost (the total 2023 driver hours for the executive’s personal use multiplied by the driver’s hourly rate).
c	Executive life insurance is available to U.S.-based executives on a voluntary basis. Executives who choose to participate in this program are excluded from the basic and supplemental life insurance programs that Verizon provides to management employees. The executive owns the insurance policy, chooses the level of coverage and is responsible for paying the premiums. However, Verizon pays each executive an amount, shown in this column, which is equal to a portion of the premium. Executives who choose not to participate in the executive life insurance plan do not receive that payment. For Messrs. Vestberg, Skiadas and Sampath, the executive life insurance policy provides a death benefit equal to five times the sum of the executive’s base salary plus his Short-Term Plan award opportunity at 75% of target level (capped at $10 million for Mr. Vestberg and capped at $8 million for Messrs. Skiadas and Sampath) if the executive dies before a designated date. For Messrs. Malady, Silliman and Ellis, the executive life insurance policy provides a death benefit equal to two times the sum of the executive’s base salary plus his Short-Term Plan award opportunity at 75% of target level if the executive dies before a designated date. This date is the latest of the participant’s retirement date, the date on which the participant reaches age 60 or the fifth anniversary of plan participation.
d	For Mr. Ellis, the amount in this column represents the benefits payable under the Verizon Senior Manager Severance Plan in connection with his involuntary separation from the Company without cause on April 29, 2023 in the amount of $4,856,529 which consists of a cash severance benefit in the amount of $4,750,000, the Company’s estimated cost of providing medical, dental and vision coverage for two years in the amount of $60,797, the cost of providing outplacement services for one year in the amount of $14,500, financial planning benefits in the amount of $13,000 and an estimated payment of $18,232 to pay a portion of the annual premium for the executive life insurance policy owned by Mr. Ellis for one year following his separation date.
e	This column represents the total amount of other perquisites and personal benefits provided. These other benefits consist of financial planning services in the amount of $21,300 for Mr. Vestberg, $11,000 for Mr. Skiadas, $13,000 for Mr. Sampath, $13,000 for Mr. Malady, $13,000 for Mr. Silliman, and $4,298 for Mr. Ellis; and $1,984 for a physical exam for Mr. Vestberg.

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Plan-based awards

The following table provides information about the 2023 awards granted under the Short-Term Plan and the Long-Term Plan to each named executive officer.

Grants of plan-based awards

Name (a)	Type of award[1]	Grant date (b)	Estimated future payouts under non-equity incentive plan awards[2]			Estimated future payouts under equity incentive plan awards[3]			All other stock awards: Number of shares of stock or units[4] (#) (i)	All other option awards: Number of securities underlying options (#) (j)	Exercise or base price of option awards ($/Sh) (k)	Grant date fair value of stock and option awards[5] ($) (l)
			Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Mr. Vestberg	STP	–	1,031,250	3,750,000	7,500,000
	PSU	3/1/2023					318,538	637,076				12,200,005
	RSU	3/1/2023							151,437			5,800,037
Mr. Skiadas	STP	–	271,563	987,500	1,975,000
	PSU	3/1/2023					17,233	34,466				660,024
	PSU	5/1/2023					74,400	148,800				2,880,024
	RSU	3/1/2023							40,209			1,540,005
	RSU	5/1/2023							49,600			1,920,016
Mr. Sampath	STP	–	433,125	1,575,000	3,150,000
	PSU	3/1/2023					125,327	250,654				4,800,024
	PSU	3/2/2023					7,811	15,622				300,021
	RSU	3/1/2023							83,551			3,200,003
	RSU	3/2/2023							5,207			200,001
Mr. Malady	STP	–	412,500	1,500,000	3,000,000
	PSU	3/1/2023					125,327	250,654				4,800,024
	RSU	3/1/2023							83,551			3,200,003
Mr. Silliman	STP	–	371,250	1,350,000	2,700,000
	PSU	3/1/2023					117,494	234,988				4,500,020
	RSU	3/1/2023							78,329			3,000,001
Mr. Ellis	STP	–	391,875	1,425,000	2,850,000
	PSU	3/1/2023					109,661	219,322				4,200,016
	RSU	3/1/2023							73,108			2,800,036

1	These awards are described in the Compensation Discussion and Analysis beginning on page 23.
2	The actual amount awarded under the Short-Term Plan (STP) in 2023 was paid in February 2024 and is shown in column (g) of the Summary Compensation table on page 40. Mr. Skiadas’s target award opportunity was 90% of his base salary prior to May 2023. The dollar value shown here reflects Mr. Skiadas’s total target award opportunity for 2023 after giving effect to the prorated increase to his target award percentage in April 2023.
3	These columns reflect the potential payout range of PSU awards granted in 2023 to our named executive officers in accordance with the Company’s annual long-term incentive award program, as described beginning on page 31. At the conclusion of the three-year performance cycle, payouts can range from 0% to 200% of the target number of units awarded. One-third of the 2023 PSUs is eligible to vest based on Verizon’s cumulative free cash flow, one-third is eligible to vest based Verizon’s cumulative adjusted EPS and one-third is eligible to vest based on Verizon’s cumulative service and other revenue; and the number of PSUs that will ultimately vest may be increased or decreased by up to 25% (up to a maximum payout of 200%) depending on Verizon’s TSR position at the end of the three-year period compared with the companies in the S&P 100 as constituted on the date the awards were granted as described in more detail beginning on page 31. PSUs and the applicable dividend equivalents are paid only if and to the extent that the applicable performance criteria for the award are achieved at the end of the award cycle. When dividends are distributed to shareholders, dividend equivalents are credited on the PSU awards in an amount equal to the dollar amount of dividends that would be payable on the total number of PSUs credited as of the dividend distribution date and divided by the closing price of the Company’s common stock on that date and are subject to the same vesting requirements that apply to the underlying PSU award.

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4	This column reflects the number of RSUs granted in 2023 to the named executive officers in accordance with the Company’s annual long-term incentive award program. When dividends are distributed to shareholders, dividend equivalents are credited on the RSU awards in an amount equal to the dollar amount of dividends that would be payable on the total number of RSUs credited as of the dividend distribution date and divided by the closing price of the Company’s common stock on that date and are subject to the same vesting requirements that apply to the underlying RSU award. These dividend equivalents are only distributed to the award holder if and when the underlying RSU award vests.
5	This column reflects the grant date fair value of each equity award computed in accordance with FASB ASC Topic 718 based on the closing price of Verizon’s common stock on the grant date. For PSUs the grant date fair value has been determined based on the vesting of 100% of the nominal PSUs awarded, which is the performance threshold the Company believed was the most likely to be achieved under the grants.

Outstanding equity awards at fiscal year-end

	Option awards					Stock awards
Name (a)	Number of securities underlying unexercised options (#) exercisable (b)	Number of securities underlying unexercised options (#) unexercisable (c)	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#) (d)	Option exercise price ($) (e)	Option expiration date (f)	Number of shares or units of stock that have not vested[1,2] (#) (g)	Market value of shares or units of stock that have not vested[3] ($) (h)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested[4,5] (#) (i)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested[6] ($) (j)	Grant date
Mr. Vestberg	0	0	0	0	0	41,020	1,546,454	0	0	3/1/2021
						80,915	3,050,496	45,515	1,715,916	3/1/2022
						159,944	6,029,889	329,704	12,429,841	3/1/2023
Mr. Skiadas	0	0	0	0	0	5,941	223,976	0	0	3/1/2021
						12,278	462,881	6,906	260,356	3/1/2022
						42,468	1,601,044	17,837	672,455	3/1/2023
						51,518	1,942,229	75,732	2,855,096	5/1/2023
Mr. Sampath	0	0	0	0	0	7,921	298,622	0	0	3/1/2021
						16,742	631,173	9,417	355,021	3/1/2022
						22,857	861,709	12,857	484,709	7/1/2022
						88,245	3,326,837	129,720	4,890,444	3/1/2023
						5,500	207,350	8,085	304,805	3/2/2023
Mr. Malady	0	0	0	0	0	14,853	559,958	0	0	3/1/2021
						36,273	1,367,492	20,403	769,193	3/1/2022
						88,245	3,326,837	129,720	4,890,444	3/1/2023
Mr. Silliman	0	0	0	0	0	14,146	533,304	0	0	3/1/2021
						20,853	786,158	0	0	2/2/2022
						30,693	1,157,126	17,264	650,853	3/1/2022
						82,729	3,118,883	121,613	4,584,810	3/1/2023
Mr. Ellis	0	0	0	0	0	2,976	112,195	0	0	3/1/2021
						3,149	118,717	9,681	364,974	3/1/2022
						4,149	156,417	12,139	457,640	3/1/2023

1	The amounts listed in this column represent the number of RSUs outstanding on December 31, 2023 with respect to the following awards:
	(1)	for all of the named executive officers: (a) the third tranche of their 2021 annual RSU award granted on March 1, 2021, which vested on March 1, 2024; (b) the second and third tranches of their annual 2022 RSU award granted on March 1, 2022, one of which vested on March 1, 2024 and one of which is scheduled to vest on March 1, 2025; and (c) all three tranches of their annual 2023 RSU award granted on March 1, 2023, one of which vested on March 1, 2024 and two of which are scheduled to vest on March 1, 2025 and March 1, 2026, respectively.
	(2)	for Mr. Skiadas, all three tranches of his incremental 2023 RSU award granted on May 1, 2023, one of which vested on March 1, 2024 and two of which are scheduled to vest on March 1, 2025 and March 1, 2026, respectively.
	(3)	for Mr. Sampath, the second and third tranches of his incremental 2022 RSU award granted on July 1, 2022, one of which vested on March 1, 2024 and one of which is scheduled to vest on March 1, 2025; and all three tranches of his incremental 2023 RSU award granted on March 2, 2023, one of which vested on March 1, 2024 and two of which are scheduled to vest on March 1, 2025 and March 1, 2026, respectively.
	(4)	for Mr. Silliman, his special 2022 retention RSU award granted February 2, 2022, which vested on February 2, 2024.

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2	When dividends are distributed to shareholders, dividend equivalents are credited on the RSU awards in an amount equal to the dollar amount of dividends that would be payable on the total number of RSUs credited as of the dividend distribution date and divided by the closing price of the Company’s common stock on that date and are subject to the same vesting requirements that apply to the underlying RSU award. These dividend equivalents are only distributed to the award holder if and when the underlying RSU award vests. This column includes dividend equivalent units that have accrued through December 31, 2023.
3	The amounts in this column represent the value of the RSUs listed in column (g) based on a share price of $37.70, the closing price of Verizon’s common stock on December 29, 2023.
4	The amounts listed in this column represent the number of PSUs outstanding on December 31, 2023 with respect to the following awards:
(1) for all of the named executive officers, their 2022 annual PSU awards granted on March 1, 2022 which are scheduled to vest on December 31, 2024.
(2) for all of the named executive officers, their 2023 annual PSU awards granted on March 1, 2023 which are scheduled to vest on December 31, 2025.
(3) for Mr. Skiadas, his incremental 2023 PSU award granted on May 1, 2023 which is scheduled to vest on December 31, 2025.
(4) for Mr. Sampath, his incremental 2022 PSU award granted on July 1, 2022 which is scheduled to vest on December 31, 2024 and his incremental 2023 PSU award granted on March 2, 2023 which is scheduled to vest on December 31, 2025.
5	When dividends are distributed to shareholders, dividend equivalents are credited on the PSU awards in an amount equal to the dollar amount of dividends that would be payable on the total number of PSUs credited as of the dividend distribution date and divided by the closing price of the Company’s common stock on that date and are subject to the same vesting requirements that apply to the underlying PSU award. The PSUs, and the applicable dividend equivalents, are paid if and to the extent that the applicable award vests. As required by SEC rules, the number of units in this column represent the 2022 annual PSU awards at a 25% vesting percentage and the 2023 annual PSU awards at a 98% vesting percentage, in each case including accrued dividend equivalents through December 31, 2023 that will be paid if the awards vest at the indicated levels.
6	The amounts in this column represent the value of the PSUs listed in column (i) based on a share price of $37.70, the closing price of Verizon’s common stock on December 29, 2023.

Value realized from vested stock-based awards

The following table reports the value realized from the vesting of the following stock-based awards:

•	the annual 2021 PSUs that vested on December 31, 2023 for the named executive officers;
•	the third tranche of the annual 2020 RSUs that vested on March 2, 2023 for the named executive officers;
•	the second tranche of the annual 2021 RSUs that vested on March 1, 2023 for the named executive officers;
•	the first tranche of the annual 2022 RSUs that vested on March 1, 2023 for the named executive officers;
•	the special 2020 RSUs that vested on February 10, 2023 for Mr. Sampath;
•	the special one-time equity award in the form of PSUs granted to Mr. Vestberg in 2018 that vested on July 31, 2023; and
•	the special 2021 retention RSUs granted to Messrs. Skiadas and Sampath that vested on October 29, 2023.

Based on the Company’s cumulative adjusted EPS and cumulative free cash flow over the performance period, and an adjustment based on the Company’s TSR as compared with the S&P 100 Index as constituted on the date the awards were granted, the Committee approved a vesting percentage of 14% of the target number of PSUs granted for the 2021-2023 performance cycle for all participants. The values of the 2021 PSU awards upon vesting for Messrs. Vestberg, Skiadas, Sampath, Malady, Silliman and Ellis were $989,528, $143,316, $191,081, $358,280 $341,216 and $345,066, respectively. The values of the third tranche of the 2020 RSU awards upon vesting for Messrs. Vestberg, Skiadas, Sampath, Malady, Silliman and Ellis were $1,380,683, $207,116, $236,168, $467,159, $493,131 and $648,837, respectively. The values of the second tranche of 2021 RSUs upon vesting for Messrs. Vestberg, Skiadas, Sampath, Malady, Silliman and Ellis were $1,487,517, $215,442, $287,255, $538,603, $512,961 and $669,368, respectively. The values of the first tranche of 2022 RSUs upon vesting for Messrs. Vestberg, Skiadas, Sampath, Malady, Silliman and Ellis were $1,467,104, $222,570, $717,950, $657,660, $556,485 and $708,268, respectively.

The value of the special 2020 RSU award for Mr. Sampath was $771,720.

Based on Verizon’s average annual ROE during the performance cycle, the Committee approved a vesting percentage of 100% of the target number of PSUs granted for Mr. Vestberg’s special one-time equity award granted in 2018. The value of the PSUs upon vesting was $8,458,179.

The value of the special 2021 retention RSUs upon vesting for Messrs. Skiadas and Sampath were $816,805 and $952,952, respectively.

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Option exercises and stock vested

Name (a)	Option awards		Stock awards
	Number of shares acquired on exercise (#) (b)	Value realized on exercise ($) (c)	Number of shares acquired on vesting[1] (#) (d)	Value realized on vesting[1,2] ($) (e)
Mr. Vestberg	0	0	387,524	13,783,011
Mr. Skiadas	0	0	45,056	1,605,249
Mr. Sampath	0	0	85,248	3,157,126
Mr. Malady	0	0	52,900	2,021,702
Mr. Silliman	0	0	49,812	1,903,793
Mr. Ellis	0	0	62,015	2,371,539
1	The amounts include dividend equivalents that were credited on the 2021 PSU award that vested on December 31, 2023 in accordance with the terms of the award. The amounts also include dividend equivalents that were credited on the RSU awards that vested on March 1, 2023 and March 2, 2023, as well as the RSU award for Mr. Sampath that vested on February 10, 2023, the PSUs that vested on July 31, 2023 for Mr. Vestberg and the RSU awards for Messrs. Sampath and Silliman that vested on October 29, 2023, in each case in accordance with the terms of the award. With respect to Mr. Vestberg’s PSU award that vested on July 31, 2023, Mr. Vestberg is required to hold the shares he acquired upon vesting of those awards (net of tax withholding) for at least two years following the vesting date unless he dies or becomes disabled.

2	For Messrs. Vestberg, Skiadas, Sampath, Malady, Silliman and Ellis, the amounts in this column include the number of shares acquired on vesting of their 2021 annual PSU awards multiplied by $37.70, the closing price of Verizon’s common stock on December 29, 2023, which was the last business day prior to the December 31, 2023 vesting date. For all named executive officers, the amounts in this column include the number of shares acquired on vesting of the third tranche of their 2020 annual RSU award that vested on March 2, 2023, multiplied by $38.41, the closing price of Verizon’s common stock on March 2, 2023; and the number of shares acquired on vesting of the second tranche of their 2021 annual RSU award and the first tranche of their 2022 annual RSU award, both which vested on March 1, 2023, multiplied by $38.30, the closing price of Verizon’s common stock on March 1, 2023. For Mr. Vestberg, the amount also includes the number of shares acquired on vesting of his special 2018 PSU award multiplied by $34.08, the closing stock price of Verizon’s common stock on the July 31, 2023 vesting date. For Mr. Sampath, the amount also includes the number of shares acquired on vesting of his special 2020 RSU award multiplied by $40.01, the closing price of Verizon’s common stock on the February 10, 2023 vesting date and the special 2021 retention RSU award multiplied by $33.44, the closing price of Verizon’s common stock on October 27, 2023, the last business day prior to the October 29, 2023 vesting date. For Mr. Skiadas, the amount also includes number of shares acquired on vesting of the special 2021 retention RSU award multiplied by $33.44, the closing price of Verizon’s common stock on October 27, 2023, the last business day prior to the October 29, 2023 vesting date.

Pension plans

Verizon froze all future pension accruals under its management tax-qualified and nonqualified defined benefit pension plans in 2006. None of the named executive officers other than Messrs. Malady and Silliman are eligible for a pension benefit.

Verizon Wireless Retirement Plan component of the Verizon Management Pension Plan. In 2001, Verizon Wireless consolidated the pension plans of several predecessor companies under the Verizon Wireless Retirement Plan. Effective December 31, 2017, Verizon merged the Verizon Wireless Retirement Plan into the Verizon Management Pension Plan (VMPP) and established it as a separate component plan within the VMPP. Mr. Malady is entitled to a tax-qualified benefit under this plan.

Mr. Malady’s tax-qualified benefit was determined as follows: for the period from January 1, 2001 until May 31, 2004, a cash balance formula that provided pay credits equal to two percent of annual eligible pay up to the IRS compensation limit (under the cash balance formula, a participant’s account balance is also credited on an ongoing basis with interest credits based upon the 30-year Treasury bond). The normal retirement age under the Verizon Wireless Retirement Plan is 65. Since there are no reductions applied to cash balance formula benefits, age 65 is used as Mr. Malady’s earliest unreduced retirement age. For Mr. Malady, eligible pay consisted of base salary and the Short-Term Plan award. No participant under the plan was eligible for cash balance credits under the nonqualified portion of the plan.

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The Pension Plan for Employees of MCI Communications Corporation and Subsidiaries component of the Verizon Management Pension Plan. In conjunction with the acquisition of MCI Communication Corporation in 2006, Verizon acquired The Pension Plan for Employees of MCI Communications Corporation and Subsidiaries. Benefits under this plan were previously frozen by MCI effective December 31, 1998. This pension plan was merged into the Verizon Management Pension Plan but maintained as a separate component within that plan.

Mr. Silliman accrued a tax-qualified benefit under a cash balance formula in this plan and his benefit was determined as follows: for the period from September 22, 1997 until December 31, 1998, a cash balance formula that provided pay credits ranging from two percent to six and one-half percent based on age of annual eligible pay up to the IRS compensation limit (under the cash balance formula, a participant’s account balance is also credited on an ongoing basis with interest credits defined in the plan document but no less than 4.04% per year). The normal retirement age under the MCI Plan is 65. Since there are no reductions applied to cash balance formula benefits, age 65 is used as Mr. Silliman’s earliest unreduced retirement age. For Mr. Silliman, eligible pay consisted of base salary and the Short-Term Plan award. Mr. Silliman did not receive cash balance credits under the nonqualified portion of the plan.

The following table illustrates the actuarial present value as of December 31, 2023 of pension benefits accumulated by Messrs. Malady and Silliman, the only named executive officers who are eligible for pension benefits.

Pension benefits

Name (a)	Plan name (b)	Number of years credited service (#) (c)	Present value of accumulated benefit[1] ($) (d)	Payments during last fiscal year ($) (e)
Mr. Malady	Verizon Wireless Retirement Plan – Qualified	23	25,550	0
Mr. Silliman	MCI – Qualified	26	9,783	0
1	The values are based on the assumptions for the actuarial determination of pension benefits as required by the relevant accounting standards as described in Note 11 to the Company’s consolidated financial statements for the year ended December 31, 2023, as included in Verizon’s 2023 Annual Report on Form 10-K. However, in accordance with the requirements for this table, the values are calculated using the executive’s retirement at the earliest age at which they can retire without having the retirement benefit reduced under the plan.

Defined contribution savings plans

The named executive officers are participants in the Company’s tax-qualified defined contribution savings plan, the Verizon Management Savings Plan, which is referred to as the Savings Plan, and its nonqualified defined contribution savings plan, the Verizon Executive Deferral Plan, which is referred to as the Deferral Plan. The named executive officers who participate in these plans are subject to the same terms as other participants in these plans.

Under the Savings Plan, executives may defer “eligible pay,” which includes base salary up to certain compensation limits imposed by the Internal Revenue Code, and Verizon provides a matching contribution equal to 100% of the first 6% of eligible pay deferred. The Deferral Plan is designed to restore benefits that are limited or cut back under the Savings Plan. Accordingly, under the Deferral Plan, a participant may elect to defer his or her base pay and Short-Term Plan award that could not be deferred into the Savings Plan due to the Internal Revenue Code limits. Verizon provides the same matching contribution on these deferred amounts as the participant would have received if such amounts had been permitted to be deferred into the Savings Plan. Prior to 2018, participants were permitted to defer certain long-term incentive awards under the Deferral Plan (those deferrals were not eligible for Company match). Deferrals of long-term incentive awards were no longer permitted after 2017. Long-term incentive awards deferred prior to 2018 remain subject to the terms of the award and the applicable deferral election.

Participants in the Deferral Plan may elect to invest their deferrals in the hypothetical investment options available to all participants under the Savings Plan or in a hypothetical cash account that earns a return rate equal to the long-term, high-grade corporate bond yield average as published by Moody’s Investor Services. Under SEC rules, earnings on balances invested in this option may be reportable as “above market” interest in the Summary Compensation table of the proxy statement in any given year if the rate of interest exceeds 120% of the applicable federal long-term rate at the time the plan interest rate or formula was originally established. Participants in the Deferral Plan may generally elect to receive their benefits in a lump sum or installments, commencing on a separation from service or specific date elected by the participant.

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Messrs. Skiadas and Malady also have an account balance under the Verizon Wireless Executive Savings Plan (ESP). The ESP is a nonqualified deferred compensation plan that was amended to freeze the accrual of benefits under the plan as of the close of business on December 31, 2004. Participants in the ESP no longer accrue any additional benefits other than market-based investment earnings or losses on their individual accounts. No new deferrals were permitted after 2004. Participants retain the ability to invest their frozen accounts in the investment options available under the ESP. Participants in the ESP do not receive matching contribution credits or retirement credits under the plan.

The Nonqualified Deferred Compensation table below shows the 2023 account activity for each named executive officer and includes each participating executive’s contributions, Company matching contributions, earnings, withdrawals and distributions and the aggregate balance of his or her total deferral account as of December 31, 2023.

Nonqualified deferred compensation

Name (a)		Executive contributions in last FY1 ($) (b)	Registrant contributions in last FY2 ($) (c)	Aggregate earnings in last FY ($) (d)	Aggregate withdrawals/ distributions[3] ($) (e)	Aggregate balance at last FYE[3] ($) (f)
Mr. Vestberg	Verizon Executive Deferral Plan	265,950	265,950	124,295	0	3,067,543
Mr. Skiadas	Verizon Executive Deferral Plan	179,566	53,928	117,073	(46,952)	2,685,325
	Verizon Wireless Executive Savings Plan	0	0	7,146	0	227,641
Mr. Sampath	Verizon Executive Deferral Plan	91,292	91,292	107,360	0	2,546,537
Mr. Malady	Verizon Executive Deferral Plan	632,858	109,562	541,607	0	7,536,858
	Verizon Wireless Executive Savings Plan	0	0	22	0	416
Mr. Silliman	Verizon Executive Deferral Plan	255,992	100,697	189,208	(95,114)	5,017,722
Mr. Ellis	Verizon Executive Deferral Plan	87,262	87,262	116,238	(865,752)	2,575,198
1	Of the amounts listed in this column, the following amounts are also included in the Summary Compensation table for 2023 in columns (c) and (j): for Mr. Vestberg, $70,200; for Mr. Skiadas, $32,754; for Mr. Sampath, $40,985; for Mr. Malady, $45,608; for Mr. Silliman, $34,142; and for Mr. Ellis, $12,877.
2	The amounts listed in this column are also included in columns (i) and (j) of the Summary Compensation table.
3	The aggregate amounts shown in columns (e) and (f) include the following amounts that were reported as compensation to the named executive officers in the Summary Compensation table for the following years:

•	For Mr. Vestberg, a total of $2,768,418 was reported (2018 to 2023);
•	For Mr. Sampath, a total of $163,985 was reported (2023);
•	For Mr. Malady, a total of $2,211,741 was reported (2022 to 2023);
•	For Mr. Silliman, a total of $387,080 was reported (2023); and
•	For Mr. Ellis, a total of $1,540,073 was reported (2017 to 2023).

Potential payments upon termination or change in control

The following summaries and tables describe and quantify the potential payments and benefits that would be provided to each of our named executive officers, other than Mr. Ellis, if a termination of employment or change in control of Verizon had occurred at the end of 2023 under Verizon’s compensation plans and agreements. On April 29, 2023, Mr. Ellis separated from Verizon. The payments and benefits that Mr. Ellis became entitled to receive in connection with his separation from Verizon on April 29, 2023 are discussed under the heading “Separation of Mr. Ellis” beginning on page 53.

Payments made upon termination

Regardless of the manner in which a named executive officer’s employment terminates, the executive is entitled to receive amounts earned during the term of employment. This includes amounts accrued and vested under our pension plans and nonqualified deferred compensation plans, which are reported in the Pension Benefits and Nonqualified Deferred Compensation tables above. Those benefits are not included in the summaries and tables below

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In addition, amounts earned under our 2023 Short-Term Plan awards and amounts earned under our Long-Term Plan awards that vested on December 31, 2023 are not included in the summaries or tables below. Amounts earned under our 2023 Short-Term Plan awards are discussed in the Compensation Discussion and Analysis beginning on page 27 and are reported in the Summary Compensation table on page 40. Amounts earned under our Long-Term Plan awards that vested on December 31, 2023 are discussed in the Compensation Discussion and Analysis beginning on page 31 and are reported in the Option Exercises and Stock Vested table on page 45. If a named executive officer’s employment had terminated on December 31, 2023 for any reason other than for cause, the full amount of the 2023 Short-Term Plan award and the full amount of the Long-Term Plan awards that vested on December 31, 2023, in each case to the extent earned, would have been payable. These amounts would be determined and payable at the same time as awards are determined and paid to participating employees generally under those plans. In the event of a termination for cause, no amount would have been payable under these awards.

Potential payments upon qualifying separation or involuntary termination without cause

Mr. Vestberg. As CEO, Mr. Vestberg is not eligible to participate in the Senior Manager Severance Plan described below. Mr. Vestberg is also not a party to an employment agreement with Verizon or any other agreement that would provide him with cash severance benefits in the event his employment is involuntarily terminated by Verizon without cause.

Senior Manager Severance Plan. Verizon provides severance benefits to certain employees, including all of the named executive officers other than the CEO, under the Senior Manager Severance Plan. Under the plan, a named executive officer is eligible to receive severance benefits if he or she experiences a “qualifying separation” from Verizon, which is generally defined as an involuntary termination by Verizon without cause, a voluntary termination by the executive solely due to the executive’s refusal to accept a qualifying reclassification or relocation (as those terms are defined in the plan) or a determination by the independent members of the Board that the named executive officer has incurred a qualifying separation. A severance benefit, if triggered, is payable to an executive only if the executive executes a release of claims against Verizon in the form satisfactory to Verizon and agrees not to compete or interfere with any Verizon business for a period of one year after termination from employment and always to protect Verizon’s trade secrets and proprietary information.

If a named executive officer incurs a qualifying separation under the plan, he or she is eligible to receive the following benefits: (i) a lump-sum cash separation payment equal to two times the sum of his or her base salary and target Short-Term Plan award opportunity; and (ii) continued medical, dental and vision coverage for two years.

In addition, if the executive’s qualifying separation occurs prior to the last day of the year, the executive will receive a prorated Short-Term Plan award for the year in which the separation occurs, determined based on the actual level of achievement of the performance criteria under the Short-Term Plan for the applicable year and payable at the time that awards are payable to participating employees generally under the plan. To the extent that an executive also becomes eligible for severance benefits under any outstanding agreement, plan or any other arrangement, the executive’s cash severance payment under the Senior Manager Severance Plan will be reduced on a dollar-for-dollar basis by the amount of the severance benefits payable to the executive under such other agreement, plan or arrangement.

Other benefits. Upon an involuntary termination of employment without cause, a named executive officer would also be eligible to receive financial planning and outplacement services for one year following termination on the same basis as provided to other senior executives. However, executives would only be entitled to receive financial planning services if they participate in the program in the year in which their employment terminates. In addition, under the terms of the executive life insurance plan, each named executive officer who is retirement eligible upon termination and who continues to pay the annual premiums on the life insurance policy owned by the executive would be eligible to receive an annual cash payment from Verizon to defray a portion of the annual premiums until the latest of the executive’s attainment of age 60 or the completion of 5 years of plan participation. Retirement eligibility is generally defined as having attained 75 points (age plus years of service) with at least 15 years of service, having attained age 65 and 5 years of service or having attained age 55 and 10 years of service. If the named executive officer is not retirement eligible upon termination and has not reached plan maturity (age 60 and 5 years of plan participation) upon termination, the executive would be eligible to receive one additional annual cash payment to defray a portion of the annual premiums for the two years following the year in which the executive’s termination occurs. If the named executive officer is retirement eligible upon termination and has achieved plan maturity upon his or her termination, the executive would not be entitled to any additional cash payment from Verizon.

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Estimated payments. The following table shows Verizon’s estimate of the amount of benefits the named executive officers would have been entitled to receive had their employment been involuntarily terminated without cause on the last business day of 2023 or had they incurred a qualifying separation under the Senior Manager Severance Plan.

Name	Cash separation payment ($)	Continued health benefits[1] ($)	Outplacement services ($)	Financial planning ($)	Executive life insurance benefit[2] ($)
Mr. Vestberg	0	0	0	0	0
Mr. Skiadas	4,000,000	64,871	40,000	11,000	224,572
Mr. Sampath	5,250,000	60,797	40,000	13,000	29,030
Mr. Malady	5,000,000	64,871	40,000	13,000	147,760
Mr. Silliman	4,500,000	60,797	40,000	13,000	102,646
1	The amounts reflect Verizon’s estimated cost of providing medical, dental and vision coverage for two years.
2	The amount for Mr. Sampath, who is not retirement eligible, reflects one additional annual cash payment to defray a portion of the annual premium for the two years following the year in which his termination occurs. The amounts for Messrs. Skiadas, Malady and Silliman, who are retirement eligible, reflects the value of the future annual cash payments from Verizon used to defray a portion of the annual premiums until their attainment of age 60.

Potential payments upon death, disability or retirement

Under the terms of the executive life insurance plan, in the event of disability or a qualifying retirement, a named executive officer who continues to pay the annual premiums on the life insurance policy owned by the executive would be eligible to receive an annual payment from Verizon to defray a portion of the annual premium until the latest of the executive’s attainment of age 60 or the completion of 5 years of plan participation. If the named executive officer dies, his or her beneficiary would be entitled to receive the proceeds of the life insurance policy owned by the executive, payable by the third-party issuer of the policy.

Under the Short-Term Plan, if the named executive officer’s employment terminates due to death, disability or a qualifying retirement prior to the last day of the year, the executive would be eligible for a prorated Short-Term Plan award for the year in which the termination date occurred, determined based on the actual level of achievement of the performance criteria under the Short-Term Plan for the applicable year and payable at the time that awards are generally payable to participating employees under the plan. As described above, if the executive’s employment terminates on the last day of the year for any reason other than for cause, the full amount of the Short-Term Plan award, determined based on the actual level of achievement of the performance criteria under the Short-Term Plan for the applicable year, would have been payable.

In addition, upon death, disability or a qualifying retirement, each named executive officer would also be eligible to receive financial planning services for one year following termination on the same basis as provided to other senior executives, provided that the executive participated in the program in the year in which his or her employment terminates. Upon disability, the named executive officers would also be eligible for disability benefits under the tax-qualified and nonqualified disability plans.

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Estimated payments. The following table shows Verizon’s estimate of the amount of benefits the named executive officers would have been entitled to receive had their employment terminated due to death, disability or qualifying retirement on the last business day of 2023.

Name	Executive life insurance benefit[1] ($)	Disability benefit[2] ($)	Financial planning ($)
Mr. Vestberg
Death	10,000,000	0	21,300
Disability	253,103	1,469,888	21,300
Retirement[3]	0	0	0
Mr. Skiadas
Death	8,000,000	0	11,000
Disability	224,572	1,500,780	11,000
Retirement	224,572	0	11,000
Mr. Sampath
Death	8,000,000	0	13,000
Disability	380,358	1,796,346	13,000
Retirement[3]	0	0	0
Mr. Malady
Death	3,826,000	0	13,000
Disability	147,760	1,389,674	13,000
Retirement	147,760	0	13,000
Mr. Silliman
Death	3,826,000	0	13,000
Disability	102,646	1,417,514	13,000
Retirement	102,646	0	13,000
1	In the event of death, the amount represents the proceeds from the life insurance policy owned by the named executive officer, payable by the third-party issuer of the policy. In the event of disability or retirement, the amount, if any, represents the total amount of annual cash payments to the named executive officer to defray a portion of the annual premium of the life insurance policy owned by him or her, provided that the named executive officer continues to pay the annual premiums pursuant to the terms of the executive life insurance program.
2	Assumes that each named executive officer would be immediately eligible for long-term disability benefits from Verizon’s qualified and nonqualified disability benefit plans. The assumptions used to calculate the value of the disability benefits include a discount rate of 5.12% and mortality and recovery based on the 2012 Group Long-Term Disability Valuation Table. These rates represent the probability of death or recovery between the date of disability and the payment end date. The qualified portion of the disability benefit for Messrs. Vestberg, Skiadas, Sampath, Malady and Silliman, is estimated at $769,980, $615,099, $735,336, $569,765 and $581,180, respectively, and the nonqualified portion of the disability benefit for Messrs. Vestberg, Skiadas, Sampath, Malady and Silliman, is estimated at $699,908, $885,681, $1,061,010, $819,909 and $836,334, respectively. In order to receive the nonqualified portion of the disability benefit, the executive must pay the premium associated with the qualified portion of the benefit.
3	Messrs. Vestberg and Sampath would not have been entitled to receive executive life insurance benefits or financial planning benefits because they had not fulfilled the eligibility requirements for retirement under the terms of those programs on the last business day of 2023.

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Potential payments upon change in control

Verizon does not maintain any plans or arrangements that provide for any named executive officer to receive cash severance or any other cash payments in connection with a change in control of Verizon. If the named executive officer’s employment terminates in connection with or following a change in control, he or she would be eligible for the same benefits, if any, that would become payable to the executive upon his or her termination under the circumstances as described above. Under the Short-Term Plan, if a change in control occurs, all outstanding awards will vest and become payable on the regularly scheduled payment date.

Treatment of equity awards

As is the case for all participants under the terms of the Long-Term Plan and the applicable award agreements, upon death, disability or qualifying retirement, each named executive officer’s then unvested RSUs will vest and be payable on the regularly scheduled payment dates and each named executive officer’s then unvested PSUs will vest and be payable on the regularly scheduled payment date after the end of the applicable award cycle, but only if and to the extent that the applicable performance criteria for the award are achieved at the end of the applicable award cycle. A qualifying retirement for purposes of the Long-Term Plan generally means to retire after having attained at least 15 years of vesting service (as defined under the applicable Verizon tax-qualified savings plan) and a combination of age and years of vesting service that equals or exceeds 75, 65 years of age and 5 years of vesting service, or starting with the 2022 awards, 55 years of age and 10 years of vesting service. Commencing with the 2022 awards, participants, including named executive officers, who voluntarily retire having attained age 55 and 5 years of service but do not meet the eligibility requirements for a qualifying retirement (referred to as an early retirement) will vest in a prorated portion of the number of RSUs and PSUs awarded (and accrued dividends) based on the number of days worked during the performance period, and the remainder of the RSUs and PSUs will be forfeited. Any such prorated portion of the PSUs (and accrued dividends) will be payable only if and to the extent that the applicable performance criteria for the award are achieved at the end of the applicable award cycle, and will be payable on the regularly scheduled payment date after the end of the applicable award cycle. As of December 31, 2023, Messrs. Skiadas, Malady and Silliman were eligible for a qualifying retirement under the Long-Term Plan, Mr. Vestberg was eligible for early retirement vesting under the terms of his 2022 and 2023 PSU and RSU awards, and Mr. Sampath was not eligible for a qualifying retirement or early retirement under the Long-Term Plan.

If a named executive officer’s employment is involuntarily terminated by the Company without cause, the named executive officer’s then unvested RSUs and PSUs will vest only as to a prorated portion of the number of RSUs and PSUs awarded (and accrued dividends) based on the number of days worked during the performance period, and the remainder of the RSUs and PSUs will be forfeited. Any such prorated portion of the PSUs (and accrued dividends) will be payable only if and to the extent that the applicable performance criteria for the award are achieved at the end of the applicable award cycle, and will be payable on the regularly scheduled payment date after the end of the applicable award cycle. With respect to the 2022 special retention RSU award to Mr. Silliman, if the named executive officer’s employment is involuntarily terminated by the Company without cause,  Mr. Silliman’s then unvested RSUs will vest and be payable on the regularly scheduled payment date.

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The payment of PSU and RSU awards under the Long-Term Plan following an involuntary termination of employment without cause, death, disability or qualifying or early retirement is conditioned on the participant executing a release of claims against Verizon in the form satisfactory to Verizon. The grant of each award is conditioned on the participant’s agreement to certain restrictive covenants including an agreement not to compete or interfere with any Verizon business for a period of one year after termination from employment (two years for the CEO), and to always protect Verizon’s trade secrets and proprietary information.

In addition, under the terms of the Long-Term Plan and the applicable award agreements, if, in the 12 months following a change in control of Verizon, a participant’s employment is involuntarily terminated without cause, all then-unvested RSUs will vest and be payable on the regularly scheduled payment dates and all then-unvested PSUs will vest at target level performance and be payable on the regularly scheduled payment date after the end of the applicable award cycle.

Under the Long-Term Plan, a change in control of Verizon is generally defined as the occurrence of any of the following:

•	Any person becomes a beneficial owner of shares representing twenty percent or more of Verizon’s outstanding voting stock;
•	Verizon consummates a merger, consolidation, reorganization or any other business combination; or
•	The Board adopts resolutions authorizing the liquidation or dissolution, or sale of all or substantially all of the assets, of Verizon.

However, a change in control will not occur if:

•	The amount of Verizon voting stock outstanding immediately before the transaction represents at least forty-five percent of the combined voting power of the corporation that survives the transaction;
•	Verizon Directors constitute at least one-half of the board of directors of the surviving corporation;
•	Verizon’s CEO is the CEO of the surviving corporation; and
•	The headquarters of the surviving corporation is located in New York, New York.

Estimated payments. The following table shows the estimated value of the awards that the named executive officers could have received in respect of their outstanding unvested equity awards if any of the following events occurred on the last business day of 2023: (i) a change in control of Verizon without a termination of employment; (ii) a change in control of Verizon and an involuntary termination of employment without cause within 12 months; (iii) a termination of employment as a result of an involuntary termination without cause (other than in connection with a change in control); (iv) a qualifying retirement; or (v) death or disability. The occurrence of the foregoing events, other than a change in control of Verizon without a termination of employment, would trigger accelerated vesting of all or a prorated portion of the awards. The amounts represent the estimated value of the outstanding RSU and PSU awards granted in 2021, 2022 and 2023, and the 2022 special retention RSU award granted to Mr. Silliman, calculated using the total number of units (including accrued dividends) on the last business day of 2023 and $37.70, Verizon’s closing stock price on that date, and for the PSUs, assuming the award would vest at target performance levels. The actual amount payable under these awards can be determined only at the time the awards would be paid.

Name	Change in control without termination ($)	Change in control and termination without cause ($)	Termination without cause[1] ($)	Retirement[2] ($)	Death or disability ($)
Mr. Vestberg	0	30,174,025	13,030,303	11,741,579	30,174,025
Mr. Skiadas	0	8,871,076	8,871,076	8,871,076	8,871,076
Mr. Sampath	0	13,985,872	5,855,204	0	13,985,872
Mr. Malady	0	13,321,371	13,321,371	13,321,371	13,321,371
Mr. Silliman	0	12,877,302	12,877,302	12,091,144	12,877,302
1	For Messrs. Vestberg and Sampath, the amounts in this column reflect a prorated portion of their outstanding 2022 and 2023 PSU awards and 2021, 2022 and 2023 RSU awards based on the number of days worked from the applicable grant date through the assumed termination date on the last business day of 2023. The amounts in this column for Messrs. Skiadas, Malady and Silliman, reflect the vesting of their outstanding PSU and RSU awards because they had attained eligibility for a qualifying retirement as of December 31, 2023.
2	Mr. Sampath would not have been entitled to receive any amount in respect of his outstanding unvested equity awards upon retirement because he had not met the eligibility requirements for retirement or early retirement under the terms of the Long-Term Plan on the last business day of 2023. Messrs. Skiadas, Malady and Silliman had attained eligibility for a qualifying retirement as of December 31, 2023 for purposes of their outstanding PSUs and RSUs (other than the 2022 special retention RSU award to Mr. Silliman which does not provide for vesting upon retirement). Mr. Vestberg had attained eligibility for early retirement only with respect to his 2022 and 2023 PSU and RSU awards which would provide him with a prorated portion of the 2022 and 2023 PSU and RSU awards if he had voluntarily separated from the company on December 31, 2023.

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Separation of Mr. Ellis

In connection with Mr. Ellis’s involuntary separation from service from the Company without cause on April 29, 2023, he became entitled to separation benefits under the terms and conditions of the Senior Manager Severance Plan. The following table sets forth the estimated payments and benefits Mr. Ellis became entitled to receive upon his separation from Verizon.

Name	Cash separation payment ($)	Continued health benefits[1] ($)	Equity[2] ($)	2023 Short-Term Plan award ($)	Financial planning ($)	Executive life insurance benefit[3] ($)	Outplacement services ($)
Mr. Ellis	4,750,000	60,797	2,659,242	517,750	13,000	18,232	14,500
1	Represents Verizon’s estimated cost of providing medical, dental and vision coverage for two years.
2	Represents the value upon vesting of Mr. Ellis’s 2021 annual PSU award, the estimated value of his 2021 annual RSU award and the estimated value of his outstanding 2022 and 2023 annual RSU and PSU awards. Mr. Ellis’s awards were prorated since he had not attained retirement eligibility for purposes of his outstanding Long-Term Plan awards on his separation date. For the 2021 PSU award, the value represents the number of shares acquired on vesting of his 2021 annual PSU award multiplied by $37.70, the closing price of Verizon’s common stock on December 29, 2023, as reported in the Option Exercises and Stock Vested table on page 45. The value of the 2021 RSU award and the 2022 and 2023 RSU and PSU awards were calculated using the total number of units (including accrued dividends) on the last business day of 2023 and $37.70, Verizon’s closing stock price on that date, and, in the case of the PSUs, assuming the awards would vest at target performance. These awards will be paid on the regularly scheduled payment date following the applicable vesting date based on the stock price on the applicable vesting date, and in the case of the PSUs only if and to the extent that the applicable performance criteria have been satisfied.
3	Represents one additional payment to defray a portion of the annual premium for one year following Mr. Ellis’s separation from Verizon under the life insurance policy owned by him.

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Pay versus performance

Pay versus performance table

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation and certain financial performance of the Company. For further information concerning Verizon’s variable pay-for-performance philosophy and how Verizon aligns executive compensation with the Company’s performance, refer to the Compensation Discussion and Analysis beginning on page 23.

			Average Summary Compensation	Average	Value of initial fixed $100 investment based on:
Year (a)	Summary Compensation table total for CEO[1] ($) (b)	Compensation Actually Paid to CEO[2] ($) (c)	table total for non-CEO named executive officers[3] ($) (d)	Compensation Actually Paid to non-CEO named executive officers[4] ($) (e)	Total shareholder return[5] ($) (f)	Peer group total shareholder return[6] ($) (g)	Net income[7] ($ in millions) (h)	Company Selected Measure: Adjusted EPS[8] ($) (i)
2023	24,129,317	17,840,203	10,823,622	7,015,925	75.92	140.75	12,095	4.71
2022	19,832,750	9,173,486	9,782,141	6,405,568	73.88	90.34	21,748	5.18
2021	20,342,871	10,522,628	9,282,312	4,091,712	92.36	150.27	22,618	5.50
2020	19,097,582	20,279,502	8,546,205	9,203,481	99.88	123.61	18,348	5.10

1	The amounts in this column are the amounts of total compensation reported for Mr. Vestberg for each corresponding year in the “Total” column of the Summary Compensation table on page 40.
2	The amounts in this column represent the amount of “Compensation Actually Paid” to Mr. Vestberg, as computed in accordance with Item 402(v) of Regulation S-K. The amounts do not reflect the actual amount of compensation earned by or paid to Mr. Vestberg during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. Vestberg’s total compensation for each year to determine the “Compensation Actually Paid”:

Year	Reported Summary Compensation table total for CEO ($)	Reported value of equity awards[a] ($)	Equity award adjustments[b] ($)	Reported change in the actuarial present value of pension benefits[c] ($)	Pension benefit adjustments ($)	Compensation Actually Paid to CEO ($)
2023	24,129,317	18,000,042	11,710,928	0	0	17,840,203
2022	19,832,750	14,500,057	3,840,793	0	0	9,173,486
2021	20,342,871	14,500,057	4,679,814	0	0	10,522,628
2020	19,097,582	13,300,074	14,481,994	0	0	20,279,502
a	This column reflects the grant date fair value of equity awards, which are the total of the amounts reported in the “Stock awards” and “Option awards” columns in the Summary Compensation table for the applicable year.
b	The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are as follows:

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Year	Year end fair value of equity awards granted in the year and outstanding and unvested as of the end of the year ($)	Change in fair value of equity awards granted in prior years and outstanding and unvested as of the end of the year ($)	Fair value as of vesting date of equity awards granted and vested in the year ($)	Change in fair value of equity awards granted in prior years that vested in the year ($)	Fair value at the end of the prior year of equity awards that failed to meet vesting conditions in the year ($)	Value of dividends or other earnings paid on stock or option awards not otherwise reflected in fair value or total compensation ($)	Total equity award adjustments ($)
2023	18,922,016	(3,366,909)	0	(3,844,179)	0	0	11,710,928
2022	10,871,633	(6,577,872)	0	(452,969)	0	0	3,840,793
2021	12,793,858	(3,570,518)	0	(4,543,526)	0	0	4,679,814
2020	13,776,962	(33,245)	0	738,276	0	0	14,481,994
c	The amounts included in this column are the amounts reported in “Change in pension and nonqualified deferred compensation” column of the Summary Compensation table for each applicable year. Mr. Vestberg is not eligible for pension benefits.

3	The amounts in this column represent the average of the amounts reported for the Company’s named executive officers as a group (excluding Mr. Vestberg, who has served as our CEO since 2018) in the “Total” column of the Summary Compensation table in each applicable year. The names of each of the named executive officers (excluding Mr. Vestberg) included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2023, Messrs. Skiadas, Sampath, Malady, Silliman, and Ellis, (ii) for 2022, Messrs. Ellis, Malady, Sampath and Silliman, and Tami Erwin and Manon Brouillette; (iii) for 2021, Messrs. Ellis and Malady, Ronan Dunne and K. Guru Gowrappan, and Ms. Erwin; and (iv) for 2020, Messrs. Ellis, Dunne and Gowrappan, and Ms. Erwin.

4	The amounts in this column represent the average amount of “Compensation Actually Paid” to the named executive officers as a group (excluding Mr. Vestberg), as computed in accordance with Item 402(v) of Regulation S-K. The amounts do not reflect the actual average amount of compensation earned by or paid to the named executive officers as a group (excluding Mr. Vestberg) during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for the named executive officers as a group (excluding Mr. Vestberg) for each year to determine the “Compensation Actually Paid”, using the same methodology described above in Note 2:

Year	Average reported Summary Compensation table total for non-CEO named executive officers ($)	Average reported value of equity awards ($)	Average equity award adjustments[a] ($)	Average reported change in the actuarial present value of pension benefits ($)	Average pension benefit adjustments ($)	Average Compensation Actually Paid to non-CEO named executive officers ($)
2023	10,823,622	7,600,044	3,793,065	718	0	7,015,925
2022	9,782,141	6,833,403	3,456,829	0	0	6,405,568
2021	9,282,312	6,510,037	1,319,470	33	0	4,091,712
2020	8,546,205	6,125,043	6,798,961	16,642	0	9,203,481

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a	The amounts deducted or added in calculating the total average equity award adjustments are as follows:

Year	Average year end fair value of equity awards granted in the year and outstanding and unvested as of the end of the year ($)	Average change in fair value of equity awards granted in prior years and outstanding and unvested as of the end of the year ($)	Average fair value as of vesting date of equity awards granted and vested in the year ($)	Average change in fair value of equity awards granted in prior years that vested in the year ($)	Average fair value at the end of the prior year of equity awards that failed to meet vesting conditions in the year ($)	Average value of dividends or other earnings paid on stock or option awards not otherwise reflected in fair value or total compensation ($)	Total average equity award adjustments ($)
2023	6,605,811	(1,134,678)	0	(871,555)	(806,513)	0	3,793,065
2022	5,138,130	(1,483,883)	0	(197,419)	0	0	3,456,829
2021	4,859,383	(1,048,432)	0	(1,938,114)	(553,367)	0	1,319,470
2020	6,344,668	(9,872)	0	464,165	0	0	6,798,961
5	Cumulative total shareholder return (TSR) is calculated by dividing (i) the sum of (a) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (b) the difference between the Company’s share price at the end and the beginning of the measurement period, by (ii) the Company’s share price at the beginning of the measurement period.
6	Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the S&P 500 Telecommunications Services Index, which is the peer group used in the Company’s 2023 Annual Report on Form 10-K for purposes of the stock performance graph pursuant to Item 201(e) of Regulation S-K.
7	The amounts reported represent the amount of net income reflected in the Company’s audited financial statements for the applicable year.
8	Adjusted EPS is calculated by excluding from the calculation of reported EPS the effect of special items. A reconciliation of adjusted EPS to reported EPS may be found in Appendix B.

Pay versus performance relationship discussion

As described in greater detail in the Compensation Discussion and Analysis beginning on page 26, Verizon’s executive compensation program reflects a pay-for-performance philosophy, with approximately 90% of named executive officers’ total compensation opportunity in the form of variable, incentive-based pay. The metrics we use for both our long-term and short-term incentive awards are selected based on an objective to pay for superior results and sustainable growth by rewarding the achievement of challenging short- and long-term performance goals designed to build shareholder value and drive performance. While Verizon utilizes several performance measures to align executive compensation with Company performance, all of those Company measures are not presented in the Pay versus Performance table.

The following charts illustrate the relationship between the “Compensation Actually Paid” and the financial performance measures set forth in the Pay versus Performance table above: TSR, peer group TSR, net income and adjusted EPS, which is the measure the Company identified as the most important performance measure (that is not otherwise required to be disclosed in the table) used by the Company to link “Compensation Actually Paid” to the Company’s named executive officers, for the most recently completed fiscal year, to Company performance. The Company selected adjusted EPS, which is a performance metric under our Long-Term Plan (subject to adjustment in accordance with the terms of the awards), because it is a performance metric under each of the annual Long-Term Plan awards that impacts the 2023 “Compensation Actually Paid”, and the Company’s adjusted EPS has an impact on the Company’s stock price and relative TSR, which also affect the value of those awards.

We believe the “Compensation Actually Paid” in each of the years reported above and over the four-year cumulative period are reflective of the Committee’s emphasis on “pay-for-performance” as the “Compensation Actually Paid” fluctuated year-over-year, primarily due to the result of our stock performance and our varying levels of achievement against pre-established performance goals under our short-term and long-term plans.

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For 2023, the most important financial performance measures we used to link executive “Compensation Actually Paid” to the named executive officers to Verizon’s performance are as follows, which are described in more detail in the Compensation Discussion and Analysis and are the performance metrics the Committee chose for Company’s 2023 Long-Term Plan and Short-Term Plan:

•	Adjusted EPS
•	Service and other revenue
•	Free cash flow
•	Relative TSR
•	Adjusted operating income
•	Cash flow from operations

CEO pay ratio disclosure

Pursuant to SEC rules, we are required to disclose in this proxy statement the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all of our employees (excluding the CEO). We determined that the annualized total compensation of Mr. Vestberg was $24,152,824, the median of the 2023 annual total compensation of all of our employees (excluding Mr. Vestberg) was $167,334, and the ratio of these amounts was 144 to 1. For purposes of calculating the ratio, the value of employer provided benefits under non-discriminatory health plans was included in the compensation of each of Mr. Vestberg and the median employee.

As required by SEC rules, the calculation of annual total compensation for both the CEO and the median employee includes a change in pension value during the year. The change in pension value is subject to several external variables, including interest rates that are not related to company or individual performance and may differ significantly based on the formula under which the benefits were earned. The change in pension value for the median employee was $23,836 during the year. Because Mr. Vestberg does not have a pension benefit, we note that if we eliminated the change in pension value from our median employee’s 2023 annual total compensation, the median employee’s annual total compensation would have been $143,498 and our CEO to median employee pay ratio would have been 168 to 1.

We identified our median employee using the methodology described below. There has been no change in our employee population or employee compensation arrangements since the median employee was identified that we believe would significantly impact our pay ratio disclosure. However, our original median employee identified for the 2022 pay ratio disclosure is no longer employed by the Company. Accordingly, as permitted under SEC rules, for purposes of our 2024 pay ratio disclosure we have substituted a new median employee with substantially similar compensation as the original median employee based on the compensation measure used to select the original median employee in 2022. The median employee for our 2024 pay ratio is located in the New York region of the United States. To identify the “median employee” for purposes of the 2022 pay ratio disclosure (i.e., the individual employee whose compensation was at the median level among our entire employee group), we used a determination date of October 1, 2021 and analyzed, for all of the individuals employed by us or any of our consolidated subsidiaries on that date, the compensation that we paid to each of those individuals for the 12-month period ending on that date. We considered each employee’s “compensation” to consist of (i) the employee’s total gross earnings for the 12-month period ending October 1, 2021, plus (ii) the estimated amount of Verizon’s contributions for that period to the retirement plans in which the employee participates, plus (iii) the estimated present value of the employee’s accrual under a Verizon pension plan (if any) for those who are still accruing service and whose benefits have not otherwise been frozen. The compensation for employees, other than temporary and seasonal employees, who were not employed by us for the entire 12-month period was annualized to reflect compensation for the entire 12-month period.

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Audit matters

Item 3: Ratification of appointment of independent registered public accounting firm

The Audit Committee considered the performance and qualifications of Ernst & Young, and has reappointed the independent registered public accounting firm to audit the financial statements of Verizon for fiscal year 2024 and to audit the effectiveness of internal control over financial reporting. Ernst & Young has been retained as Verizon’s independent registered public accounting firm since 2000.

Verizon paid the following fees to Ernst & Young for services rendered during fiscal years 2023 and 2022.

	Audit fees	Audit- related fees	Tax fees	All other fees
2023	$34.5 million	$8.4 million	$3.4 million	–
2022	$37.1 million	$8.8 million	$4.4 million	–

Audit fees are attributable to services that include the financial statement audit, the audit of the effectiveness of Verizon’s internal control over financial reporting required by the Sarbanes-Oxley Act, financial statement audits required by statute for our foreign subsidiaries, and procedures in connection with securities offerings and SEC filings. Audit-related fees are attributable to services that primarily include audits of other subsidiaries, reviews of controls over services provided to customers, work related to the implementation of new accounting standards, and attestation procedures with respect to sustainability reporting, as well as other audits and due diligence procedures performed in connection with acquisitions, dispositions or other financial transactions. Tax fees are attributable to services that primarily consist of federal, state, local and international tax planning and compliance. The Audit Committee considered, in consultation with management and the independent registered public accounting firm, whether Ernst & Young could provide these services while maintaining independence.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm that performs audit services. In considering Ernst & Young’s appointment for the 2024 fiscal year, the Committee reviewed the firm’s independence, qualifications and competencies, including the following factors:

•	Ernst & Young’s historical performance and its recent performance during its engagement for the 2023 fiscal year, including with respect to key audit quality indicators, such as the continuity of the engagement team, the use by Ernst & Young of specialists, and Ernst & Young’s tenure in the industry;
•	Ernst & Young’s capability and expertise in handling the breadth and complexity of Verizon’s operations;
•	the qualifications and experience of key members of the engagement team, including the lead engagement partner, for the audit of Verizon’s financial statements;
•	the quality of Ernst & Young’s communications with the Committee regarding the conduct of the audit, and with management with respect to issues identified in the audit;
•	external data on audit quality and performance of, including recent Public Company Accounting Oversight Board (PCAOB) reports on, Ernst & Young;
•	the appropriateness of Ernst & Young’s fees for audit and non-audit services, on both an absolute basis and as compared to its peer firms; and
•	Ernst & Young’s reputation for integrity and competence in the fields of accounting and auditing.

In addition, in order to facilitate continuing auditor independence, the Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm. The Committee oversees the routine, mandated rotation of Ernst & Young’s personnel and is directly involved in the selection of Ernst & Young’s lead engagement partner.

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The Committee has established policies and procedures regarding pre-approval of services provided by the independent registered public accounting firm and is responsible for negotiating the audit fees associated with the engagement. At the beginning of the fiscal year, the Committee pre-approves the engagement of the independent registered public accounting firm to provide audit services based on fee estimates. The Committee also pre-approves proposed audit-related services, tax services and other permissible services based on specified project and service details, fee estimates and aggregate fee limits. The Committee receives a report at each meeting on the status of services provided or to be provided by the independent registered public accounting firm and approves the related fees. The Committee pre-approved all of Ernst & Young’s 2023 fees and services.

The affirmative vote of a majority of the shares cast at the annual meeting is required to ratify the reappointment of Ernst & Young for the 2024 fiscal year. The Committee believes that continuing to retain Ernst & Young to serve as Verizon’s independent registered public accounting firm is in the best interests of Verizon and our shareholders. If this appointment is not ratified by the shareholders, the Committee will reconsider its decision. One or more representatives of Ernst & Young will join the 2024 Annual Meeting of Shareholders. They will have an opportunity to make a statement and will be available to respond to appropriate questions.

The Board of Directors recommends that you vote FOR ratification.

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Audit Committee Report

In the performance of our oversight responsibilities, the Audit Committee has reviewed and discussed with management and the independent registered public accounting firm Verizon’s audited financial statements for the year ended December 31, 2023, and the effectiveness of Verizon’s internal control over financial reporting as of December 31, 2023.

The Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the SEC, the NYSE, Nasdaq, and PCAOB Auditing Standard No. 1301, Communications with Audit Committees.

The Committee has received written disclosures and a letter from the independent registered public accounting firm consistent with applicable Public Company Accounting Oversight Board requirements for independent registered public accounting firm communications with audit committees concerning independence, and has discussed with the independent registered public accounting firm its independence.

The Committee discussed with the internal auditors and the independent registered public accounting firm the overall scope and plans for their respective audits. The Committee met with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of Verizon’s internal controls, and the overall quality of Verizon’s financial reporting.

The Committee has assessed and discussed with management Verizon’s significant business risk exposures and overseen management’s programs and policies to monitor, assess and manage such exposures. The Committee also periodically monitored and evaluated the primary risks associated with particular business units and functions.

Based on the reviews and discussions referred to above, in reliance on management and the independent registered public accounting firm, and subject to the limitations of our role, the Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the financial statements referred to above in Verizon’s Annual Report on Form 10-K for the year ended December 31, 2023.

The Committee reviewed the independent registered public accounting firm’s performance, qualifications and tenure, the qualifications of the lead engagement partner, management’s recommendation regarding retention of the firm, and considerations related to audit firm rotation, as discussed further on page 59. Based on that review, the Committee reappointed the independent registered public accounting firm for fiscal year 2024.

Respectfully submitted,

The Audit Committee

Roxanne Austin, Chair

Shellye Archambeau

Laxman Narasimhan

Clarence Otis, Jr.

Gregory Weaver

March 14, 2024

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Stock ownership

Security ownership of certain beneficial owners and management

Principal shareholders

On March 11, 2024, there were approximately 4.21 billion shares of Verizon common stock outstanding. Each of these shares is entitled to one vote. The following table sets forth information about persons we know to beneficially own more than five percent of the shares of Verizon common stock, based on our records and information reported in filings with the SEC. To the extent that information in the table is based on information contained in an SEC filing, it is accurate only as of the date referenced in the filing.

Name and address of beneficial owner	Amount and nature of beneficial ownership	Percent of class
The Vanguard Group[1] 100 Vanguard Blvd. Malvern, Pennsylvania 19355	350,035,321 shares	8.3%
BlackRock, Inc.[2] 50 Hudson Yards New York, New York 10001	348,127,746 shares	8.3%
1	This information is based on a Schedule 13G filed with the SEC on February 13, 2024 by The Vanguard Group, setting forth information as of December 31, 2023. The Schedule 13G states that The Vanguard Group has sole voting power with respect to 0 shares, shared voting power with respect to 5,328,452 shares, sole dispositive power with respect to 331,488,432 shares, and shared dispositive power with respect to 18,546,889 shares.
2	This information is based on a Schedule 13G filed with the SEC on February 6, 2024 by BlackRock, Inc., setting forth information as of December 31, 2023. The Schedule 13G states that BlackRock, Inc. has sole voting power with respect to 314,816,843 shares, shared voting power with respect to 0 shares, sole dispositive power with respect to 348,127,746 shares, and shared dispositive power with respect to 0 shares.

Director and executive officer stock ownership requirements

Verizon requires that all Directors and executive officers maintain the significant stock ownership levels shown to the right, in order to align their interests with those of our shareholders.

Executive officers, including the CEO, are required to attain these stock ownership levels within five years of assuming their leadership roles, and Directors are required to do so within four years of joining the Board.

To determine whether a Director or executive officer meets the required share ownership level, shares of common stock held directly, through a broker, or in the Verizon tax-qualified savings plan or non-qualified deferred compensation plans are included in the calculation. This calculation does not include any unvested RSUs or PSUs granted to an executive officer. Share equivalents credited to a Director’s or an executive officer’s account under the Verizon non-qualified deferred compensation plans are included because they create the same exposure for Directors and executive officers to Verizon, the same alignment with shareholders’ interests, and the same incentives to drive the Company’s success as stock held directly or through a broker.

Each of the Directors and named executive officers is in compliance with the stock ownership guidelines, or on track to meet them within the required period.

7x base salary for the CEO 4x base salary for other named executive officers 5x cash component of annual retainer for Directors

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Directors and executive officers

The following table shows the number of shares of Verizon common stock beneficially owned by, as well as the total stock-based holdings of, each of the named executive officers, each Director, and all executive officers and Directors as a group as of February 15, 2024. The aggregate number of shares beneficially owned by executive officers and Directors represents less than one percent of the total number of outstanding shares of Verizon common stock. Unless we indicate otherwise, each individual has sole voting and/or investment power with respect to the shares.

Named executive officers	Stock[1]	Total stock- based holdings[2]
Hans Vestberg*	572,130	1,286,189
Anthony Skiadas	109,422	332,374
Sowmyanarayan Sampath	126,873	470,910
Kyle Malady	139,830	529,826
Craig Silliman	127,703	489,598
Matthew Ellis**	89,432	141,342

Directors
Shellye Archambeau	0	50,800
Roxanne Austin	0	17,933
Mark Bertolini	225	44,738
Vittorio Colao	0	6,735
Melanie Healey	0	63,608
Laxman Narasimhan	248	15,224
Clarence Otis, Jr.	3,000	122,747
Daniel Schulman	0	26,614
Rodney Slater	0	78,678
Carol Tomé	52	10,892
Gregory Weaver	0	41,631
All of the above and other executive officers as a group[3]	1,212,705	4,131,205
What are “total stock-based holdings”?

The “Total stock-based holdings” column shows the total economic exposure that the Directors and executive officers have to Verizon common stock. In addition to shares of common stock beneficially held, which are included in the “Stock” column, our Directors and executive officers have interests in other stock-based units under Verizon deferred compensation plans and stock-based long-term incentive awards. We include these interests in the “Total stock-based holdings” column because they create the same exposure for Directors and executive officers to Verizon, the same alignment with shareholders’ interests, and the same incentives to drive the Company’s success.

*	Mr. Vestberg also serves as a Director.
**	Mr. Ellis separated from Verizon on April 29, 2023.
1	In addition to direct and indirect holdings, the “Stock” column includes shares that may be acquired within 60 days pursuant to the conversion of RSUs as follows: 136,902 shares for Mr. Vestberg; 44,088 shares for Mr. Skiadas; 59,889 shares for Mr. Sampath; 63,380 shares for Mr. Malady; 57,960 shares for Mr. Silliman; and 10,434 shares for Mr. Ellis. Prior to conversion, the shares underlying the RSUs may not be voted or transferred. The amounts in this column for Mr. Bertolini and Ms. Tomé include shares held by foundations. No shares are pledged as security.
2	The “Total stock-based holdings” column includes, in addition to shares listed in the “Stock” column, stock-based units under deferred compensation plans and stock-based long-term incentive awards, which may not be voted or transferred.
3	Does not include shares held by Mr. Ellis, who ceased to be an executive officer as of April 29, 2023.

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Items 4 – 10
Shareholder proposals

We have been advised that the shareholders submitting the proposals or their representatives intend to present the following proposals at the Annual Meeting. The statements contained in the proposals and supporting statements are the sole responsibility of the respective proponents. We have printed the proposals as they were submitted. The proposals may contain assertions about Verizon or other matters that Verizon believes are incorrect, but we do not attempt to refute all of those assertions. The addresses of the proponents, as well as the names and addresses of, and the number of shares of Verizon’s common stock owned by, any co-sponsors, are available upon written request to the Assistant Corporate Secretary at the address specified under “Contacting us.”

Item 4: Prohibit political contributions study

Trillium ESG Global Equity Fund, owner of 143,690 shares of Verizon’s common stock, proposes the following:

Cease Political Contributions Study

Whereas:

Former chief justice of the Delaware Supreme Court Leo Strine argued in the Harvard Business Review: “Because political donations are controlled by managers, and because no corporate stakeholders, including shareholders, base their relationship with a company on the expectation that it will use its entrusted capital for political purposes, corporate political spending cannot reflect the diverse preferences and views of those stakeholders. Even the classic justification that corporate donations maximize shareholder wealth is on shaky ground: Emerging evidence suggests that they can destroy value by suppressing innovation and distracting managers from more-pressing tasks.” https://hbr.org/2022/01/corporate-political-spending-is-bad-business

For example, a study of corporate political activity in the form of lobbying and PAC spending by S&P 500 companies from 1998 to 2004 found that it was strongly and negatively related to company value. This suggests that ceasing political spending does not necessarily put a company at a competitive disadvantage. https://dash.harvard.edu/bitstream/handle/1/30064396/Coates_684.pdf?sequence=1&isAllowed=y

Furthermore, political contributions by one company can take the form of rent-seeking which may lead to externalities that weigh on other companies, taxpayers, and consumers – possibly slowing real overall economic growth. This may raise concerns for widely diversified investors who are more exposed to the prosperity of the broader economy and suggests that they should support a cessation of political contributions.

Increasingly, companies such as IBM, Nvidia, ADP, Boeing, Verisign, and fifteen others are adopting policies prohibiting contributions of political funds directly or indirectly to influence elections. And another 72 companies prohibited or restricted payments to either trade associations or 501(c)(4)s. https://www.politicalaccountability.net/wp-content/uploads/2023/10/2023-CPA-Zicklin-Index.pdf

We believe Verizon has reputational risk as it has repeatedly been called out for political contributions which appear to be inconsistent with its corporate values. As was pointed out in 2022, Verizon recognized Women’s History Month by highlighting how “Verizon ‘focus[es] on breaking down bias and stereotypes while continuing progress on women’s equality and gender equality.’” But between 2016 and May 2022, Verizon reportedly contributed $901,150 to anti-abortion political committees. https://popular.info/p/these-13-corporations-have-spent

Verizon claims it is “proud to foster an inclusive environment” and that it is “committed to LGBTQ+ equality across the board.” From January 2022 through May 2023 Verizon reportedly contributed $385,000 to anti-LGBTQ politicians. https://popular.info/p/these-25-major-corporations-donated

We believe that business needs a healthy democracy, yet it appears that “Verizon has donated $123,000 to 54 different GOP election deniers.” https://gizmodo.com/amazon-election-deniers-2020-midterms-pacs-1849706425

Given potential risks and potential negative impact on shareholder or portfolio value, the proponents believe Verizon should study a policy to refrain from using corporate treasury funds in the political process.

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Resolved: The shareholders request that the board (at reasonable cost, within a reasonable time, and excluding confidential/proprietary information) commission, oversee, and publish an independent third-party study which examines the impact on the company, the sector, and American democracy of the company adopting a policy prohibiting the use of corporate or PAC funds for direct or indirect contributions to political candidates. The study should provide recommendations and potential next steps.

The Board of Directors recommends that you vote AGAINST this proposal for the following reasons:

Verizon is committed to responsible engagement in the political process. Political contributions are a critical aspect of Verizon’s advocacy for its business interests and support for the democratic electoral process. To ensure responsible engagement in political contributions, Verizon has put in place strong governance processes, including Board oversight and transparency practices, that enable us to align our political contributions with our business strategy and policy priorities and to mitigate reputational risk. A prohibition on political giving would place Verizon at a significant competitive disadvantage when advocating for our business interests relative to other companies, and especially relative to peers in our highly regulated industry. As a result, the Board believes that a third-party study on a policy prohibiting political and electioneering expenditures would not provide valuable information and would be contrary to shareholders’ interests.

The importance of political engagement. Verizon is affected by a wide variety of government policies that significantly impact our business. Given the highly regulated, highly competitive nature of our industry, it is crucial that Verizon participates actively in the political process. Our Political Engagement Report (https://www.verizon.com/about/investors/political-contributions-report-archive) sets out our public policy priorities, which are mission-critical to our business and include maintaining the United States’ leadership in 5G, ensuring access to licensed spectrum, and the affordability of and access to broadband services that will help narrow or eliminate the digital divide. Other companies, including Verizon’s competitors, often have opposing views on these critical policy issues, and some of those companies are among the most active political contributors in this space. Removing Verizon from the process completely would put us at a significant competitive disadvantage.

Political contributions. We maintain a strong reputation for responsible political spending, and we rank in the first tier of companies in the CPA-Zicklin Index of Corporate Political Disclosure and Accountability. Verizon makes corporate political contributions where the law permits, and Verizon operates several political action committees (PACs) that support candidates at the federal, state and local levels who make decisions on policy issues that impact Verizon. We make contributions to candidates for political office and to organizations that support candidates for office and ballot initiatives. We do not make corporate political contributions or PAC contributions to presidential candidates or federal Super PACs.

Verizon makes every effort to align our political contributions, corporate purpose and overall business strategy, and organizational values. Bipartisan political giving is foundational to our political engagement strategy. We support candidates of any political party who share our priorities, even if we do not agree with them on every issue. The criteria we use to inform our decision whether to support a particular candidate are wide-ranging and include general alignment with our business objectives, a candidate’s committee assignments and committee standing and ranking, their leadership position and track record on strategic business and policy issues for Verizon, and whether a candidate’s stated views or voting records advance our corporate purpose and organizational values. To mitigate reputational risk, we review whether a candidate has made public statements on sensitive public policy issues that have resulted in controversy, and the nature and impact of any such statement.

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We recognize that we will not always agree with every stated position of every candidate or organization that we contribute to and that every candidate or organization will not always reflect all of Verizon’s beliefs or priorities. When Verizon makes decisions on political support, we consider all of the relevant facts and circumstances to determine whether support is, on balance, in the best interest of Verizon, our shareholders, employees and customers. These decisions are multifaceted and at times can be complex, always requiring oversight and governance.

Governance and oversight. The Corporate Governance and Policy Committee oversees Verizon’s participation in the political process including political giving, memberships and trade associations and reputational risk. The Committee receives a comprehensive report and briefing on our political activities at least annually. All of Verizon’s political activity is subject to the Company’s Code of Conduct and other corporate policies, and is directly overseen by the Senior Vice President of Public Policy and Government Affairs. The Legal Department reviews all corporate political contributions to ensure consistency with the Company’s policy and strategy and compliance with the law, and senior leaders in the Public Policy and Government Affairs organization approve all PAC contributions. Members of Verizon’s PAC boards evaluate and approve the PAC budget and our giving to candidates to ensure that contributions to each candidate meet the criteria described above.

Transparency. Verizon is committed to transparency regarding our political engagement activities, including political contributions. Twice a year, Verizon publishes our Political Engagement Report, which includes information about our policy priorities, governance and oversight, and all of our corporate political contributions and PAC contributions. Additionally, in accordance with applicable laws, Verizon’s PACs file public reporting with the Federal Election Commission and state and local campaign finance regulators.

We aim to be responsive to feedback from our shareholders on how we can enhance transparency related to our political engagement efforts. By our 2024 mid-year Political Engagement Report, we will revise the information we provide on significant memberships and will disclose an estimate of the amount of Verizon’s payments used for lobbying activities.

A prohibition on political contributions would place Verizon at a competitive disadvantage. Verizon has a strong reputation for responsible political spending and transparency, and a rigorous process in place to govern and oversee responsible political contributions that align with our business strategy and policy priorities. Accordingly, the Board believes that a third-party study on the prohibition of political and electioneering expenditures is not in the best interest of our shareholders.

Item 5: Lobbying activities report

Alyson Pytte, owner of 97 shares of Verizon’s common stock, and a co-sponsor propose the following:

Resolved, shareholders of Verizon request the preparation of a report, updated annually, disclosing:

1.	Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.
2.	Payments by Verizon used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.
3.	Verizon’s membership in and payments to any tax-exempt organization that writes and endorses model legislation.
4.	Description of management’s decision-making process and the Board’s oversight for making payments described in sections 2 and 3 above.

For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. “Indirect lobbying” is lobbying engaged in by a trade association or other organization of which Verizon is a member. Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local, state and federal levels.

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The report shall be presented to the Corporate Governance and Policy Committee and posted on Verizon’s website.

Supporting Statement

Full disclosure of Verizon’s lobbying activities and expenditures is needed to assess whether Verizon’s lobbying is consistent with its expressed goals and shareholder interests. Verizon spent $166,939,249 from 2010 – 2022 on federal lobbying. This does not include state lobbying expenditures, where Verizon also lobbies extensively, for example spending $12 million on lobbying in California from 2010 – 2022. And Verizon lobbies abroad, spending between €400,000 – 499,999 on lobbying in Europe for 2022.

Companies can give unlimited amounts to third party groups that spend millions on lobbying and undisclosed grassroots activity.1 Verizon fails to disclose its payments to trade associations and social welfare groups (SWGs), or the amounts used for lobbying, to shareholders. Verizon belongs to the Business Roundtable, CTIA – the Wireless Association, National Association of Manufacturers (NAM) and USTelecom – the Broadband Association, which together spent $47,460,000 on federal lobbying in 2022, and supports SWGs that lobby like Americans for Tax Reform and the RATE Coalition.

Verizon’s lack of disclosure presents reputational risks when its lobbying contradicts company public positions. For example, Verizon publicly supports addressing climate change, yet the BRT lobbied against the Inflation Reduction Act2 and NAM leverages its “influence to obstruct climate policy progress in the U.S. at the federal, state and local levels.”3 As Verizon has drawn scrutiny for paying single digits in federal taxes for 2018 - 2022,4 the RATE Coalition lobbied against raising taxes to pay for health care, education and safety net programs.5 And while Verizon no longer belongs to the controversial American Legislative Exchange Council,6 it was still represented by NAM, which previously sat on its Private Enterprise Advisory Council.7

Verizon should expand its lobbying disclosure.

1	https://theintercept.com/2019/08/06/business-group-spending-on-lobbying-in-washington-is-at-least-double-whats-publicly-reported/.
2	https://www.theguardian.com/environment/2022/aug/19/top-us-business-lobby-group-climate-action-business-roundtable.
3	https://www.greenbiz.com/article/dont-play-both-sides-take-3-steps-now-fix-your-trade-group-gap.
4	https://itep.org/corporations-reap-billions-in-tax-breaks-under-bonus-depreciation/.
5	https://www.washingtonpost.com/us-policy/2021/08/31/business-lobbying-democrats-reconciliation/.
6	https://www.motherjones.com/politics/2018/09/verizon-quits-alec-david-horowitz/.
7	https://www.exposedbycmd.org/2023/02/03/alec-expands-private-board-of-directors-with-woke-capitalism-fighters/.

The Board of Directors recommends that you vote AGAINST this proposal for the following reasons:

Verizon is committed to responsible engagement in the political process, and we maintain a strong reputation for responsible political spending with a ranking in the first tier of companies in the CPA-Zicklin Index of Corporate Political Disclosure and Accountability. We provide shareholders with information on lobbying activity and memberships in third-party organizations (including trade associations and 501(c)(4)s) in our Political Engagement Report, and intend to revise the information we provide on significant memberships by our 2024 mid-year report and will disclose an estimate of the amount of Verizon’s payments used for lobbying activities. The Board believes that the additional report requested by the proponent, containing much of the same information we already disclose or plan to disclose, would not provide value to shareholders.

The importance of political engagement. Verizon is affected by a wide variety of government policies that significantly impact our business. Given the highly regulated, highly competitive nature of our industry, it is crucial that Verizon participates actively in the political process. Our Political Engagement Report (https://www.verizon.com/about/investors/political-contributions-report-archive) sets out our public policy priorities, which are mission-critical to our business and include maintaining the United States’ leadership in 5G, ensuring access to licensed spectrum, and the affordability of and access to broadband services that will help narrow or eliminate the digital divide. Other companies, including Verizon’s competitors, often have opposing views on these critical policy issues, and some of those companies are among the most active political contributors in this space.

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Direct and indirect lobbying activities. Verizon is affected by a wide variety of government policies that significantly impact our business. We engage in direct lobbying (through Verizon’s government affairs employees) and indirect lobbying (through outside consultants) at all levels of government to advocate for policy priorities that impact our customers, employees, and shareholders. Verizon strictly complies with all lobbying laws.

We also make our voice heard through participation in trade associations and by supporting advocacy organizations. Verizon supports these organizations for a variety of reasons, ranging from our interest in the community, access to industry expertise, or common goals and interests on key strategic policy and business issues. We recognize that we may not always agree with every position of each organization or its other members, and these groups often have a diversity of members, interests, and viewpoints that may not always reflect Verizon’s beliefs or priorities. In order to mitigate reputational risks associated with our engagement with these organizations, we regularly review our participation in these organizations to confirm ongoing alignment with our corporate priorities and goals. When we disagree with a position of an organization we support, we communicate our concerns through the senior executives that interact with these organizations.

Governance and oversight. The Corporate Governance and Policy Committee oversees Verizon’s participation in the political process including political giving, memberships and trade associations and reputational risk. The Committee receives a comprehensive report and briefing on our political activities at least annually. All of Verizon’s political activity is subject to the company’s Code of Conduct and other corporate policies, and is directly overseen by the Senior Vice President of Public Policy and Government Affairs and the Legal Department. Verizon’s Public Policy and Government Affairs organization approves any engagement of lobbyists on behalf of Verizon. Corporate policy and training materials provide guidance to employees regarding legal requirements in connection with lobbying activities.

Transparency. Our semi-annual Political Engagement Report (https://www.verizon.com/about/investors/political-contributions-report-archive) discusses our policy priorities and lobbying activity and links to our federal lobbying disclosures, with information about Verizon’s lobbying activities and expenditures. Verizon also files public reports disclosing our lobbying activities with the U.S. Congress and state and local lobbying regulatory bodies in accordance with applicable laws. Our Political Engagement Report provides information about our Public Policy organization’s significant memberships in trade associations and issue advocacy organizations (501(c)(4) and 501(c)(6) organizations).

We aim to be responsive to feedback from our shareholders on how we can enhance transparency related to our lobbying and other political engagement efforts. By our 2024 mid-year Political Engagement Report, we will revise the information we provide on significant memberships and will disclose an estimate of the amount of Verizon’s payments used for lobbying activities.

Verizon has a strong reputation for responsible political spending and transparency. In light of our rigorous policies, governance, oversight, and transparency of lobbying activities, the Board believes that the additional report requested by the proponent, containing much of the same information we already disclose or plan to disclose, would not provide meaningful additional information to shareholders.

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Item 6: Amend clawback policy

Thomas M. Steed, owner of 280 shares of Verizon’s common stock, proposes the following:

Amend Senior Executive Compensation Clawback Policy

RESOLVED: Verizon shareholders urge our Board of Directors to amend the Company’s Senior Executive Clawback Policy to state that “conduct” – not “willful misconduct” – may trigger application of that policy, with the Board or its Human Resources Committee to report to shareholders the results of any deliberations about whether to cancel or seek recoupment of compensation paid, granted or awarded to a senior executive. These amendments should operate prospectively and be implemented so as not to violate any contract, compensation plan, law or regulation.

SUPPORTING STATEMENT

Verizon’s current policy allows the company to cancel or “claw back” the cash and equity-based compensation of senior executives who engage in “willful misconduct . . . that results in significant reputational or financial harm to Verizon.” A clawback for conduct other than “willful misconduct,” including even “gross negligence,” is considered only when it results in a restatement of financial results.

Because Verizon’s clawback policy focuses on “willful misconduct” and does not require disclosure to shareholders, we believe it is too narrow, too vague, and does not address situations where an executive fails to exercise oversight responsibilities that result in significant financial or reputational damage to Verizon. It should.

A new clawback policy based on “conduct,” not “willful misconduct,” is consistent with the 2022 rule adopted by the Securities and Exchange Commission that requires companies to claw back erroneously awarded incentive compensation based on erroneous financial statements– even when there is no misconduct.

Clawbacks at McDonald’s, CBS, UnitedHealth Group and Wells Fargo offer prime examples of why Verizon needs a stronger policy. After Congressional hearings in 2016, Wells Fargo agreed to pay $185 million to resolve claims of fraudulent sales practices. Wells Fargo concluded the CEO had turned a blind eye to the practice of opening fraudulent accounts without customer consent. Wells Fargo’s board then clawed back $136 million from two top executives based on a policy of the sort we propose here.

Like Wells Fargo, Verizon is a consumer-facing company with significant exposure to reputational and financial harm from large fines or liability for conduct alleged to violate federal or state laws.

Verizon’s record underscores the need for a stronger policy. For example, in 2020 the Federal Communications Commission proposed a $48.3 million fine against Verizon for selling customer location data without consent. In 2015 Verizon paid $90 million to settle a FCC investigation alleging “cramming,” which is the unauthorized placement of third-party charges on subscribers’ mobile phone bills.

Did Verizon’s board scrutinize the knowledge and actions of the executives responsible to determine if a clawback was justified? And as a general policy matter, shouldn’t negligence or supervisory failure that harms the Company warrant a clawback?

Incentives influence behavior. We believe stronger incentives not to take undue risks that may boost short-term profitability are appropriate.

The Board of Directors recommends that you vote AGAINST this proposal for the following reasons:

Verizon already has strong clawback policies that the Board believes protect the interests of Verizon and its shareholders in two different circumstances:

•  Reputational or financial harm. Verizon has the right to cancel and/or demand reimbursement of cash and equity incentive compensation if the Human Resources Committee of the Board determines that an executive engaged in willful misconduct in connection with the performance of his or her duties that resulted in significant reputational or financial harm to the Company.

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•  Financial restatement. Verizon requires the cancellation and/or repayment of an executive’s cash and equity incentive compensation if the Committee determines that Verizon was required to materially restate its financial results because of the executive’s willful misconduct or gross negligence.

In addition, in 2023, Verizon adopted a new clawback policy in accordance with the final clawback rules adopted by the SEC and the listing standards of the NYSE and Nasdaq (Clawback Rules). This additional clawback policy generally provides for the mandatory recovery of erroneously awarded “incentive-based compensation” (as defined in the Clawback Rules) from current and former executive officers in the event that Verizon is required to prepare an accounting restatement, without taking into account the executive’s personal culpability, in accordance with the Clawback Rules. However, Verizon’s previously existing clawback policies described above continue to cover a much wider range of circumstances and compensation.

The Board designed Verizon’s clawback policies to target and discourage willful wrongdoing by executives, which the Board believes is the purpose of clawback policies. The Board believes the proposal is defective because it would allow for a clawback of compensation outside of the context of a financial restatement without taking into account an executive’s personal culpability. The Board of Directors believes that a clawback policy that does not take into account personal culpability outside of the context of a financial restatement is inappropriate because it would potentially allow for a clawback of compensation for legitimate business decisions that subsequently come under scrutiny. By seeking to disregard personal culpability in all such circumstances, the proposal could discourage senior executives from exercising the business judgment necessary to deliver shareholder value. The Board also believes that mandating disclosure of all of its deliberations, regardless of whether the Board determines that an executive’s actions ultimately constituted a violation of the clawback polices, is inappropriate because it would deprive the Board of the ability to exercise judgment and discretion with respect to the disclosure of potentially sensitive information.

Item 7: Independent Board chair

Kenneth Steiner, owner of at least 500 shares of Verizon’s common stock, proposes the following:

Proposal 7 - Independent Board Chairman

Shareholders request that the Board of Directors adopt an enduring policy, and amend the governing documents as necessary in order that 2 separate people hold the office of the Chairman and the office of the CEO.

Whenever possible, the Chairman of the Board shall be an Independent Director.

The Board has the discretion to select a Temporary Chairman of the Board who is not an Independent Director to serve while the Board is seeking an Independent Chairman of the Board on an accelerated basis.

Although it is a best practice to adopt this policy soon this policy could be phased in when there is a contract renewal for our current CEO or for the next CEO transition.

The roles of Chairman and CEO are fundamentally different and should be held by 2 directors, a CEO and a Chairman who is completely independent of the CEO and Verizon. The job of the CEO is to manage the company. The job of the Chairman is to oversee the CEO.

A Lead Director is no substitute for an independent Board Chairman. A lead director is not responsible for the strategic direction of the company. And a Chairman/CEO can ignore the advice and feedback from a lead director.

The Verizon lead director has tasks some of which he shares with others. Weak words describe the tasks of the Verizon lead director. There is a “seek to promote” task and an “act as liaison” task. There are 2 “be available” tasks. There is an “approve” task for which the lead director should be involved in the development of what he now only approves after the fact. There is a vague “may call a meeting” task. The 2023 annual meeting proxy did not disclose the last time the role of the Verizon lead director was updated.

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Perhaps there should be a rule against a person who has been a CEO and a Chairman at the same time elsewhere being named as Verizon lead director. Verizon lead director Mr. Clarence Otis had 9-years in the dual jobs of Chairman and CEO.

Past and present holders of both jobs at the same time would seem to have a special affinity with the one Verizon person who now has the 2 most important Verizon jobs, Chairman and CEO. Affinity is inconsistent with the oversight role of a lead director.

Plus Mr. Otis has 18-years of long tenure at Verizon. As director tenure goes up director independence goes down. Independence is the most important attribute in a lead director. Mr. Otis received the second highest against votes at the 2023 Verizon annual meeting.

Now is a good time for a change since Verizon stock was at $61 in December 2019 and had then fallen to $37 in late 2023.

Please vote yes:

Independent Board Chairman - Proposal 7

The Board of Directors recommends that you vote AGAINST this proposal for the following reasons:

The Board of Directors fundamentally disagrees with the proposal’s rigid and prescriptive approach to the important issue of Board leadership. The Board believes that decisions concerning its leadership structure, including whether an independent Chairman is appropriate, should be based on the unique circumstances and challenges confronting Verizon at any given time, and should take into account the individual skills and experience that may be required in an effective Chairman at that time. As a result, the Board regularly reviews and assesses the effectiveness of its leadership structure. When conducting its assessment, the Board considers, among other things, whether the current structure is appropriate to effectively address the specific business challenges and opportunities posed by our industry and the long-term interests of our shareholders.

Moreover, the Board continues to believe that because its present leadership structure includes a strong independent Lead Director role, this addresses any concerns about the Board’s ability to provide objective feedback and guidance. The Lead Director, who is elected by the independent Directors, shares governance responsibilities with the Chairman, including approving Board agendas, schedules and materials, and has the authority to call Board meetings and executive sessions. The Lead Director also acts as a liaison with the Chairman, promotes a strong Board culture, including encouraging and facilitating active participation of all Directors, and facilitates effective independent oversight of management’s performance and accountability to shareholders. The Lead Director chairs the executive sessions of the Board, including those held to evaluate the CEO’s performance and compensation, oversees the process for CEO succession planning along with the Human Resources Committee, and is responsible for leading the Board’s annual self-evaluation.

The Board also has adopted policies to ensure that the independent Directors of the Board are fully involved in the operations of the Board and its decision making. All Directors are encouraged to review Board agendas, schedules and materials and provide suggestions in advance of meetings, and all have unrestricted access to management. The independent Directors typically meet in executive session at each Board meeting. Given the robust corporate governance practices Verizon has put in place to ensure full involvement of all Directors and facilitate communication and independent oversight, the Board believes that shareholders are best served by allowing it to retain the flexibility to determine which Director is most qualified to lead the Board at any given time.

The Board understands that leadership structures evolve and that having an independent Chairman could, at some future point, be in the shareholders’ best interest. However, the Board believes that eliminating its flexibility to do what is in the best interests of shareholders by instituting a general policy that would compel Verizon to have an independent Chairman is unnecessarily rigid and unwise.

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Item 8: Civil liberties in digital services

American Family Association, owner of 530 shares of Verizon’s common stock, proposes the following:

Respect Civil Liberties in Digital Services

Supporting Statement:

Digital service providers (DSPs) control access to critical services and platforms that drive innovation in the American economy and facilitate expression and the open exchange of information across the globe. These companies have unprecedented power to censor speech. And they are under increasing pressure to remove unpopular religious and political views from the marketplace.

Respecting fundamental freedoms, like free speech and religious liberty, drives healthy discourse and tolerance for diverse views. Verizon (the “Company”) can and should promote these freedoms to best serve its diverse users and promote a healthy market and marketplace of ideas. Economic growth also requires innovation, and that requires the freedom to challenge the status quo. If DSPs stifle such freedom, they will not only lock out Americans from some of the best tools for innovation and growth, but will hurt their own bottom lines in the process.

But recent events and Verizon’s own policies suggest that users’ and customers’ freedom of expression and religion are at risk. The 2023 edition of the Viewpoint Diversity Business Index1, in which Verizon scored a mere 11%, shows that Verizon’s product/service policies permit the Company to deny or restrict service based on “unclear or imprecise terms,” creating a further lack of transparency regarding the Company’s actual standards and practices. In this, what can Verizon shareholders believe?

These kinds of terms allow Verizon and the activists and governments who may pressure them to deny or restrict service for arbitrary or discriminatory reasons. They also allow the Company to avoid accountability by hiding censorship behind vague and shifting standards. And concerns over censorship are very real. As noted in the 1792 Exchange’s report,2 which labeled the Company as High Risk, Verizon attracted criticism during the 2020 presidential campaign over “cessation of service” regarding the Trump campaign. With no proven cause or good-faith explanation given by the Company, the possibility of political discrimination remains open.

When Verizon engages in this kind of discrimination, they expose themselves to heightened legal liability and hinder the ability of Americans to access the marketplace. This undermines the fundamental freedoms of our country and is an affront to the public trust.

Verizon also maintains that it promotes diversity and inclusion,3 and has maintained the ostensible value of free speech in defending its users’ privacy.4 Shareholders must know that Verizon is adhering to its own standards by serving diverse consumers without regard to their beliefs or other factors above.

Resolved: Shareholders request the Board of Directors of Verizon conduct an evaluation and issue a report within the next year, at reasonable cost and excluding proprietary information and disclosure of anything that would constitute an admission of pending litigation, evaluating how it oversees risks related to discrimination against users or customers based on their race, color, religion (including religious views), sex, national origin, or political views, and how such discrimination impacts users, customers, and other individuals’ exercise of their constitutionally protected civil rights.

1	https://www.viewpointdiversityscore.org/company/verizon-communications
2	https://1792exchange.com/pdf/?c_id=705
3	https://www.verizon.com/about/our-company/diversity-and-inclusion
4	https://www.verizon.com/about/news/press-releases/verizon-wins-critical-legal-battle-protect-internet-users-privacy-free-speech-rights-and-personal-safety

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The Board of Directors recommends that you vote AGAINST this proposal for the following reasons:

Verizon has a longstanding commitment to and policies on non-discrimination, including non-discrimination with respect to political or religious views. We provide terms and conditions that set out our policies on account suspension and account termination, and our website provides information about the requirements applicable to high-volume text messaging, including political text messaging. We do not take political or religious views into account in decision-making in these areas. We believe that the report requested by the proponent would not provide any meaningful additional information to shareholders on these topics.

Non-discrimination policies. Verizon is committed to serving our diverse customer base, and we do not discriminate against customers based on religious or political views. Our policies, including our Code of Conduct, set out our commitment to non-discrimination and to treating customers with fairness and respect. All Verizon employees receive mandatory training on the Code of Conduct at their time of hire and its provisions are continually reinforced through annual training and periodic communications. Where an individual has a concern related to discrimination, a violation of our Code of Conduct, or other ethics matters, Verizon Ethics provides a confidential, 24/7 ethics hotline and an online web portal for anyone who wants to report such concerns. Verizon thoroughly investigates all claims of misconduct.

Account suspension and termination. Our “guiding principles for content” (https://www.verizon.com/about/our-company/company-policies/content-policies) confirm that our customers have the right to freely access and distribute content so long as their manner in doing so respects others’ use of networks and complies with the law. Decisions to terminate or restrict access to Verizon’s consumer services are made in accordance with our publicly-available terms and conditions for the relevant service. Reasons that Verizon suspends or terminates services generally include non-payment, fraud, abuse, or other violations of law, such as using our services for purposes that infringe upon others’ intellectual property rights. We do not take religious or political views into account in our decision-making.

High-volume text messaging campaigns. Text messages are among the most trusted ways for consumers to communicate with one another and receive communications from organizations that they have given permission to text them. Verizon is committed to stopping spam text messages while ensuring that all wanted communications reach our customers. We require organizations sending high volumes of texts to consumers to adhere to industry guidelines and best practices (https://www.ctia.org/the-wireless-industry/industry-commitments/messaging-interoperability-sms-mms) that apply to all types of organizations, including political campaigns and businesses. Our website (https://verizon.com/about/account-security/smishing-and-spam-text-messages) also explains the steps that a business, political campaign, or other organization should take to make sure that text messages will get through to consumers. These include obtaining consumers’ opt-in consent to receive messages, ensuring that consumers have the ability to opt-out from receiving all future messages from a sender, honoring consumer opt-outs, and taking steps described in the industry guidelines to not send unwanted messages. These guidelines are designed to apply the same standards and same consumer protections to all senders, and are applied without regard to an organization’s political or religious views.

Given our commitment to nondiscrimination, as well as our transparent policies and guidelines related to account suspension, account termination, and high-volume text messaging, we believe that the report requested by the proponents is not in the best interest of shareholders.

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Item 9: Lead-sheathed cable report

The Association of BellTel Retirees Inc., owner of 214 shares of Verizon’s common stock, proposes the following:

Study and Report to Shareholders on Lead-Sheathed Cables

Resolved: The shareholders request that Verizon Communications undertake a comprehensive independent study and publicly release an independent report by December 2024 that demonstrates the Company has assessed all potential sources of liability related to lead-sheathed cables, including a comprehensive mapping of the locations impacted and conclusions on the potential cost of remediation, along with the most responsible and cost-effective way to prioritize the remediation of sites that pose a risk to public health.

SUPPORTING STATEMENT

In July 2023 The Wall Street Journal published a major report stating that telecommunications companies “have left behind a sprawling network of cables covered in toxic lead that stretches across the U.S., under the water, in the soil and on poles overhead.” The story continued: “As the lead degrades, it is ending up in places where Americans live, work and play.”

The Journal noted that the former AT&T laid lead-sheathed cables up until the 1960s, when the industry began using plastic sheathing and then fiber optic cables. However, the lead-sheathed cables remained in place.

These disclosures sparked public health and environmental concerns as to employees who worked regularly with lead-sheathed cables and as to communities where lead, a toxic metal, can contaminate soil and water.

A former EPA official said the Journal findings suggest that buried cables could pose a significant problem “everywhere,” and “you’re not going to know where it is in a lot of places.” An environmental public health professor stated that this “new uncontrolled source of lead” may help explain “why children continue to have lead in their blood,” adding: “We never knew about it so we never acted on it, unlike lead in paint and pipes.”

The revelations prompted action by federal and state regulators and demands for action from elected officials. Verizon’s responded that “[w]e take the matter seriously,” that lead-sheathed cables are “a small percentage” of our copper network, and that the likelihood of lead exposure was “low.” Verizon added that records on the extent of lead sheathing are “incomplete,” but the Company was investigating sites identified by the Journal and when the results are in, Verizon will “work with our industry and others to address concerns and issues.”

Apart from the public health and environmental concerns, this issue raises significant cost concerns for investors. An analyst for New Street Research estimated remediation costs between $10-$26 billion, although government programs may play a role.

In the first months after the story broke, Verizon has said little publicly on this issue. We acknowledge Verizon’s rather vague claims it is “investigating,” but believe that the potential scale, public health risks and cost of this matter warrant the sort of comprehensive and independent examination recommended here.

This issue is too important to be allowed to slip from public sight. Lead remediation efforts in other industries have dragged on for years, and we believe it is important for Verizon to be ahead of the curve.

The Board of Directors recommends that you vote AGAINST this proposal for the following reasons:
We take the health and safety of our communities and of our workforce very seriously. Verizon, with oversight from the Board of Directors, has already undertaken substantial efforts to assess whether lead-sheathed cables present a health or environmental concern. These efforts have included third-party testing, disclosure of test results, a review of our network architecture, and long-standing efforts to protect employee health and safety. The results of the testing we conducted in 2023 do not indicate that there is an immediate public health risk requiring remediation associated with lead-sheathed cables. The Board believes that conducting the additional third-party assessment requested by the proponent would be duplicative and also could interfere with the Company’s ongoing engagement with federal and state agencies on this matter.

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Assessment and third-party testing. Lead-sheathed infrastructure makes up a small percentage of our network and the industry began moving away from installing new lead-sheathed cable by the 1950s. It is our understanding that when cables are not disturbed, the likelihood of exposure to lead from lead- sheathed cables is low. When we became aware of claims in the Wall Street Journal related to lead-sheathed cables, we took action to determine if there is, in fact, a concern presented by these facilities. We engaged an external team of experts to support our internal team in assessing the facts, including working with a third party expert to conduct testing. We are also reviewing our network architecture to pinpoint where lead-sheathed cables remain.

Disclosure of testing results. We publicly disclosed information about the results of the testing we conducted in 2023 (https://www.verizon.com/about/news/verizon-reports-lead-test-results-continues-work-epa), which do not indicate that there is an immediate public health risk requiring remediation associated with lead-sheathed cables. Our test results at the Wappingers Falls location were consistent with those found by the New York State Department of Health: soil lead levels near Verizon’s cable there are similar to lead levels in the surrounding area (i.e., background levels). Our test results in West Orange, New Jersey were also consistent with the Environmental Protection Agency (EPA)’s findings, which concluded that its review of data “indicate that there are no immediate threats to the health of people nearby.” Our results were similar for Coal Center, Pennsylvania, a third Verizon location mentioned in the articles, and the EPA issued a statement that based on its testing, a “scientific review of the data and current conditions in the area indicate that there are no threats to the health of people nearby that would warrant an immediate EPA response action.” We provided our testing results to the EPA and state environmental agencies and will continue to work closely with them to determine next steps.

Protecting employees. We have longstanding efforts dating back decades to protect the health and safety of our employees that perform work on lead-sheathed cables. For the small percentage of our workforce that may need to work around lead, we have a robust program to provide training, materials, and resources to do so safely. We have worked closely with union representatives on these processes, including on the development and roll-out of our safety training. Verizon also has several avenues through which employees may raise concerns about health and safety as well as other matters, including through employees’ managers and local EHS representatives, as well as our EHS hotline and mailbox and our Verizon Ethics hotline and online web portal.

Board oversight and coordination with relevant agencies. Our executives and our Board of Directors are regularly briefed on and actively engaged in overseeing our efforts on this matter. We also are proactively working with the EPA and continue to work closely with our industry, environmental agencies, and others to address this matter.

Guided by science and our commitment to the health and safety of our communities and workforce, Verizon has taken several steps to assess whether lead-sheathed cables present a public health concern. Our 2023 test results do not indicate that there is an immediate public health risk requiring remediation associated with lead-sheathed cables. Conducting the additional third-party assessment requested by the proponent, which would cover investigation and analysis that we have already conducted and will continue to be undertaking in concert with the EPA, would not provide value to shareholders.

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Item 10: Political expenditures misalignment

The Woodcock Foundation, owner of 1,803 shares of Verizon’s common stock, and two co-sponsors propose the following:

Political Expenditures Misalignment with Company Strategy

WHEREAS: According to public data collected by OpenSecrets.org, Verizon Communications Inc. and its employee PAC have ranked in the top 1% of political donors in every election cycle since at least 2012.1

As the Supreme Court has explained, transparency in corporate electoral spending “permits citizens and shareholders to react to the speech of corporate entities in a proper way” by providing “shareholders and citizens with the information needed to hold corporations and elected officials accountable.”2

Greater political spending transparency is associated with “better internal corporate decision-making” and “facilitates a positive relationship between corporate political spending and future financial performance.”3

By contrast, political donations to candidates that do not fully align with a company’s stated values and commitments may create long-tail reputational risks to the Company when recipients engage in polarizing political acts. The impacts on a company may include difficulties in recruiting and retaining talented employees, shareholder dissatisfaction, and public backlash and boycotts.4

Verizon publicly discloses a policy on corporate political spending and its direct contributions to candidates, parties, and committees. Verizon does not, however, disclose information regarding misalignment between its political spending and the Company’s strategic and operational needs or its publicly stated values and vision as articulated in its corporate responsibility reporting.

As a result, investors are unable to determine if Verizon is directing its political expenditures in a way that is consistent with the Company’s strategic needs, values, and interests. Clear policies and reporting on Verizon’s political spending would provide investors with assurance that the inherent brand risk associated with political spending is well-managed.

RESOLVED: Shareholders request the Board annually report, at reasonable expense, on Verizon’s political and electioneering expenditures, identifying and analyzing incongruence between such expenditures and the Company’s operational and strategic needs and its stated values and policies. The report should state whether Verizon has made, or plans to make, changes in contributions or communications as a result of identified incongruencies.

SUPPORTING STATEMENT: Proponents recommend, at management discretion, that Verizon include in its analysis metrics that illuminate the degree to which political contributions align with stated strategy, values, and policy priorities year-over-year and present such metrics in the aggregate. Proponents further recommend the report contain management’s analysis of political spending risks to our Company’s brand, reputation, or shareholder value that might arise from spending from the corporate treasury or from its PACs, directly or through third parties, which are reasonably susceptible to interpretation as being in support of or in opposition to a specific candidate.

1	https://www.opensecrets.org/orgs/verizon-communications/summary?id=D000000079
2	https://www.fec.gov/resources/legal-resources/litigation/cu_sc08_opinion.pdf, p.55
3	https://www.sciencedirect.com/science/article/abs/pii/S0929119918301135
4	https://www.americanbar.org/groups/crsj/publications/human_rights_magazine_home/economics-of-voting/the-implications-of-corporate-political-donations/

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The Board of Directors recommends that you vote AGAINST this proposal for the following reasons:

Verizon is committed to responsible engagement in the political process, and we maintain a strong reputation for responsible political spending with a ranking in the first tier of companies in the CPA-Zicklin Index of Corporate Political Disclosure and Accountability. Our engagement in the political process includes political contributions to candidates from both major political parties in the United States. We have put robust policies, governance, oversight, and transparency in place to align contributions with our business strategy and policy priorities, and to mitigate reputational risk. The Board believes that the additional report requested by the proponent will not further shareholder interests.

The importance of political engagement. Verizon is affected by a wide variety of government policies that significantly impact our business. Given the highly regulated, highly competitive nature of our industry, it is crucial that Verizon participates actively in the political process. Our Political Engagement Report (https://www.verizon.com/about/investors/political-contributions-report-archive) sets out our public policy priorities, which are mission-critical to our business and include maintaining the United States’ leadership in 5G, ensuring access to licensed spectrum, and the affordability of and access to broadband services that will help narrow or eliminate the digital divide. Other companies, including Verizon’s competitors, often have opposing views on these critical policy issues, and some of those companies are among the most active political contributors in this space.

Political contributions. Verizon makes corporate political contributions where the law permits, and Verizon operates several political action committees (PACs) that support candidates at the federal, state and local levels who make decisions on policy issues that impact Verizon. We make contributions to candidates for political office, and organizations that support candidates for office and ballot initiatives. We do not make corporate political contributions or PAC contributions to presidential candidates or federal Super PACs.

Verizon makes every effort to align our political contributions, corporate purpose and overall business strategy, and organizational values. Bipartisan political giving is foundational to our political engagement strategy. We support candidates of any political party who share our priorities, even if we do not agree with them on every issue. The criteria we use to inform our decision whether to support a particular candidate are wide-ranging and include general alignment with our business objectives, a candidate’s committee assignments and committee standing and ranking, their leadership position and track record on strategic business and policy issues for Verizon, and whether a candidate’s stated views or voting records advance our corporate purpose and organizational values. To mitigate reputational risk, we review whether a candidate has made public statements on sensitive public policy issues that have resulted in controversy, and the nature and impact of any such statement.

We recognize that we will not always agree with every stated position of every candidate or organization that we contribute to and that every candidate or organization will not always reflect all of Verizon’s beliefs or priorities. When Verizon makes decisions on political support, we consider all of the relevant facts and circumstances to determine whether support is, on balance, in the best interest of Verizon, our shareholders, employees and customers. These decisions are multifaceted and at times can be complex, always requiring oversight and governance.

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Governance and oversight. The Corporate Governance and Policy Committee oversees Verizon’s participation in the political process including political giving, memberships and trade associations and reputational risk. The Committee receives a comprehensive report and briefing on our political activities at least annually. All of Verizon’s political activity is subject to the Company’s Code of Conduct and other corporate policies, and is directly overseen by the Senior Vice President of Public Policy and Government Affairs. The Legal Department reviews all corporate political contributions to ensure consistency with the Company’s policy and strategy and compliance with the law, and senior leaders in the Public Policy and Government Affairs organization approve all PAC contributions. Members of Verizon’s PAC boards evaluate and approve the PAC budget and our giving to candidates to ensure that contributions to each candidate meet the criteria described above.

Transparency. Verizon is committed to transparency regarding our political engagement activities, including political contributions. Twice a year, Verizon publishes our Political Engagement Report, which includes information about our policy priorities, governance and oversight, and all of our corporate political contributions and PAC contributions. Additionally, in accordance with applicable laws, Verizon’s PACs file public reporting with the Federal Election Commission and state and local campaign finance regulators.

We aim to be responsive to feedback from our shareholders on how we can enhance transparency related to our political engagement efforts. By our 2024 mid-year Political Engagement Report, we will revise the information we provide on significant memberships and will disclose an estimate of the amount of Verizon’s payments used for lobbying activities.

Verizon has a strong reputation for transparency and responsible political spending. We have a rigorous process in place to govern and oversee our political contributions, which includes consideration of reputational risk, and we are transparent about those contributions and our policy priorities. Bipartisan political giving is foundational to our strategy and the Board believes that the additional report requested by the proponent will not further shareholder interests.

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Additional information

Additional information about our annual meeting

Our meeting details

Date, time and virtual meeting site

Thursday, May 9, 2024
10:00 AM, Eastern Daylight Time

The meeting will be held virtually via the Internet at meetnow.global/VZ2024, where you will be able to vote electronically and submit questions during the meeting.

How to participate in the virtual annual meeting

Only Verizon shareholders as of the record date, March 11, 2024, may attend the meeting. You will need a control number to gain access to the meeting. The way you obtain this control number depends on how you hold your shares, as described below:

Registered shares. If you are a registered shareholder, your control number can be found on your proxy card, Notice of Internet Availability, or email that you received. You do not need to register to attend the meeting.

Verizon Savings Plan shares. If you hold shares in a current or former Verizon Savings Plan, your control number can be found on the proxy card, Notice of Internet Availability, or email that you received. You do not need to register to attend the meeting. You may attend the virtual meeting and submit questions, but please note that, as described in greater detail on page 80, your vote must be received before the close of business on May 6, 2024, and accordingly, you will not be able to vote your savings plan shares at the meeting.

Street name shares. If you hold your shares through a bank, broker or other institution, you must register via either of the two options below.

•	Registration in advance of the annual meeting. To register in advance, you will need to provide your name, email address and a legal proxy from your bank or broker reflecting your Verizon stock holdings on the record date. Requests for registration should be directed to Computershare either by email to legalproxy@computershare.com (forwarding the email from your broker granting you a legal proxy, or attaching an image of your legal proxy), or by mail to Computershare, Verizon Legal Proxy, P.O. Box 43001, Providence, RI 02940-3001. Computershare must receive your request no later than 5:00 p.m., Eastern Daylight Time, on May 6, 2024. Please include “Legal Proxy” in the subject line of your email or request by mail. You will receive a confirmation email from Computershare of your registration that contains a control number you can use to access the meeting.
•	Registration at the annual meeting. We have arranged for an online registration solution to allow street name shareholders to register at the annual meeting provided that their bank or broker is part of this industry solution. We expect that the vast majority of street name shareholders will be able to fully participate using the control number received with their voting instruction form. Please note, however, that this option is being provided as a convenience to street name shareholders only. There is no guarantee that this option will be available for every type of street name shareholder voting control number, and the inability of a street name shareholder to register at the annual meeting using this option shall in no way impact the validity of the annual meeting. Please contact your bank or broker if you wish to confirm whether they are part of this industry solution. If they are not part of this industry solution, you will not be able to use the control number received from them to register at the annual meeting and will need to register in advance as described above.

Online check-in will start approximately 15 minutes before the meeting begins on May 9, 2024, and we encourage you to log in early to ensure sufficient time to complete the check-in procedures. If you need technical support to access the meeting, please call 1-888-724-2416. Technicians will be available to assist you. Technical support will be available through the conclusion of the meeting.

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We intend to run the virtual meeting in a manner that will offer shareholders comparable rights and opportunities to participate as they would have during an in-person meeting. You will be able to vote your shares electronically during the meeting (except for Verizon Savings Plan shares, as described in greater detail below), and the meeting will include a question and answer session. Questions may be submitted during the meeting through the meeting site, meetnow.global/VZ2024, after logging in with your control number, as described above, and clicking on the Q&A icon. In addition, registered shareholders, Verizon Savings Plan participants and holders of street name shares who have registered with Computershare in advance of the annual meeting as described above may submit questions beginning three days before the meeting date by going to meetnow.global/VZ2024 and clicking on the Q&A icon. Questions and comments relating to company affairs and meeting matters will be addressed during the meeting as time allows. Submissions relating to personal customer service matters will be referred to the appropriate department within the company. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition and allow time for additional question topics.

This proxy statement and the 2023 Annual Report on Form 10-K are available at www.edocumentview.com/vz.

If you are a registered holder, you can also view or download these materials when you vote online at www.envisionreports.com/vz.

Our voting procedures and results

Who may vote?

Shareholders of record as of the close of business on March 11, 2024, the record date, may vote at the meeting. As of March 11, 2024, there were approximately 4.21 billion shares of common stock outstanding and entitled to vote.

How do I vote my shares?

Registered shares. If you hold your shares in your own name, you may vote by proxy in four convenient ways:

Online

Go to www.envisionreports.com/vz and follow the instructions. You will need to enter certain information that is printed on your proxy card or Notice of Internet Availability of Proxy Materials or included in your email notification. You can also use this website to elect to be notified by email that future proxy statements and annual reports are available online instead of receiving printed copies of those materials by mail.

Phone

Call toll-free 1-800-652-VOTE (8683) within the United States, U.S. territories and Canada, and follow the instructions. You will need to provide certain information that is printed on your proxy card or Notice of Internet Availability of Proxy Materials or included in your email notification.

Mail Complete, sign and date your proxy card and return it in the envelope provided.
At the virtual meeting You may vote electronically while attending the virtual meeting, as long as your shares are not held through the Verizon Savings Plan and you follow any applicable instructions.

Verizon savings plan shares.  If you are or were an employee and hold shares in a current or former Verizon savings plan, the proxy that you submit will provide your voting instructions to the plan trustee. You may vote online, by telephone or by returning the proxy card in the envelope provided. You may attend the virtual annual meeting, but you cannot vote your savings plan shares during the meeting. If you do not submit a proxy, the plan trustee will vote your plan shares in the same proportion as the shares for which the trustee receives voting instructions from other participants in that plan. To allow sufficient time for the savings plan trustees to tabulate the vote of the plan shares, your vote must be received before the close of business on May 6, 2024.

Street name shares. If you hold shares through a bank, broker or other institution, you will receive material from that firm explaining how to vote.

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How does voting by proxy work?

The Board is soliciting your proxy. By giving us your proxy, you authorize the proxy committee to vote your shares in accordance with the instructions you provide. You may vote for or against any or all of the Director candidates and any or all of the other proposals. You may also abstain from voting.

Your proxy provides voting instructions for all Verizon shares that are registered in your name on March 11, 2024, and all shares that you hold in a current or former Verizon savings plan or in your Verizon Direct Stock Purchase and Dividend Reinvestment Plan account.

If you return your signed proxy card but do not specify how to vote, the proxy committee will vote your shares in favor of the Director candidates listed on the proxy card, in favor of the advisory vote to approve executive compensation and in favor of the ratification of the independent registered public accounting firm. Unless instructed otherwise, the proxy committee will vote your shares against each of the shareholder proposals. The proxy committee also has the discretionary authority to vote your shares on any other matter that is properly brought before the annual meeting.

Can I change my vote?

Registered shares. If you hold your shares in your own name, you can revoke your proxy before it is exercised by delivering a written notice to the Assistant Corporate Secretary at the address provided under “Contacting us.” You can change your vote by voting again online or by telephone or by returning a later-dated proxy card to Computershare Trust Company, N.A. at the address provided under “Contacting us.” Your changed vote must be received before the polls close at the annual meeting. You can also change your vote by voting electronically during the virtual meeting.

Verizon savings plan shares. If you hold shares in a current or former Verizon savings plan, you can change your voting instructions for those shares by voting again online or by telephone or by returning a later-dated proxy card to Computershare Trust Company, N.A. at the address provided under “Contacting us.” To allow sufficient time for the savings plan trustees to tabulate the vote of the plan shares, your changed vote must be received before the close of business on May 6, 2024.

Street name shares. If you hold your shares through a bank, broker or other institution, you can change your voting instructions for those shares by voting again online or by telephone. Please check with that firm for additional instructions on how to revoke your proxy or change your vote.

What vote is required to elect a Director or approve a proposal?

Directors are elected by a majority of the votes cast in an uncontested election. The affirmative vote of a majority of the votes cast is required to approve each of the other management and shareholder proposals.

In order to officially conduct the meeting, we must have a quorum present. This means that at least a majority of the outstanding shares of Verizon common stock that are eligible to vote must be represented by attending the virtual meeting or by proxy. If a quorum is not present, we will reschedule the annual meeting for a later date.

How are the votes counted?

Each share is entitled to one vote on each Director nominee and on each matter presented at the annual meeting. Shares owned by Verizon, which are called treasury shares, do not count toward the quorum and are not voted.

Abstentions. We do not count abstentions in determining the total number of votes cast on any item, and under applicable law, abstentions are not considered shares voted. We only count abstentions in determining whether a quorum is present. This means that abstentions have no effect on the election of Directors or on the outcome of the vote on any other proposal.

Failures to vote. Failures to vote will have no effect on the election of Directors or on the outcome of the vote on any other proposal.

Broker non-votes. Broker non-votes will have no effect on the election of Directors or on the outcome of the vote on any other proposal.

Is my vote confidential?

It is our policy to maintain the confidentiality of proxy cards, ballots, and voting tabulations that identify individual shareholders, except where disclosure is required by law and in other limited circumstances.

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Where can I find the voting results of the annual meeting?

We will report the voting results on a Current Report on Form 8-K filed with the SEC no later than May 15, 2024. We will also post the voting results on the Corporate Governance section of our website at www.verizon.com/about/investors/corporate-governance promptly after the meeting.

Who tabulates and certifies the vote?

Computershare Trust Company, N.A. will tabulate the vote, and independent inspectors of election will certify the results.

Proxy materials

May I receive my materials electronically?

We encourage shareholders to sign up for electronic delivery of future proxy materials.

•	Registered shareholders may sign up when voting online at www.envisionreports.com/vz.
•	If your shares are held by a bank, broker or other institution, follow the instructions provided by that firm.
•	If you are a registered shareholder and have enrolled in Computershare’s Investor Center, you may sign up by accessing your account at www.computershare.com/verizon and clicking on “Update Profile” and then “Communication Preferences.”

Once you sign up for electronic delivery, you will no longer receive a printed copy of the proxy materials unless you specifically request one. Each year you will receive an email explaining how to access the proxy materials online as well as how to vote your shares online. If you are a registered shareholder, you may suspend electronic delivery of the proxy materials at any time by accessing your account through Computershare’s Investor Center at www.computershare.com/verizon and clicking on “Update Profile” and then “Communication Preferences.” If your shares are held by a bank, broker or other institution, and you wish to suspend electronic delivery, follow the instructions provided by that firm.

There are several shareholders at my address. Why did we receive only one set of proxy materials?

For registered shareholders, we employ a procedure called “householding” that was approved by the SEC. This means that we send only one notice or one proxy statement and 2023 Annual Report on Form 10-K to any registered shareholders sharing the same last name and home address, regardless of how many shareholders reside at that address, unless a shareholder submits a request to Computershare to receive individual copies using one of the methods shown under “Contacting us.”

If you would like to receive individual copies of the proxy materials, we will provide them promptly. Please send your request to Computershare using one of the methods shown under “Contacting us.” Householding does not apply to shareholders who have signed up for electronic delivery of proxy materials.

How can I request a single set of proxy materials for my household?

If you are a registered shareholder and you are receiving more than one set of proxy materials, please contact Computershare by one of the methods shown under “Contacting us” to request a single set. This request will become effective approximately 30 days after receipt and will remain in effect for future mailings unless you or another registered shareholder within your household changes the instruction or provides Computershare with a new mailing address.

If you hold your shares through a broker, bank or other institution, you can contact that firm to request a single set of proxy materials from that firm.

Who is Verizon’s proxy solicitor?

Innisfree M&A Incorporated is helping us distribute proxy materials and solicit votes for a base fee of $30,000, plus reimbursable expenses and customary charges. In addition to solicitations by mail, Verizon employees and the proxy solicitor may solicit proxies in person or by telephone. Verizon will bear the cost of soliciting proxies.

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Proxy summary	Governance	Executive compensation	Audit matters	Stock ownership	Shareholder proposals	Additional information

Shareholder proposals

How do I submit a shareholder proposal to be included in the proxy statement for next year’s annual meeting?

Any shareholder may submit a proposal to be included in the proxy statement for the 2025 Annual Meeting of Shareholders by sending it to the Assistant Corporate Secretary at Verizon Communications Inc., 1095 Avenue of the Americas, New York, New York 10036. We must receive the proposal no later than November 25, 2024. We are not required to include any proposal in our proxy statement that we receive after that date or that does not comply with applicable SEC rules.

How do I nominate a Director to be included in the proxy statement for next year’s annual meeting?

Under the “proxy access” provisions of our bylaws, any shareholder or group of up to 20 shareholders who have maintained continuous qualifying ownership of at least 3% or more of Verizon’s outstanding common stock for at least the previous three years may include a specified number of Director nominees in our 2025 proxy materials. The bylaws require that the shareholder proponents:

•	Notify us in writing between October 26, 2024 and November 25, 2024; and
•	Provide the additional required information and comply with the other requirements contained in our bylaws.

How do I otherwise nominate a Director or bring other business before next year’s annual meeting?

Under our bylaws, a shareholder may nominate an individual to serve as a Director or bring other business before the 2025 Annual Meeting of Shareholders. The bylaws require that the shareholder:

•	Notify us in writing between January 9, 2025, and February 8, 2025;
•	Include his or her name, record address and Verizon share ownership;
•	Update this information as of the record date and after any subsequent change; and
•	Comply with all applicable requirements of Rule 14a-19 under the Securities Exchange Act of 1934.

The notice required for any such nomination must be sent to the Assistant Corporate Secretary at Verizon Communications Inc., 1095 Avenue of the Americas, New York, New York 10036. Shareholders may request a copy of the bylaw requirements by writing to the Assistant Corporate Secretary at that address.

Must a shareholder proponent appear at the virtual annual meeting to present his or her proposal?

A shareholder proponent or the proponent’s qualified representative must attend the virtual meeting to present the proposal. Under our bylaws, in the event a qualified representative of a shareholder proponent will appear at the annual meeting to present the proposal, the shareholder proponent must provide notice of the designation, including the identity of the representative, to the Assistant Corporate Secretary at the address specified under “Contacting us” at least 48 hours prior to the meeting.

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Proxy summary	Governance	Executive compensation	Audit matters	Stock ownership	Shareholder proposals	Additional information

Contacting us

How to contact Verizon

If you need more information about the annual meeting or would like copies of any of the materials posted on the Corporate Governance section of our website, please write to:

Assistant Corporate Secretary
Verizon Communications Inc.
1095 Avenue of the Americas
New York, New York 10036

How to contact our transfer agent

If you are a registered shareholder, please direct all questions concerning your proxy card or voting procedures to our transfer agent, Computershare Trust Company, N.A. You should also contact Computershare if you have questions about your stock account, stock certificates, dividend checks or transferring ownership. Computershare can be reached:

By mail:	By telephone:
Verizon Communications Shareowner Services c/o Computershare P.O. Box 43006 Providence, RI 02940-3006	1-800-631-2355 (U.S.) 1-866-725-6576 (International) 1-800-952-9245 (hearing impaired)

By email:	Online:
verizon@computershare.com	www.computershare.com/verizon

For information about the Direct Stock Purchase and Dividend Reinvestment Plan, as well as direct deposit of your dividend, go to www.verizon.com/about/investors/shareowner-services.

Other business

Verizon is not aware of any other matters that will be presented at the annual meeting. If other matters are properly introduced, the proxy committee will vote the shares it represents in accordance with its judgment.

By Order of the Board of Directors,

William L. Horton, Jr.
Senior Vice President,
Deputy General Counsel and
Corporate Secretary

March 25, 2024

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Appendix A

Nasdaq board diversity disclosure

The following table is presented in accordance with the requirements of, and in the format prescribed by, Nasdaq Rule 5606.*

Board diversity matrix (as of March 25, 2024)

Total number of Directors: 12
	Female	Male	Non-binary	Did not disclose gender
Part I: Gender identity
Directors	4	8	–	–
Part II: Demographic background
African American or Black	1	2	–	–
Alaskan Native or Native American	–	–	–	–
Asian	–	1	–	–
Hispanic or Latinx	1	–	–	–
Native Hawaiian or Pacific Islander	–	–	–	–
White	3	5	–	–
Two or more races or ethnicities	1	–	–	–
LGBTQ+	–
Did not disclose demographic background	–

*	Consistent with the instructions to the Nasdaq board diversity disclosure, a Director who self-identifies as more than one race or ethnicity is identified in each individual category in which he or she self-identifies, as well as in the “Two or more races or ethnicities” category.

A-1

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Appendix B

Reconciliation of non-GAAP measures

The following tables reconcile our adjusted operating income for Short-Term Incentive Plan, free cash flow and adjusted earnings per share for Long-Term Incentive Plan and adjusted earnings per share for Pay versus Performance, presented on pages 30, 34-35, 54 and 57 to the most comparable metrics under U.S. generally accepted accounting principles (GAAP).

Operating income reconciliation for Short-Term Incentive Plan

(dollars in billions)
Year ended December 31,	2023
Reported operating income	$ 22.9
Amortization of acquisition-related intangible assets	0.9
Severance	0.5
Verizon Business Group goodwill impairment	5.8
Asset rationalization	0.5
Non-strategic business shutdown	0.2
Business transformation costs	0.2
Legal settlement	0.1
Adjusted operating income*	$ 31.1
Adjusted operating income for Short-Term Incentive Plan*	$ 31.1
*	May not add due to rounding.

Free cash flow reconciliation for Long-Term Incentive Plan

	(dollars in billions)
Years ended December 31,	2021	2022	2023
Net cash provided by operating activities	$39.5	$37.1	$37.5
Capital expenditures (including capitalized software)	(20.3)	(23.1)	(18.8)
Free cash flow*	$19.3	$14.1	$18.7
C-Band related adjustments:
Cash interest payment	0.4	0.8	0.8
Capitalized interest costs	(1.3)	(1.5)	(1.0)
Cash taxes	(0.7)	(1.4)	(0.1)
Capital expenditures	(0.1)	2.3	(1.5)
Adjusted free cash flow for Long-Term Incentive Plan*	$17.5	$14.3	$16.9
Cumulative adjusted free cash flow for Long-Term Incentive Plan			$48.7
*	May not add due to rounding.
Note: cumulative adjusted free cash flow represents the sum of the three years presented.

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Earnings per share reconciliation for Long-Term Incentive Plan

	(per share amounts)
Years ended December 31,	2021	2022	2023
Reported earnings per share	$5.32	$5.06	$2.75
Loss on spectrum licenses	0.04	–	–
Early debt redemption costs	0.63	0.22	–
Severance, pension and benefits (credits) charges	(0.39)	(0.25)	0.27
Net gain from dispositions of asset and business	(0.20)	–	–
Verizon Business Group goodwill impairment	–	–	1.37
Asset rationalization	–	–	0.09
Non-strategic business shutdown	–	–	0.02
Business transformation costs	–	–	0.03
Legal settlement	–	–	0.02
Adjusted earnings per share before amortization of intangible assets*	$5.39	$5.03	$4.56
Amortization of acquisition-related intangible assets	0.11	0.15	0.15
Adjusted earnings per share*	$5.50	$5.18	$4.71
Amortization of acquisition-related intangible assets	$(0.11)	$(0.15)	$(0.15)
Strategic acquisitions and divestitures	$(0.09)	$0.06	$(0.04
C-Band related adjustments:
Tower agreement	0.03	0.02	0.01
Depreciation and amortization expense	–	0.01	0.01
Interest expense	0.12	0.15	0.16
Capitalized interest costs	(0.24)	(0.26)	(0.19)
Adjusted earnings per share for Long-Term Incentive Plan*	$5.21	$5.01	$4.51
Cumulative adjusted earnings per share for Long-Term Incentive Plan			$14.73
*	May not add due to rounding.
Note: cumulative adjusted earnings per share represents the sum of the three years presented.

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Earnings per share reconciliation for Pay versus Performance

	(per share amounts)
Years ended December 31,	2020	2021	2022	2023
Reported earnings per share	$4.30	$5.32	$5.06	$2.75
Amortization of acquisition-related intangible assets	0.20	0.11	0.15	0.15
Loss on spectrum licenses	0.22	0.04	–	–
Net early debt redemption costs	0.02	0.63	0.22	–
Severance, pension and benefits (credits) charges	0.33	(0.39)	(0.25)	0.27
Net (gain) loss from dispositions of assets and businesses	0.03	(0.20)	–	–
Verizon Business Group goodwill impairment	–	–	–	1.37
Asset rationalization	–	–	–	0.09
Non-strategic business shutdown	–	–	–	0.02
Business transformation costs	–	–	–	0.03
Legal settlement	–	–	–	0.02
Adjusted earnings per share*	$5.10	$5.50	$5.18	$4.71
*	May not add due to rounding.

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Verizon Communications Inc.
1095 Avenue of the Americas
New York, NY 10036
212.395.1000

PRINTED WITH SOY INK

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Paper from responsible sources
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© 2024. Verizon. All Rights Reserved.

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verizon

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Your vote matters – here’s how to vote!
You may vote online or by phone instead of mailing this card.
Online Go to www.envisionreports.com/vz or scan the QR code — login details are located in the shaded bar below.

Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/vz.

Annual Meeting Proxy Card
IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	The Board of Directors recommends a vote FOR all the nominees listed, and FOR Proposals 2 and 3.
1.	Election of Directors:
		For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
	01 - Shellye Archambeau	☐	☐	☐	02 - Roxanne Austin	☐	☐	☐	03 - Mark Bertolini	☐	☐	☐

	04 - Vittorio Colao	☐	☐	☐	05 - Laxman Narasimhan	☐	☐	☐	06 - Clarence Otis, Jr.	☐	☐	☐

	07 - Daniel Schulman	☐	☐	☐	08 - Rodney Slater	☐	☐	☐	09 - Carol Tomé	☐	☐	☐

	10 - Hans Vestberg	☐	☐	☐

		For	Against	Abstain		For	Against	Abstain
2.	Advisory vote to approve executive compensation	☐	☐	☐	3. Ratification of appointment of independent registered public accounting firm	☐	☐	☐

B	The Board of Directors recommends a vote AGAINST Proposals 4 - 10:

		For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
4.	Prohibit political contributions study	☐	☐	☐	5. Lobbying activities report	☐	☐	☐	6. Amend clawback policy	☐	☐	☐

7.	Independent Board chair	☐	☐	☐	8. Civil liberties in digital services	☐	☐	☐	9. Lead-sheathed cable report	☐	☐	☐

10.	Political expenditures misalignment	☐	☐	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Verizon Communications Inc.
2024 Annual Meeting of Shareholders

May 9, 2024, 10:00 a.m. Eastern Daylight Time
virtually via the Internet at meetnow.global/VZ2024

To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.

Small steps make an impact. Help the environment by consenting to receive electronic delivery. Sign up at www.envisionreports.com/vz.

IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy Solicited by the Board of Directors of Verizon Communications Inc. for the Annual Meeting of Shareholders, Thursday, May 9, 2024, 10:00 a.m. Eastern Daylight Time

Your signature on the reverse side of this card appoints Hans E. Vestberg and William L. Horton, Jr. as proxies, each with the powers you would have if you were personally present at the Annual Meeting of Shareholders of Verizon Communications Inc. to be held at 10:00 a.m. Eastern Daylight Time on May 9, 2024 at meetnow.global/VZ2024. This includes full power of substitution to vote all the shares of Verizon common stock that you hold of record and are entitled to vote upon all subjects that may properly come before the meeting, including the matters described in the Proxy Statement, subject to any directions indicated on the reverse side of this card (with discretionary authority under Proposal 1 to vote for a substitute nominee if any nominee is unable to serve or for good cause will not serve). If you do not indicate how your shares are to be voted, at the meeting or any adjournment or postponement of the meeting, the proxy will vote for the election of the nominees for Director listed on the reverse side of this card; and in accordance with the Directors’ recommendations on the other matters listed on the reverse side of this card; and at the proxy’s discretion on any other matter that may properly come before the meeting or any adjournment or postponement of the meeting.

This card also provides your instructions for voting any shares that you may hold in the Direct Stock Purchase and Dividend Reinvestment Plan. Also, if you own shares in any current or former Verizon savings plan in the same name as shown on this card, this card provides instructions to the savings plan trustee for voting those shares. To allow sufficient time for the savings plan trustee to tabulate the vote of the savings plan shares, you must vote by telephone or online or return this card in the enclosed envelope so that your vote is received by May 6, 2024.

If you do not properly sign and return this card, vote by telephone or online or while attending the virtual meeting, your shares cannot be voted. Unless the savings plan trustee receives your voting instructions by May 6, 2024 your shares in any of the current or former Verizon savings plans will be voted as described in the Proxy Statement.

If you are voting by mail, please sign and return this card in the enclosed envelope. Please sign exactly as the name(s) appears on this card. If stock is held jointly, each holder should sign. If you are signing as an attorney, trustee, executor, administrator, custodian, guardian or corporate officer, please give your full title. If you vote by telephone or online, please do not mail your card.

Your email address can help save the environment. Vote online and register for electronic communications today.